The information in this preliminary prospectus supplement and the prospectus to which it relates is not complete and may be changed. This preliminary prospectus supplement and the prospectus to which it relates do not constitute an offer to sell these securities and do not solicit an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-76880
Subject to Completion. Dated June 17, 2005.
Prospectus Supplement to Prospectus dated September 23, 2004.
$650,000,000
Calpine Corporation
              % Contingent Convertible Notes Due June 1, 2015

       The notes are convertible, at your option, prior to the maturity date into cash and shares of our common stock in the following circumstances:

•	at any time following May 31, 2014;

•	during any calendar quarter commencing after the issuance of the notes, if the closing sale price of our common stock over a specified number of trading days during the previous calendar quarter is more than 120% of the Conversion Price of the notes in effect on the last trading day of the previous calendar quarter;

•	during the five trading day period after any five consecutive trading day period in which the average trading price of $1,000 principal amount of the notes for each day of such five-day period was less than 95% of the product of the closing sale price of our common stock on that day multiplied by the Conversion Rate described below; or

•	upon the occurrence of specified corporate transactions, as discussed under “Description of the Notes — Conversion Rights — Conversion upon Specified Corporation Transactions.”
       Holders may convert any outstanding notes into cash and shares of our common stock at an initial Conversion Price per share of $        , which represents an initial Conversion Rate of          shares of common stock per $1,000 principal amount of notes. Subject to certain exceptions described under “Description of the Notes,” at the time notes are tendered for conversion, the value (the “Conversion Value”) of the cash and shares of our common stock, if any, to be received by the tendering holders will be determined by multiplying the Conversion Rate by the Five Day Average Closing Stock Price, which equals the average of the five consecutive trading day closing stock prices including and immediately following the second trading day following the day the notes are submitted for conversion. We will deliver the Conversion Value to holders as follows: (1) an amount in cash (the “Principal Return”) equal to the lesser of (a) the Conversion Value and (b) the principal amount of the notes to be converted and (2) if the Conversion Value is greater than the Principal Return, an amount in shares (the “Net Shares”), determined as set forth below, equal to the difference between the Conversion Value and the Principal Return (the “Net Share Amount”). We will pay the Principal Return and deliver the Net Shares as promptly as practicable after determination of the Conversion Value. The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Five Day Average Closing Stock Price. If you convert your notes prior to maturity, we may choose, under certain circumstances (including if delivery of the Principal Return were prohibited under our other outstanding indentures), to redeem your notes rather than convert them for a redemption price equal to the Principal Return, to be paid in cash, and a number of shares equal to the Net Shares, calculated as described above. See “Risk Factors” and “Description of the Notes.”
       The notes will bear interest at a rate of         % per annum on $1,000 per note, payable semiannually on June 1 and December 1 of each year, beginning on December 1, 2005. The notes will mature on June 1, 2015. Upon a Change of Control, as defined in the indenture governing the notes, holders may require us to repurchase all of their notes for a repurchase price in cash equal to the principal amount of the notes plus accrued and unpaid cash interest up to but not including the date of repurchase.
       The notes will be unsecured and subordinate and junior in right of payment to all of our Senior Debt (as defined). At March 31, 2005, on an as adjusted basis as set forth under “Capitalization,” we would have had approximately $5.3 billion in debt that would expressly rank senior to the notes (approximately $4.5 billion of which would have been secured). In addition, we would have had approximately $12.8 billion of debt and liabilities of our subsidiaries to which the notes would be effectively subordinated. See “Description of the Notes — Subordination.”
       We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes in any automated quotation system. Our common stock trades on the New York Stock Exchange under the symbol “CPN.” The last reported sale price for our common stock on June 17, 2005 was $3.10.
       See “Risk Factors” beginning on page S-23 to read about important factors you should consider before buying any notes.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Initial public offering price	%	$
Underwriting discount	%	$
Proceeds, before expenses, to Calpine Corporation	%	$
       The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from June     , 2005 and must be paid by the purchasers if the notes are delivered after June     , 2005.

       The underwriter expects to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on June     , 2005.
Goldman, Sachs & Co.

Prospectus Supplement dated                     , 2005.

EXPLANATORY STATEMENT
      We are offering hereby $650.0 million aggregate principal amount of the notes. For purposes of presentation of the information showing the impact of the offering as set forth under the heading “Capitalization,” and in the summary balance sheet data set forth under the heading “Summary of Consolidated Financial Data and Other Data,” we have assumed the aggregate principal amount of the notes offered will be $700.0 million. Accordingly, information in this prospectus supplement that is stated to be on an as adjusted basis as set forth under either heading will have been adjusted on the basis of an estimated offering of $700.0 million of the notes. The amount of our indebtedness that, as of March 31, 2005, on an as adjusted basis as set forth under such headings, would be expressly or effectively senior to the notes is unaffected by the size of the offering, however, the size of the offering will affect, among other things, our total consolidated debt as so adjusted as of such date.
ABOUT THIS PROSPECTUS SUPPLEMENT
       This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the notes being offered by us. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.
       If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
       Unless we have indicated otherwise, references in this prospectus supplement or the accompanying prospectus to “Calpine,” “the Company,” “we,” “us” and “our” or similar terms are to Calpine Corporation and its consolidated subsidiaries, excluding Calpine Capital Trust V, Calpine Capital Trust IV, Calpine Capital Trust III, Calpine Capital Trust II and Calpine Capital Trust. Unless we have indicated otherwise, references hereafter in this prospectus supplement or the accompanying prospectus to “$” or “dollar” are to the lawful currency of the United States.
FORWARD-LOOKING STATEMENTS
       Some of the statements contained or incorporated by reference in this prospectus supplement and the prospectus to which it relates are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding our or our management’s intents, beliefs or current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Any forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.
       Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the following:

•	the timing and extent of deregulation of energy markets and the rules and regulations adopted with respect thereto;

•	the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity and the impact of related derivatives transactions;

•	unscheduled outages of operating plants;

i

•	unseasonable weather patterns that reduce demand for power;

•	economic slowdowns that can adversely affect consumption of power by businesses and consumers;

•	various development and construction risks that may delay or prevent commercial operations of new plants, such as failure to obtain the necessary permits to operate, failure of third-party contractors to perform their contractual obligations or failure to obtain project financing on acceptable terms;

•	uncertainties associated with cost estimates, that actual costs may be higher than estimated;

•	development of lower-cost power plants or of a lower-cost means of operating a fleet of power plants by our competitors;

•	risks associated with marketing and selling power from power plants in the evolving energy market;

•	factors that impact exploitation of oil or gas resources, such as the geology of a resource, the total amount and costs to develop recoverable reserves, and legal title, regulatory, gas administration, marketing and operational factors relating to the extraction of natural gas;

•	uncertainties associated with estimates of oil and gas reserves;

•	the effects on our business resulting from reduced liquidity in the trading and power industry;

•	our ability to access the capital markets on attractive terms or at all;

•	our ability to successfully implement our various strategic initiatives to increase liquidity and reduce debt;

•	uncertainties associated with estimates of sources and uses of cash, that actual sources may be lower and actual uses may be higher than estimated;

•	the direct or indirect effects on our business of a lowering of our credit rating (or actions we may take in response to changing credit rating criteria), including increased collateral requirements, refusal by our current or potential counterparties to enter into transactions with us and our inability to obtain credit or capital in desired amounts or on favorable terms;

•	present and possible future claims, litigation and enforcement actions;

•	effects of the application of regulations, including changes in regulations or the interpretation thereof;

•	other risks identified in this prospectus supplement and the prospectus to which it relates; and

•	other risks identified from time to time in our reports and registration statements filed with the Securities and Exchange Commission, or SEC, including the risk factors and other risks identified in our Annual Report on Form 10-K for the year ended December 31, 2004, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which are incorporated by reference in this prospectus supplement.
       Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

ii

SUMMARY
       This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the prospectus to which it relates. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should carefully read the entire prospectus supplement and the prospectus to which it relates and the information incorporated by reference herein and therein, including the risk factors and the financial statements and the related notes thereto.
Our Business
       We are an integrated power company with a comprehensive and growing power services business. Based in San Jose, California, we were established as a corporation in 1984 and operate through a variety of divisions, subsidiaries and affiliates. We own and operate power generation facilities and sell electricity, predominantly in the United States but also in Canada. We also own one power generation facility in the United Kingdom but recently entered into an agreement to sell the facility. See “— Recent Developments — Sale of Saltend Energy Centre.” We focus on two efficient and clean types of power generation technologies: natural gas-fired combustion turbine and geothermal. We lease and operate a significant fleet of geothermal power plants at The Geysers in California, and have a net operating portfolio of 95 clean burning natural gas and geothermal power plants capable of producing 27,799 megawatts (“MW”) and an additional 10 plants in construction. We recently announced that we are contemplating the sale of up to eight plants, and in connection therewith, have entered into non-binding asset sale agreements with respect to four of our plants. See “— Recent Developments — Potential Sales of Certain Gas-Fired Power Plants.” We offer to third parties energy procurement, liquidation and risk management services through Calpine Energy Services, L.P. (“CES”), and offer combustion turbine component parts and repair and maintenance services world-wide through Calpine Turbine Services, which includes Power Systems Mfg., LLC (“PSM”), located in Jupiter, Florida, and Netherlands-based Thomassen Turbine Systems B.V. We also offer engineering, procurement, construction management, commissioning and operations and maintenance (“O&M”) services through Calpine Power Services, Inc.
       Our integrated operating capabilities have given us a proven track record in the development and construction of new power facilities. Our Calpine Construct organization consists of an experienced team of construction management professionals who ensure that our projects are built using our standard design specifications reflecting our exacting operational standards. We have established relationships with leading equipment manufacturers for gas turbine generators, steam turbine generators, heat recovery steam generators and other key equipment. While future projects will be developed only when we have attractive power contracts in place, we will continue to leverage these capabilities and relationships to ensure that our power plants are completed on time and are the best built and lowest cost energy facilities possible.
       We have a sophisticated O&M organization based in Folsom, California, which staffs and oversees the commissioning and operations of our power plants. With the objective of enhancing the performance of our modern portfolio of gas-fired power plants and lowering our replacement parts and maintenance costs, we capitalize on PSM’s capabilities to design and manufacture high performance combustion system and turbine blade parts. PSM manufactures new vanes, blades, combustors and other replacement parts for our plants and for those owned and operated by third parties as well. It offers a wide range of Low Emissions Combustion systems and advanced airfoils designed to be compatible for retrofitting or replacing existing combustion systems or components operating in General Electric and Siemens Westinghouse turbines.
       We also have in place an experienced gas production and management team which gives us a broad range of fuel sourcing options and, as of December 31, 2004, we owned approximately 389 billion cubic feet equivalent of net proved natural gas reserves and 499 net wells located primarily in the Sacramento Basin of California and Gulf Coast regions of the United States. For the four months ended April, 30 2005, our natural gas assets produced, net to Calpine’s interest, an average of approximately 90 million cubic feet equivalent of natural gas per day. We recently commenced a process with potential buyers to sell our oil and natural gas assets. See “— Recent Developments — Potential Sale of Certain Oil and Natural Gas Assets.”
       CES provides us with the trading and risk management services needed to schedule power sales and to ensure fuel is delivered to our power plants on time to meet delivery requirements and to manage and optimize the value of our physical power generation and gas production assets. CES currently manages approximately 3% of the U.S. gas and power demand. Our marketing and sales organization complements CES’s activities and is organized not only to serve our traditional load serving client base of local utilities, municipalities and cooperatives but also to meet the needs of our growing list of wholesale and large retail customers. As a general goal, we seek to have 65% of our available capacity sold under long-term contracts or hedged by our risk management group. As of May 2005, we had 58% of our available capacity sold or hedged for 2005. In addition, we recently announced that we are in discussions with a leading financial institution to form a partnership that we anticipate would lower our collateral requirements and establish a significant third party customer business. See “— Recent Developments — Strategic Initiative to Accelerate Debt Reduction and Increase Cash Flow.”
       Additionally, we continue to strengthen our system operations management and information technology capabilities to enhance the economic performance of our portfolio of assets in our major markets and to provide load-following and ancillary services to our customers. These operational optimization systems, combined with our sales, marketing and risk management capabilities, enable us to add value to traditional commodity products.
The Market for Electricity
       The electric power industry represents one of the largest industries in the United States and impacts nearly every aspect of our economy, with an estimated end-user market of nearly $268 billion of electricity sales in 2004 based on information published by the Energy Information Administration of the Department of Energy (“EIA”). Historically, the power generation industry has been largely characterized by electric utility monopolies producing electricity from old, inefficient, polluting, high-cost generating facilities selling to a captive customer base. However, industry trends and regulatory initiatives have transformed some markets into more competitive grounds where load-serving entities and end-users may purchase electricity from a variety of suppliers, including independent power producers (“IPPs”), power marketers, regulated public utilities and others. For the past decade, the power industry has been deregulated at the wholesale level allowing generators to sell directly to the load serving entities such as public utilities, municipalities and electric cooperatives. Although industry trends and regulatory initiatives aimed at further deregulation have slowed, the power industry continues to transform into a more competitive market.
       The North American Electric Reliability Council estimates that in the United States, peak summer electric demand in 2004 totaled approximately 729,000 MW, while summer generating capacity in 2004 totaled approximately 872,000 MW, creating a peak summer reserve margin of 143,000 MW, or 19.6%, which compares to an estimated peak summer reserve margin of 144,000 MW, or 20.3% in 2003. Historically, utility reserve margins have been targeted to be at least 15% above peak demand to provide for load forecasting errors, scheduled and unscheduled plant outages and local area grid protection. The United States market consists of regional electric markets not all of which are effectively interconnected, so reserve margins vary from region to region.

       Even though most new power plants are fueled by natural gas, the majority of power generated in the U.S. is still produced by coal and nuclear power plants. The EIA has estimated that approximately 50% of the electricity generated in the U.S. is fueled by coal, 20% by nuclear sources, 18% by natural gas, 7% by hydro, and 5% from fuel oil and other sources. As regulations continue to evolve, many of the current coal plants will likely be faced with having to install a significant amount of costly emission control devices. This activity could cause some of the oldest and dirtiest coal plants to be retired, thereby allowing a greater proportion of power to be produced by cleaner natural gas-fired generation.
       Due primarily to the completion of gas-fired combustion turbine projects, we have seen power supplies increase and higher reserve margins in the last several years accompanied by a decrease in liquidity in the energy trading markets.
       According to Edison Electric Institute published data, the growth rate of overall consumption of electricity in 2004 compared to 2003 was estimated to be 1.9%. The estimated growth rates in our major markets were as follows: South Central (primarily Texas) 3.9%, Pacific Southwest (primarily California) 3.3%, and Southeast 2.5%. The growth rate in supply has been diminishing with many developers canceling or delaying completion of their projects as a result of current market conditions. The supply and demand balance in the natural gas industry continues to be strained with gas prices averaging $6.13 per million British thermal unit (“MMBtu”) in 2005 through February, compared to averages of approximately $5.72 and $6.20 per MMBtu in the same periods in 2004 and 2003, respectively. In addition, capital market participants are slowly making progress in restructuring their portfolios, thereby stabilizing financial pressures on the industry. Overall, we expect the market to continue these trends and work through the current oversupply of power in several regions within the next few years. As the supply-demand picture improves, we expect to see spark spreads (the difference between the cost of fuel and electricity revenues) improve and capital markets regain their interest in helping to repower America with clean, highly efficient energy technologies.
Our Strategy
       Our vision is to become North America’s most efficient, cost competitive and environmentally friendly power company with a comprehensive and profitable service business. We believe that with our efficient fleet of power generation facilities and economies of scale, we are positioned to operate profitably and with reasonable volatility as the supply and demand picture improves and we increase the proportion of contractual sales. In achieving our corporate strategic objectives, the number one priority for our company is maintaining the highest level of integrity in all of our endeavors.
       Our timeline to achieve our strategic objectives is partially a function of improvement in market fundamentals. When necessary, we will slow or delay our growth activities in order to ensure that our financial health is secure and our investment opportunities meet our long-term rate of return requirements.
Near-Term Objectives
       Our ability to adapt as needed to market dynamics has led us to develop a set of near-term strategic objectives that will guide our activities as market fundamentals improve. These include:

•	Continue to focus on our liquidity position as our second highest priority after integrity;

•	Continue to improve our balance sheet through the extinguishment or repurchase of debt;

•	Complete our current construction program and start construction of new projects in strategic locations only when power contracts and financing are available and attractive returns are expected;

•	Put excess gas turbines to work in new projects, subject to the conditions stipulated above, or sell them;

•	Continue to lower operating and overhead costs per megawatt hour (“MWh”) produced and improve operating performance with an increasingly efficient power plant fleet;

•	Utilize our marketing and sales capabilities to selectively increase our power contract portfolio; and

•	Grow our services businesses to complement our integrated power operations.
Longer-Term Objectives
       We plan, through our strategy to (1) achieve the lowest-cost position in the industry by applying our fully integrated areas of expertise to the cost-effective development, construction, financing, fueling and operation of the most modern and efficient power generation facilities and by achieving economies of scale in general, administrative and other support costs, and (2) enhance the value of the power we generate in the marketplace by (a) operating our plants as a system, (b) selling directly to load-serving entities and, to the extent allowable, to industrial customers, in each of the markets in which we participate, (c) offering load-following and other ancillary services to our customers, and (d) providing effective marketing, risk management and asset optimization activities through our CES and marketing and sales organizations.
       Our “system approach” refers to our ability to cluster our standardized, highly efficient power generation assets within a given energy market and to sell the energy from that system of power plants, rather than using “unit specific” marketing contracts. The clustering of standardized power generation assets allows for significant economies of scale to be achieved. Specifically, construction costs, supply chain activities such as inventory and warehousing costs, labor, and fuel procurement costs can all be reduced with this approach. The choice to focus on highly efficient and clean technologies reduces our fuel consumption, a major expense when operating power plants. Furthermore, our lower-than-market heat rate (high efficiency advantage) provides us a competitive advantage in times of rising fuel prices, and our systems approach to fuel purchases reduces imbalance charges when a plant is forced out of service. Finally, utilizing our system approach in a sales contract allows us to provide power to a customer from whichever plant in the system is most economical at a given period of time. In addition, the operation of plants can be coordinated when increasing or decreasing power output throughout the day to enhance overall system efficiency, thereby enhancing the heat rate advantage already enjoyed by the plants. In total, this approach lays a foundation for a sustainable competitive cost advantage in operating our plants.
       The integration of hedging, optimization and marketing activities achieves additional cost reductions while simultaneously enhancing revenues. Our fleet of natural gas burning power plants requires a large amount of gas to operate. Our CES risk management organization provides procurement and price risk management activities associated with our gas supply using a portfolio of physical gas supply contracts and both financial exchange traded and over the counter products.
      Recent trends confirm that both buyers and sellers of power and gas benefit from signing long-term power contracts. By signing long-term power contracts with fixed or heat-rate based pricing (a component of which is the gas index), we are able to reduce our exposure to the severe volatility often seen with power and gas prices. The trend towards signing long-term contracts is creating opportunities for companies, such as ours, that own power plants to negotiate directly with buyers (end users and load-serving entities) that need power.
       Our marketing and sales organization is dedicated to serving wholesale and industrial customers with reliable, cost-effective electricity and a full range of services. The organization offers customers: (1) wholesale bulk energy; (2) firm supply energy; (3) fully dispatchable energy; (4) full service requirements energy; (5) renewable energy; (6) energy scheduling services; (7) engineering, construction, O&M services; and (8) turbine parts and long-term maintenance agreements. Our physical, financial and intellectual assets and our generating facilities, pooled into unique energy centers in key markets, enable us to create customizable energy solutions for our customers, delivering power when, where and in the capacity our customers need. Our power marketing experience gives us the know-how to structure innovative deals that meet our customers’ particular requirements. For example, we work with our customers to tailor energy contracts to help them offset pricing risk and other variables. We have developed our “Virtual Power Plant” product which provides customers with an energy resource that is reliable and flexible. It gives customers all of the advantages of owning and operating their own plants without many of the risks, by gaining access to a portfolio of highly efficient generation assets and by implementing our IT solutions to allow power to be dispatched as needed. As of June 2, 2005, our marketing and sales team is pursuing 20,688 MW of active opportunities with 142 customers across the United States and Canada. This customer base includes municipalities, cooperatives, investor owned utilities, industrial customers and commercial customers.
       The ultimate objective of our financing strategy is to achieve and maintain an investment grade credit and bond rating from the major rating agencies. In order to achieve this objective we have reduced capital expenditures and are continuing to seek ways to reduce our debt and improve our liquidity. We intend to employ various approaches for extending or refinancing existing credit facilities and for financing new plants, with a goal of retaining maximum system operating flexibility. The availability of capital at attractive terms consistent with achieving our liquidity goals will be a key requirement to enable us to develop and construct new plants. We have adjusted to recent market conditions by taking near-term actions focused on liquidity. We have been successful throughout the last few years at selling certain less strategically important assets, monetizing several contracts, buying back our debt, issuing convertible and non-convertible senior notes, and raising non-recourse project financing.
       For more information about our near-term and longer-term objectives, and the challenges facing us in achieving those objectives, see “Risk Factors” below, and see our Annual Report on Form 10-K for the year ended December 31, 2004, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which are incorporated by reference herein.
Recent Developments
       In addition to the recent developments described below, please see the recent developments described in our Annual Report on Form 10-K for the year ended December 31, 2004, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which are incorporated by reference in this prospectus supplement.
       Credit Rating Actions. On May 9, 2005, Standard & Poor’s lowered its corporate credit rating on Calpine Corporation to single B- from single B and maintained its negative outlook. In addition, the ratings on Calpine’s debt and the ratings on the debt of its subsidiaries were also lowered by one notch, with a few exceptions.
       On May 12, 2005, Moody’s Investor Service lowered its senior implied issuer rating on Calpine Corporation to B3 from B2 and maintained its negative outlook. In addition, Moody’s ratings on our debt and the debt of our subsidiaries were also lowered by either one or two notches, with a few exceptions.
       On May 25, 2005, following the announcement of our strategic initiative described below under “ — Strategic Initiative to Accelerate Debt Reduction and Increase Cash Flow,” Fitch Ratings placed our credit ratings on “rating watch evolving,” which means that Fitch may lower, maintain or raise its credit ratings of our debt securities in the near-term.

       Such downgrades, and any further downgrades, could increase the cost of future borrowings and other costs of doing business. See “Risk Factors — Capital Resources; Liquidity — Our credit ratings have been downgraded and could be downgraded further.”
       Strategic Initiative to Accelerate Debt Reduction and Increase Cash Flow. On May 25, 2005, we announced a strategic initiative aimed at enhancing our financial strength by:

•	Optimizing our power plant portfolio by selling certain power and natural gas assets to reduce debt, lower annual interest cost and increase cash flow. In addition to previously announced potential asset sales (including the sale of Saltend Energy Centre and the potential sale of certain oil and natural gas assets described below), we announced that we are targeting the sale of up to eight plants (including the four plants described below), however there can be no assurance that we will be successful in selling all or any of such additional plants.

•	Decreasing operating and maintenance costs and lowering fuel costs to improve the operating performance of our power plants, which would boost operating cash flow and liquidity. In addition, we are considering temporarily shutting down power plants with negative cash flow until market conditions warrant start-up to further reduce costs and more effectively focus our financial and sales resources.

•	Enhancing our credit. We announced that we are in discussions with a leading financial institution to form a partnership that we anticipate would lower our collateral requirements and establish a significant third party customer business.

•	Reducing total debt by more than $3 billion, or 16%, by the end of 2005, which we estimate would result in $275 million of annual interest savings, through such asset sales, credit enhancement, and fuel and operating cost reductions.
       There can be no assurance, however, that we will be successful in achieving all or any of such asset sales, credit enhancements and cost reductions to the extent anticipated, or at all. If we do not, then we may not be able to reduce our debt to the extent planned.
       Potential Sale of Certain Oil and Natural Gas Assets. On May 17, 2005, we announced that we are evaluating strategic alternatives for our natural gas assets, including the potential sale of all or a portion of such assets. On June 9, 2005, in connection with the tender offer for our 9 5/8% First Priority Senior Secured Notes due 2014, we announced that we commenced a process with potential buyers to sell our oil and natural gas assets but have not entered into definitive documentation related to any such sale. There can be no assurance that we will be able to consummate any such sale on terms acceptable to us or at all, or that we will not make a determination to abandon the sale process. Our oil and natural gas assets include land interests consisting of 386,674 net developed and undeveloped acres located primarily in the Sacramento Basin of California, south Texas and the Gulf of Mexico, with additional significant activity in Colorado, New Mexico and Utah. As of December 31, 2004, we owned approximately 389 billion cubic feet equivalent of net proved natural gas reserves and 499 net wells. For the four months ended April 30, 2005, we produced, net to Calpine’s interest, an average of approximately 90 million cubic feet equivalent of natural gas per day. These assets had a book value of approximately $604.8 million at December 31, 2004, and contributed $57.6 million in third party revenues in 2004. For more information concerning our oil and natural gas assets, see our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference herein, including Item 2. “Properties” and Note 26 of the Notes to Consolidated Financial Statements included therein. Net proceeds from any sale of the oil and natural gas assets will be used in accordance with our existing bond indentures. See “ — Tender Offer for First Priority Notes” below.
       Sale of Saltend Energy Centre. On May 28, 2005, we entered into a Share Sale and Purchase Agreement for the sale of our 1,200 megawatt Saltend Energy Centre cogeneration plant located in Hull, England, to Normantrail (UK CO 3) Limited, a partnership between International Power plc and Mitsui & Co., Ltd, for a total purchase price of £490 million, or approximately US$906 million, plus adjustments for working capital expected to be approximately US$19 million. The expected closing date for the sale is July 26, 2005, subject to the receipt of regulatory approvals and the satisfaction of other conditions of closing. We plan to use the net proceeds from the sale to redeem the existing $360.0 million of Two-Year Redeemable Preferred Shares and $260.0 million of Redeemable Preferred Shares Due July 30, 2005. The remaining net proceeds will be used as permitted by our existing bond indentures.
       Tender Offer for First Priority Notes. On June 9, 2005, we commenced a tender offer for any and all of our $785 million aggregate principal amount of 9 5/8% First Priority Senior Secured Notes due 2014, or the First Priority Notes, as are validly tendered and not withdrawn, at a price of $1,000 per $1,000 principal amount of First Priority Notes, plus accrued and unpaid interest up to, and including, the purchase date for the tender offer. The expiration date will be July 8, 2005, unless extended or earlier terminated. As described above under “ — Potential Sale of Certain Oil and Gas Assets,” we recently commenced a process with potential buyers to sell our oil and natural gas assets. If that sale is consummated, it will qualify as an “Asset Sale” under the indenture governing the First Priority Notes and would require us to make an offer to purchase the First Priority Notes with the net proceeds of the sale not applied in accordance with the other permitted uses under the First Priority Notes indenture. The tender offer for our First Priority Notes is being made in order to comply with our obligations under the First Priority Notes indenture and to reduce our indebtedness by applying the proceeds of the potential sale of our United States oil and natural gas assets to the purchase of the First Priority Notes. We currently anticipate using any net proceeds arising from such potential oil and natural gas asset sale remaining after consummation of the tender offer to acquire new natural gas and/or geothermal energy assets permitted to be acquired under the First Priority Notes indenture; however, we are not required to acquire such new assets under the First Priority Notes indenture, and there can be no assurance that we will be successful in identifying or acquiring any new assets on acceptable terms, or at all. If we do not, within 180 days of receipt of the net proceeds from the potential oil and natural gas asset sale, acquire such new assets, or do not, at our option, use all of the net proceeds arising from the potential oil and natural gas asset sale remaining after consummation of the tender offer in the purchase, redemption or prepayment of First Priority Notes remaining outstanding after consummation of the tender offer, then we will, to the extent that the remaining net proceeds exceed $50 million, be required under the terms of our second lien secured financing documents to use all remaining net proceeds to make an offer to purchase our outstanding second priority senior secured indebtedness.
       Although we expect to consummate the sale of the United States oil and natural gas assets on or prior to the purchase date under the First Priority Notes tender offer, we have not yet entered into definitive documentation related to the sale of the oil and natural gas assets and there can be no assurance that we (i) will be able to do so by the purchase date, or at all, or be able to do so on terms acceptable to us or (ii) will not make a determination to abandon the sale of the United States oil and natural gas assets. In any such event, we may, among other things, extend or otherwise amend or terminate the First Priority Notes tender offer.
       $155 Million Redeemable Preferred Share Offering and $100 Million Loan Refinancing. On June 14, 2005, our indirect subsidiary Metcalf Energy Center, LLC, announced that it had priced a $155 million offering of 5.5-Year Redeemable Preferred Shares at LIBOR plus 900 basis points. The proceeds from the offering of the Redeemable Preferred Shares will be used as permitted by our existing bond indentures. Concurrent with the pricing of the Redeemable Preferred Shares, Metcalf priced a five-year, $100 Million Senior Term Loan at LIBOR plus 300 basis points. Proceeds from the Senior Term Loan will be used to refinance all outstanding indebtedness under the existing $100 million non-recourse construction credit facility, to pay fees and expenses related to the transaction, and as otherwise permitted by our existing bond indentures.

The Redeemable Preferred Shares have been offered in the United States in a private placement transaction pursuant to Regulation D under the Securities Act. The Redeemable Preferred Shares have not been registered under the Securities Act, and may not be offered in the United States absent registration or an applicable exemption from registration requirements.
       Potential Sales of Certain Gas-Fired Power Plants. On June 14, 2005, we announced that we have entered into four separate, non-binding asset sale agreements for the sale of four of our gas-fired power plants for a total price of approximately $357 million. These potential power plant sales are part of our strategic initiative, described above, to accelerate debt reduction and increase cash flow. Three of the four agreements are with Tenaska Power Fund, L.P. The fourth agreement is with Diamond Generating Corporation. Completion of these four asset sales is dependent upon the execution of definitive purchase and sale agreements for each plant and other terms and conditions, including regulatory approvals. Net proceeds from any power plant sale would be used to reduce debt and as permitted by our indentures. Preliminarily, we estimate that we will record a loss in the range of $100 million to $150 million as a result of these asset sales.
       Repurchases of Outstanding Debt. During the second quarter of 2005 (through May 31, 2005), we repurchased in open market transactions $116.3 million of the principal amount of our outstanding debt as listed below:

10 1/2% Senior Notes Due 2006	$3,485,000
7 5/8% Senior Notes Due 2006	1,335,000
8 3/4% Senior Notes Due 2007	3,000,000
7 3/4% Senior Notes Due 2009	35,000,000
8 5/8% Senior Notes Due 2010	37,468,000
8 1/2% Senior Notes Due 2011	36,000,000

Total	$116,288,000
       The securities, which were trading at a discount to par value, were repurchased for approximately $69.6 million in cash.
       SEC Informal Inquiry and Request for Documents and Information. In April 2005, the Division of Enforcement for the SEC informed us that it was conducting an informal inquiry and asked us to voluntarily provide documents and information related to: (a) our downward revision of our proved oil and gas reserve estimates at year-end 2004 as compared to such estimates at year-end 2003, and a corresponding impairment of the value of certain assets, all previously disclosed by us, (b) certain statements made to various regulatory agencies by a terminated former employee regarding our determination of state sales and use taxes, and (c) our upward restatement in April 2005 of our previously disclosed net income for the third quarter, and the first three quarters, of 2004. We are fully cooperating with the SEC’s request for documents and information.

The Offering

Notes Offered	$650.0 million aggregate principal amount of % Contingent Convertible Notes due 2015.

Issuer	Calpine Corporation.

Maturity of the Notes	The notes will mature on June 1, 2015.

Ranking	The notes will be our general unsecured obligations and will be expressly subordinated in right of payment to all of our existing and future secured debt, including debt under our secured term loans and our various series of outstanding secured senior notes, and to certain designated series of senior unsecured notes which were issued prior to January 1, 2000. Except for such designated series of senior unsecured notes, the notes will rank equal in right of payment with all of our existing and future senior unsecured obligations, including our obligations under our existing convertible notes.

In addition, because the notes will not be guaranteed by our subsidiaries, they will be effectively junior to all indebtedness and other liabilities, including trade payables, of our subsidiaries. The indenture will permit us and our subsidiaries to incur unlimited additional indebtedness other than with respect to certain restrictions on liens and sale and leaseback transactions.

As of March 31, 2005, on an as adjusted basis as described under “Capitalization,” we would have had approximately $4.7 billion of unsecured debt that would rank equally with the notes and approximately $5.3 billion of debt that would expressly rank senior to the notes (approximately $4.5 billion of which would have been secured). In addition, we would have had approximately $12.8 billion of indebtedness and liabilities of our subsidiaries, including trade payables and excluding deferred tax liabilities, to which the notes would be effectively subordinated, of which approximately $1.5 billion constitutes debt of Calpine Canada Energy Finance ULC and Calpine Canada Energy Finance II ULC, which is guaranteed by the Company. See “Description of the Notes — Subordination.”

Interest	The notes will bear interest at a rate of % per annum, payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 2005. See “Description of the Notes — General.”

Conversion Rights	Holders may surrender notes for conversion into cash and shares of our common stock prior to the maturity date under the following circumstances:

• at any time following May 31, 2014;

• during any calendar quarter commencing after the issuance of the notes, if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the calendar quarter in which the conversion occurs is more than 120% of the Conversion Price in effect on that 30th trading day;

• during the five trading day period after any five consecutive trading day period in which the average trading price of $1,000 principal amount of the notes for each day of such five-day period was less than 95% of the product of the closing sale price of our common stock on that day multiplied by the Conversion Rate; or

• upon the occurrence of specified corporate transactions described under “Description of the Notes — Conversion Rights — Conversion upon Specified Corporate Transactions.”

Upon the occurrence of the circumstances described above, holders may convert any outstanding notes into cash and shares of our common stock at an initial “Conversion Price” per share of $ which represents an initial “Conversion Rate” of shares of common stock per $1,000 principal amount of notes. Subject to certain exceptions described in “Description of the Notes,” at the time notes are tendered for conversion, the value (the “Conversion Value”) of the cash and shares of our common stock, if any, to be received by the tendering holder will be determined by multiplying the Conversion Rate by the Five Day Average Closing Stock Price (as defined below). We will deliver the Conversion Value to holders as follows: (1) an amount in cash (the “Principal Return”) equal to the lesser of (a) the Conversion Value and (b) the principal amount of the notes to be converted and, (2) if the Conversion Value is greater than the Principal Return, an amount in shares (the “Net Shares”), determined as set forth below, equal to the difference between the Conversion Value and the Principal Return (the “Net Share Amount”). We will pay the Principal Return and deliver the Net Shares as promptly as practicable after determination of the Conversion Value. The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Five Day Average Closing Stock Price. The “Five Day Average Closing Stock Price” will be the average of the five consecutive trading day closing stock prices for our common stock including and immediately following the second trading day following the day the notes are submitted for conversion.

Under certain circumstances including if payment of the Principal Return were prohibited under any of our outstanding indentures, we may, in lieu of delivering the Principal Return and Net Shares upon a conversion, elect to redeem the notes tendered for conversion at a redemp-

tion price equal to the Principal Return, which shall be paid in cash, and a number of shares of our common stock equal to the Net Shares. As of the date hereof, the restricted payment covenants under the instruments or agreements governing certain of our outstanding indebtedness would prevent us from settling the notes upon conversion without redeeming the notes and treating such redemption as a refinancing. See “Risk Factors” and “Description of the Notes — Conversion Rights.”

If you elect to convert your notes in connection with certain changes of control, we will adjust the Conversion Price to increase the number of common shares you will receive upon conversion. See “Description of the Notes — Conversion Rights — Adjustment for Certain Changes of Control.”

In certain circumstances the Conversion Price will be subject to adjustment. See “Description of the Notes — Conversion Price Adjustments.” In addition, if we declare a cash dividend or distribution to all or substantially all of the holders of our common stock, the Conversion Price shall be decreased to equal the number determined by multiplying the Conversion Price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

(Pre-Dividend Sale Price — Dividend Adjustment Amount)

Pre-Dividend Sale Price

“Pre-Dividend Sale Price” means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the ex-dividend date for such dividend or distribution.

“Dividend Adjustment Amount” means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of common stock.

A “trading day” means any regular or abbreviated trading day of The New York Stock Exchange.

Upon conversion, the holder will not receive any additional cash payment representing accrued but unpaid cash interest.

Any shares of common stock received by holders upon conversion of the notes will convey the same rights as all of the other outstanding shares of our common stock.

See “Description of the Notes — Conversion Rights.”

Change of Control	If we undergo a Change of Control, you will have the option to require us to repurchase all of your notes for cash at a repurchase price equal to the principal amount plus accrued but unpaid cash interest up to, but not including, the date of repurchase.

Sinking Fund	None.

Use of Proceeds	We estimate that the net proceeds from the offering of the notes will be approximately $634.5 million after deducting fees and expenses. We intend to use $402.5 million of the net proceeds to repurchase or redeem all of the outstanding 5.0% HIGH TIDES III trust preferred securities issued by our Calpine Capital Trust III subsidiary that are not held by us, and the remaining net proceeds for the repayment, redemption or repurchase of a portion of certain of our other indebtedness, all in accordance with the terms and provisions of our outstanding indebtedness.

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, the Depositary Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the securities will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the Notes — Book-Entry, Delivery and Form” and “Description of the Notes — Depositary Procedures.”

Listing	Our common stock is listed on The New York Stock Exchange under the symbol “CPN.” We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes in any automated quotation system.
Risk Factors
       Investing in the notes involves substantial risk. See the “Risk Factors” section of this prospectus supplement, as well as the risk factors and other risks described in our Annual Report on Form 10-K for the year ended December 31, 2004, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which are incorporated by reference herein, for a description of certain of the risks you should consider before investing in the notes.
Additional Information
       We are a Delaware corporation. Our principal executive office is located at 50 West San Fernando Street, San Jose, California 95113, and our telephone number is (408) 995-5115.

SUMMARY OF CONSOLIDATED FINANCIAL DATA AND OTHER DATA
       We have derived the following summary historical financial data from our consolidated financial statements. The income statement data for the years ended December 31, 2002, 2003 and 2004 has been derived from our audited consolidated financial statements and related notes, which appear in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this prospectus supplement. The income statement data for the three months ended March 31, 2005 and 2004 and the balance sheet data as of March 31, 2005 have been derived from our unaudited consolidated condensed financial statements and related notes, which appear in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which is incorporated by reference in this prospectus supplement. In the opinion of management, all adjustments considered necessary for a fair presentation have been included in our unaudited consolidated condensed financial statements. However, the results for the quarters presented below are not necessarily indicative of the results that may be expected for the full fiscal year. The summary of consolidated financial data has not been revised to reflect the pending disposition of Saltend Cogeneration Company Limited and Calpine UK Operations Limited. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

				Quarter Ended
	Year Ended December 31,			March 31,

	2002	2003	2004	2004	2005

	(Dollars in thousands)			(Unaudited)
Summary Income Statement Data:
Revenue
Electric generation and marketing revenue	$6,383,501	$7,409,931	$7,354,833	$1,631,590	$1,763,423
Oil and gas production and marketing revenue	933,980	1,380,058	1,791,454	366,872	431,116
Mark to market activities, net	21,485	(26,439)	13,532	12,518	(3,531)
Other revenue	10,787	107,483	70,069	21,312	21,670

Total revenue	7,349,753	8,871,033	9,229,888	2,032,292	2,212,678
Cost of Revenue
Electric generation and marketing expense	3,184,452	3,424,501	2,397,182	573,081	518,252
Oil and gas operating and marketing expense	890,905	1,355,021	1,773,557	373,723	426,259
Fuel expense	1,792,323	2,665,620	3,731,108	789,749	921,349
Depreciation, depletion and amortization expense	398,889	504,383	574,200	129,407	143,228
Oil and gas impairment	3,399	2,931	202,120	—	—
Operating lease expense	111,022	112,070	105,886	27,799	24,777
Other cost of revenue	7,279	42,270	90,742	26,380	38,171

Total cost of revenue	6,388,269	8,106,796	8,874,795	1,920,139	2,072,036
Gross profit	961,484	764,237	355,093	112,153	140,642
Sales, general and administrative expense	186,056	216,471	239,347	54,328	57,137
Equipment cancellation and impairment cost	404,737	64,384	42,374	2,360	(73)
(Income) loss from unconsolidated investments	(16,552)	(75,804)	13,525	(1,185)	(6,064)
Long-term service agreement cancellation charge	—	16,355	11,334	—	—
Project development expense	66,981	21,803	24,409	7,717	8,720
Research and development expense	9,986	10,630	18,396	3,816	7,034

				Quarter Ended
	Year Ended December 31,			March 31,

	2002	2003	2004	2004	2005

	(Dollars in thousands)			(Unaudited)
Income from operations	310,276	510,398	5,708	45,117	73,888
Interest expense	402,677	706,307	1,140,802	248,466	348,937
Distributions on trust preferred securities (1)	62,632	46,610	—	—	—
Interest (income)	(43,086)	(39,716)	(56,412)	(12,060)	(14,331)
Minority interest expense	2,716	27,330	34,735	8,435	10,614
(Income) from repurchase of various issuances of debt	(118,020)	(278,612)	(246,949)	(835)	(21,772)
Other (income) expense	(34,200)	(46,126)	(149,093)	(18,425)	3,980

Income (loss) before provision (benefit) for income taxes	37,557	94,605	(717,375)	(180,464)	(253,540)
Provision (benefit) for income taxes	10,835	8,495	(276,549)	(73,232)	(84,809)

Income (loss) before discontinued operations and cumulative effect of a change in accounting principle	26,722	86,110	(440,826)	(107,232)	(168,731)
Discontinued operations, net	91,896	14,969	198,365	36,040	—
Cumulative effect of a change in accounting principle, net	—	180,943	—	—	—

Net income (loss)	$118,618	$282,022	$(242,461)	$(71,192)	$(168,731)

Reconciliation of GAAP cash provided from operating activities to EBITDA, as adjusted (2):
Cash provided by operating activities	$1,068,466	$290,559	$9,895	$(173,230)	$(114,592)
Less: Changes in operating assets and liabilities, excluding the effects of acquisitions	480,193	(609,840)	(137,614)	(137,745)	(82,826)
Less: Additional adjustments to reconcile net income to net cash provided by operating activities	469,655	618,377	389,970	35,707	136,965

GAAP net income (loss)	118,618	282,022	(242,461)	(71,192)	(168,731)
(Income) from unconsolidated investments	(16,552)	(75,804)	13,525	(1,185)	(6,064)
Distributions from unconsolidated investments	14,117	141,627	29,869	5,140	4,872

Subtotal	116,183	347,845	(199,067)	(67,237)	(169,923)
Interest expense	402,677	706,307	1,140,802	248,466	348,937
1/3 of operating lease expense	37,007	37,357	35,295	9,266	8,259
Distributions on trust preferred securities (1)	62,632	46,610	—	—	—
Provision (benefit) for income taxes	10,835	8,495	(276,549)	(73,232)	(84,809)
Depreciation, depletion and amortization expense (“DD&A”)	423,102	568,204	840,916	151,396	159,954
Interest expense, provision (benefit) for income taxes, DD&A and income from unconsolidated investments from discontinued operations	128,900	84,489	112,487	24,633	—

EBITDA, as adjusted(2)	$1,181,336	$1,799,307	$1,653,884	$293,292	$262,418

Operating Statistics
Generating (baseload plus peaking) capacity, net (MW) (period ending)	19,056	22,130	26,560	23,179	26,649

(1)	Prior to the adoption of FASB Interpretation No. 46 (revised 2003), our Remarketable Term Income Deferred Equity Securities, or HIGH TIDES, were accounted for as a minority interest in our balance sheet and reflected as “Company-obligated mandatorily redeemable convertible preferred securities of subsidiary trusts.” Distributions on the HIGH TIDES were reflected in the statements of operations as “distributions on trust preferred securities” through the third quarter of 2003. Upon the adoption of FIN

46-R, the Calpine Capital Trusts, which are the issuers of the HIGH TIDES and our wholly owned subsidiaries, were deconsolidated from our financial statements. Consequently, effective as of December 31, 2003, the HIGH TIDES are no longer shown on our consolidated balance sheet. Instead, the debentures issued by Calpine to the Calpine Capital Trusts in connection with the issuance of the HIGH TIDES are shown on our balance sheet as “notes payable to Calpine Capital Trusts.” The interest payments on the debentures are reflected in our statements of operations as interest expense.

(2)	This non-GAAP measure is presented not as a measure of operating results, but rather as a measure of our ability to service debt and to raise additional funds. It should not be construed as an alternative to either (i) income from operations or (ii) cash flows from operating activities. It is defined as net income less income from unconsolidated investments, plus cash received from unconsolidated investments, plus interest expense (including distributions on trust preferred securities and one-third of operating lease expense, which is management’s estimate of the component of operating lease expense that constitutes interest expense), plus provision for tax, plus DD&A. The interest, tax, DD&A and income from unconsolidated investments components of discontinued operations are added back in calculating EBITDA, as adjusted.

	As of March 31, 2005

	Actual	As Adjusted(1)

	(Dollars in thousands)
	(Unaudited)
Summary Balance Sheet Data:
Cash and cash equivalents	$812,612	$860,026
Notes receivable	212,411	212,411
Property, plant and equipment, net	20,712,038	20,712,038
Total assets	27,579,467	27,525,244
Notes payable and borrowings under lines of credit	892,081	892,081
Convertible debentures payable to Calpine Capital Trust III(2)	517,500	—
Preferred interests	762,190	762,190
Capital lease obligation	287,536	287,536
CCFC I financing	785,228	785,228
CalGen/CCFC II financing	2,395,795	2,395,795
Construction/project financing	2,104,216	2,223,650
Notes offered hereby	—	700,000
Convertible Senior Notes due 2006	1,311	1,311
Convertible Notes due 2014	623,429	623,429
Convertible Senior Notes due 2023	633,775	633,775
Senior notes and term loans	9,140,897	8,741,188
Total debt(3)	18,143,958	18,046,183
Minority interests	388,499	388,499
Total stockholders’ equity	$4,349,855	$4,376,833

(1)	Adjusted to reflect the net effect of (a) the sale of notes offered hereby and the use of the proceeds therefrom, (b) the repurchase of our senior notes and (c) draws under the Fox, Metcalf, Freeport and Mankato finance facilities. The table does not adjust for the pending sale of the Saltend Energy Centre. For more information, see “Use of Proceeds” and “Summary — Recent Developments.” As previously discussed, we are offering hereby $650.0 million aggregate principal amount of the notes. For purposes of presentation of the information showing the impact of the offering as set forth hereunder, we have assumed the aggregate principal amount of the notes offered will be $700.0 million. See “Explanatory Statement.”

(2)	“Notes payable to Calpine Capital Trust” constitutes the debentures issued by Calpine to Calpine Capital Trust III, our wholly owned subsidiary, in connection with the issuance of the HIGH TIDES III by Calpine Capital Trust III. As of March 31, 2005, the liquidation amount outstanding of the HIGH TIDES III was $517.5 million of which $115.0 million was held by Calpine. Following consummation of this offering, the HIGH TIDES III will be redeemed in full by first redeeming notes payable to Calpine Capital Trust III in full; the proceeds of such redemption will then immediately be applied by Calpine Capital Trust III to the redemption in full of the HIGH TIDES III.

(3)	Additionally, we had operating leases with an aggregate present value of future minimum lease payments of $1.2 billion.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
       The following Unaudited Pro Forma Consolidated Condensed Financial Statements give effect to the pending disposition of Saltend Cogeneration Company Limited (“SCCL”) and Calpine UK Operations Limited (“UK OpCo”) to be accounted for as a discontinued operation in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). The Unaudited Pro Forma Consolidated Condensed Balance Sheet reflects the pending disposition of SCCL and UK OpCo at March 31, 2005. Such pro forma information is based upon the historical balance sheet data of Calpine Corporation, SCCL and UK OpCo as of that date. The Unaudited Pro Forma Consolidated Condensed Statements of Operations give effect to the disposition of SCCL and UK OpCo as if the disposition occurred on January 1, 2002. The Unaudited Pro Forma Consolidated Condensed Financial Statements should be read in conjunction with Calpine’s Financial Statements and related Notes included in Calpine Corporation’s Report on Form 10-Q for the quarter ended March 31, 2005 and the Report on Form 10-K for the year ended December 31, 2004 filed with the SEC and incorporated by reference herein.
Calpine Corporation and Subsidiaries
Unaudited Pro Forma Consolidated Condensed Balance Sheet(1)
March 31, 2005
(In thousands, except for per share amounts and unaudited)

	Actual	Adjustments	Pro Forma

Assets:
Current assets
Cash and cash equivalents	$812,612	$(38,542)	$774,070
Accounts receivable, net	1,034,141	(51,295)	982,846
Margin deposits and other prepaid expense	461,097	(19,762)	441,335
Inventories	148,770	(5,374)	143,396
Restricted cash	513,753	—	513,753
Current derivative assets	472,643	—	472,643
Current assets held for sale	—	114,973	114,973
Other current assets	169,068	—	169,068

Total current assets	$3,612,084	$—	$3,612,084

Restricted cash, net of current portion	194,476	—	194,476
Notes receivable, net of current portion	200,443	—	200,443
Project development costs	152,407	—	152,407
Unconsolidated investments	387,639	—	387,639
Deferred financing costs	423,122	—	423,122
Prepaid lease, net of current portion	431,600	(12,930)	418,670
Property, plant and equipment, net	20,712,038	(1,056,269)	19,655,769
Goodwill	45,160	—	45,160
Other intangible assets, net	72,009	(4,544)	67,465
Long-term derivative assets	658,440	—	658,440
Long-term assets held for sale	—	1,077,263	1,077,263
Other assets	690,049	(3,520)	686,529

Total assets	$27,579,467	$—	$27,579,467

	Actual	Adjustments	Pro Forma

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	945,578	(42,127)	903,451
Accrued payroll and related expense	65,555	(291)	65,264
Accrued interest payable	396,175	—	396,175
Income taxes payable	79,163	—	79,163
Notes payable and borrowings under lines of credit, current portion	209,652	—	209,652
Preferred interests, current portion(2)	268,794	—	268,794
Capital lease obligation, current portion	5,780	—	5,780
CCFC I financing, current portion	3,208	—	3,208
Construction/project financing, current portion	100,773	—	100,773
Senior notes and term loans, current portion	922,489	—	922,489
Current derivative liabilities	626,125	(43,291)	582,834
Current liabilities held for sale	—	93,169	93,169
Other current liabilities	287,940	(7,460)	280,480

Total current liabilities	$3,911,232	$—	$3,911,232

Notes payable and borrowings under lines of credit, net of current portion	682,429	—	682,429
Convertible debentures payable to Calpine Capital Trust III	517,500	—	517,500
Preferred interests, net of current portion(3)	493,396	—	493,396
Capital lease obligation, net of current portion	281,756	—	281,756
CCFC I financing, net of current portion	782,020	—	782,020
CalGen/ CCFC II financing	2,395,795	—	2,395,795
Construction/project financing, net of current portion	2,003,443	—	2,003,443
Convertible Senior Notes Due 2006	1,311	—	1,311
Convertible Notes Due 2014	623,429	—	623,429
Convertible Senior Notes Due 2023	633,775	—	633,775
Senior notes and term loans, net of current portion	8,218,408	—	8,218,408
Deferred income taxes, net of current portion	925,365	(51,725)	873,640
Deferred revenue	116,041	—	116,041
Long-term derivative liabilities	903,824	(13,006)	890,818
Long-term liabilities held for sale	—	82,611	82,611
Other liabilities	351,389	(17,880)	333,509

Total liabilities	$22,841,113	$—	$22,841,113

Minority Interests	388,499	—	388,499

	Actual	Adjustments	Pro Forma

Stockholders’ equity
Preferred stock, $.001 par value per share; authorized 10,000,000 shares; none issued and outstanding in 2005	—	—	—
Common stock, $.001 par value per share; authorized 2,000,000,000 shares; issued and outstanding 538,017,458 shares in 2005	538	—	538
Additional paid-in capital	3,159,385	—	3,159,385
Additional paid-in capital, loaned shares	258,100	—	258,100
Additional paid-in capital, returnable shares	(258,100)	—	(258,100)
Retained earnings	1,157,317	—	1,157,317
Accumulated other comprehensive income	32,615	—	32,615

Total stockholders’ equity	$4,349,855	$—	$4,349,855

Total liabilities and stockholders’ equity	$27,579,467	$—	$27,579,467

(1)	The Pro Forma Consolidated Condensed Balance Sheet reflects the pending disposition of SCCL and UK OpCo at March 31, 2005. The balances of SCCL and UK OpCo as of March 31, 2005 have been reclassified as “held for sale” on the Pro Forma Consolidated Condensed Balance Sheet. Gross proceeds from the sale are expected to be £490 million plus an adjustment for working capital which was estimated to be US$19 million as of May 28, 2005, the date the Share Sale and Purchase Agreement was entered into. Actual sales proceeds in U.S. dollars may fluctuate due to exchange rate variances and changes in working capital prior to the close of the sale, which is expected to occur on July 26, 2005.

(2)	Includes $260 million of Redeemable Preferred Shares due July 30, 2005. The offerings of the $260 million Redeemable Preferred Shares due July 30, 2005 and the two-year, $360 million Redeemable Preferred Shares will be redeemed using the proceeds of the sale of SCCL and UK OpCo, which is currently anticipated to close on July 26, 2005. Remaining proceeds from the sale will be used as permitted by our existing bond indentures.

(3)	Includes $360 million of two-year Redeemable Preferred Shares. The offerings of the two-year, $360 million Redeemable Preferred Shares and the $260 million Redeemable Preferred Shares due July 30, 2005 will be redeemed using the proceeds of the sale of SCCL and UK OpCo as described in Note 2.

Calpine Corporation and Subsidiaries
Unaudited Pro Forma Consolidated Condensed Statement of Operations(1)
For the Three Months Ended March 31, 2005
(In thousands, except for per share amounts)

	Actual	Adjustments(4)	Pro Forma

Revenue:
Electric generation and marketing revenue
Electricity and steam revenue	$1,403,549	$(125,270)	$1,278,279
Transmission sales revenue	3,744	—	3,744
Sales of purchased power for hedging and optimization	356,130	(8,720)	347,410

Total electric generation and marketing revenue	1,763,423	(133,990)	1,629,433
Oil and gas production and marketing revenue
Oil and gas sales	10,820	—	10,820
Sales of purchased gas for hedging and optimization	420,296	—	420,296

Total oil and gas production and marketing revenue	431,116	—	431,116
Mark-to-market activities, net	(3,531)	—	(3,531)
Other revenue	21,670	(484)	21,186

Total revenue	2,212,678	(134,474)	2,078,204

Cost of revenue:
Electric generation and marketing expense
Plant operating expense	195,626	(13,377)	182,249
Transmission purchase expense	23,510	(2,636)	20,874
Royalty expense	10,329	—	10,329
Purchased power expenses for hedging and optimization	288,787	(7,592)	281,195

Total electric generation and marketing expense	518,252	(23,605)	494,647
Oil and gas operating and marketing expense
Oil and gas operating expense	13,000	—	13,000
Purchased gas expense for hedging and optimization	413,259	—	413,259

Total oil and gas operating and marketing expense	426,259	—	426,259
Fuel expense	921,349	(66,817)	854,532
Depreciation, depletion and amortization expense	143,228	(7,398)	135,830
Operating lease expense	24,777	—	24,777
Other cost of revenue	38,171	—	38,171

Total cost of revenue	2,072,036	(97,820)	1,974,216

Gross Profit	140,642	(36,654)	103,988
(Income) loss from unconsolidated investments	(6,064)	—	(6,064)
Equipment cancellation and impairment cost	(73)	—	(73)
Project development expense	8,720	—	8,720
Research and development expense	7,034	—	7,034
Sales, general and administrative expense	57,137	(723)	56,414

Income (loss) from operations	73,888	(35,931)	37,957
Interest expense	348,937	(14,479)	334,458
Interest (income)	(14,331)	340	(13,991)
Minority interest expense	10,614	—	10,614
(Income) from repurchase of various issuances of debt	(21,772)	—	(21,772)
Other expense (income), net	3,980	(9,122)	(5,142)

Income (Loss) before provision or benefit for income taxes	(253,540)	(12,670)	(266,210)
Provision (Benefit) for income taxes(2)	(84,809)	(3,801)	(88,610)

Income (Loss) from continuing operations(3)	$(168,731)	$(8,869)	$(177,600)

Basic and diluted loss per common share:
Weighted average shares of common stock outstanding	447,599		447,599
Loss from continuing operations(3)	(0.38)		(0.40)

(1)	The Pro Forma Consolidated Condensed Statement of Operations assumes that SCCL and UK OpCo were sold by Calpine on January 1, 2002. The results of SCCL and UK OpCo have been removed from the Pro Forma Consolidated Condensed Statement of Operations. The anticipated gain/loss associated with the sales transaction is not included within Pro Forma Consolidated Condensed Statement of Operations.

(2)	The Pro Forma adjustments in the Pro Forma Consolidated Condensed Statement of Operations are tax effected at a rate of 30%, which represents Calpine’s statutory tax rate in the United Kingdom. Actual adjustments to Calpine’s Consolidated Financial Statements to reflect this disposition may reflect a different effective tax rate.

(3)	Represents income before discontinued operations and cumulative effect of a change in accounting principle.

(4)	The Pro Forma adjustments in the Unaudited Pro Forma Consolidated Condensed Statement of Operations include certain sales, general and administrative expenses allocated to SCCL and UK OpCo based on a proportion of base wages. These expenses were originally recorded in the accounts of other Calpine subsidiaries. Accordingly, these expenses have been included within the SCCL and UK OpCo income figures to determine the Pro Forma totals. For the three months ended March 31, 2005, these expenses totaled $0.6 million. The Pro Forma adjustments also include interest expense that we expect to allocate to discontinued operations in accordance with Emerging Issues Task Force (“EITF”) Issue No. 87-24, “Allocation of Interest to Discontinued Operations” (“EITF Issue No. 87-24”). We include interest expense on debt which is required to be repaid as a result of a disposal transaction in discontinued operations. Additionally, other interest expense that cannot be attributed to other operations of Calpine is allocated based on the ratio of net assets to be sold less debt that is required to be paid as a result of the disposal transaction to the sum of total net assets of Calpine plus the consolidated debt of Calpine, excluding (a) debt of the discontinued operation that will be assumed by the buyer, (b) debt that is required to be paid as a result of the disposal transaction and (c) debt that can be directly attributed to other operations of Calpine. For the three months ended March 31, 2005, the interest expense allocated within the Unaudited Pro Forma Consolidated Condensed Statement of Operations is $12.4 million.

Calpine Corporation and Subsidiaries
Unaudited Pro Forma Consolidated Condensed Statement of Operations(1)
Year Ended December 31, 2004
(In thousands, except for per share amounts)

	Actual	Adjustments(4)	Pro Forma

Revenue:
Electric generation and marketing revenue
Electricity and steam revenue	$5,683,063	$(385,244)	$5,297,819
Transmission sales revenue	20,003	—	20,003
Sales of purchased power for hedging and optimization	1,651,767	(3,775)	1,647,992

Total electric generation and marketing revenue	7,354,833	(389,019)	6,965,814
Oil and gas production and marketing revenue
Oil and gas sales	63,153	—	63,153
Sales of purchased gas for hedging and optimization	1,728,301	—	1,728,301

Total oil and gas production and marketing revenue	1,791,454	—	1,791,454
Mark-to-market activities, net	13,532	(127)	13,405
Other revenue	70,069	(880)	69,189

Total revenue	9,229,888	(390,026)	8,839,862

Cost of revenue:
Electric generation and marketing expense
Plant operating expense	795,975	(50,271)	745,704
Transmission purchase expense	85,514	(10,697)	74,817
Royalty expense	28,673	—	28,673
Purchased power expenses for hedging and optimization	1,487,020	(4,758)	1,482,262

Total electric generation and marketing expense	2,397,182	(65,726)	2,331,456
Oil and gas operating and marketing expense
Oil and gas operating expense	56,843	—	56,843
Purchased gas expense for hedging and optimization	1,716,714	—	1,716,714

Total oil and gas operating and marketing expense	1,773,557	—	1,773,557
Fuel expense	3,731,108	(228,279)	3,502,829
Depreciation, depletion and amortization expense	574,200	(28,862)	545,338
Oil and gas impairment	202,120	—	202,120
Operating lease expense	105,886	—	105,886
Other cost of revenue	90,742	—	90,742

Total cost of revenue	8,874,795	(322,867)	8,551,928

Gross Profit	355,093	(67,159)	287,934
(Income) loss from unconsolidated investments	13,525	—	13,525
Equipment cancellation and impairment cost	42,374	—	42,374
Long-term service agreement cancellation charge	11,334	—	11,334
Project development expense	24,409	—	24,409
Research and development expense	18,396	—	18,396
Sales, general and administrative expense	239,347	(1,870)	237,477

Income (loss) from operations	5,708	(65,289)	(59,581)
Interest expense	1,140,802	(16,384)	1,124,418
Interest (income)	(56,412)	1,598	(54,814)
Minority interest expense	34,735	—	34,735
(Income) from repurchase of various issuances of debt	(246,949)	—	(246,949)
Other expense (income), net	(149,093)	24,520	(124,573)

Income (Loss) before provision or (benefit) for income taxes	(717,375)	(75,023)	(792,398)
Provision (Benefit) for income taxes(2)	(276,549)	(22,507)	(299,056)

Income (Loss) from continuing operations(3)	$(440,826)	$(52,516)	$(493,342)

Basic and diluted loss per common share:
Weighted average shares of common stock outstanding	430,775		430,775
Loss from continuing operations(3)	(1.02)		(1.15)

(1)	The Pro Forma Consolidated Condensed Statement of Operations assumes that SCCL and UK OpCo were sold by Calpine on January 1, 2002. The results of SCCL and UK OpCo have been removed from the Unaudited Pro Forma Consolidated Condensed Statement of Operations. The anticipated gain/loss associated with the sales transaction is not included within the Unaudited Pro Forma Consolidated Condensed Statement of Operations.

(2)	The Pro Forma adjustments in the Unaudited Pro Forma Consolidated Condensed Statement of Operations are tax effected at a rate of 30%, which represents Calpine’s statutory tax rate in the United Kingdom. Actual adjustments to Calpine’s Consolidated Financial Statements to reflect this disposition may reflect a different effective tax rate.

(3)	Represents income before discontinued operations and cumulative effect of a change in accounting principle.

(4)	The Pro Forma adjustments in the Unaudited Pro Forma Consolidated Condensed Statement of Operations include certain sales, general and administrative expenses allocated to SCCL and UK OpCo based on a proportion of base wages. These expenses were originally recorded in the accounts of other Calpine subsidiaries. Accordingly, these expenses have been included within the SCCL and UK OpCo income figures to determine the Pro Forma totals. In 2004, these expenses totaled $1.7 million. The Pro Forma adjustments also include interest expense that we expect to allocate to discontinued operations in accordance with EITF Issue No. 87-24. We include interest expense on debt which is required to be repaid as a result of a disposal transaction in discontinued operations. Additionally, other interest expense that cannot be attributed to other operations of Calpine is allocated based on the ratio of net assets to be sold less debt that is required to be paid as a result of the disposal transaction to the sum of total net assets of Calpine plus the consolidated debt of Calpine, excluding (a) debt of the discontinued operation that will be assumed by the buyer, (b) debt that is required to be paid as a result of the disposal transaction and (c) debt that can be directly attributed to other operations of Calpine. For 2004, the interest expense allocated within the Unaudited Pro Forma Consolidated Condensed Statement of Operations is $14.8 million.

Calpine Corporation and Subsidiaries
Unaudited Pro Forma Consolidated Condensed Statement of Operations(1)
Year Ended December 31, 2003
(In thousands, except for per share amounts)

	Actual	Adjustments(4)	Pro Forma

Revenue:
Electric generation and marketing revenue
Electricity and steam revenue	$4,680,397	$(286,936)	$4,393,461
Transmission sales revenue	15,347	—	15,347
Sales of purchased power for hedging and optimization	2,714,187	(1,896)	2,712,291

Total electric generation and marketing revenue	7,409,931	(288,832)	7,121,099
Oil and gas production and marketing revenue
Oil and gas sales	59,156	—	59,156
Sales of purchased gas for hedging and optimization	1,320,902	—	1,320,902

Total oil and gas production and marketing revenue	1,380,058	—	1,380,058
Mark-to-market activities, net	(26,439)	—	(26,439)
Other revenue	107,483	(1,246)	106,237

Total revenue	8,871,033	(290,078)	8,580,955

Cost of revenue:
Electric generation and marketing expense
Plant operating expense	663,045	(46,607)	616,438
Transmission purchase expense	46,455	(11,765)	34,690
Royalty expense	24,932	—	24,932
Purchased power expenses for hedging and optimization	2,690,069	(6,781)	2,683,288

Total electric generation and marketing expense	3,424,501	(65,153)	3,359,348
Oil and gas operating and marketing expense
Oil and gas operating expense	75,453	—	75,453
Purchased gas expense for hedging and optimization	1,279,568	—	1,279,568

Total oil and gas operating and marketing expense	1,355,021	—	1,355,021
Fuel expense	2,665,620	(185,696)	2,479,924
Depreciation, depletion and amortization expense	504,383	(31,511)	472,872
Oil and gas impairment	2,931	—	2,931
Operating lease expense	112,070	—	112,070
Other cost of revenue	42,270	26	42,296

Total cost of revenue	8,106,796	(282,334)	7,824,462

Gross Profit	764,237	(7,744)	756,493
(Income) loss from unconsolidated investments	(75,804)	—	(75,804)
Equipment cancellation and impairment cost	64,384	—	64,384
Long-term service agreement cancellation charge	16,355	—	16,355
Project development expense	21,803	—	21,803
Research and development expense	10,630	—	10,630
Sales, general and administrative expense	216,471	(2,225)	214,246

Income from operations	510,398	(5,519)	504,879
Interest expense	706,307	(6,313)	699,994
Distributions on trust preferred securities	46,610	—	46,610
Interest (income)	(39,716)	425	(39,291)
Minority interest expense	27,330	—	27,330
(Income) from repurchase of various issuances of debt	(278,612)	—	(278,612)
Other expense (income), net	(46,126)	(925)	(47,051)

Income (loss) before provision or benefit for income taxes	94,605	1,294	95,899
Provision (benefit) for income taxes(2)	8,495	388	8,883

Income from continuing operations(3)	$86,110	$906	$87,016

Basic earnings per common share:
Weighted average shares of common stock outstanding	390,772		390,772
Income from continuing operations(3)	0.22		0.22
Diluted earnings per common share:
Weighted average shares of common stock outstanding before dilutive effect of certain convertible securities (3)	396,219		396,219
Income from continuing operations(3)	0.22		0.22

(1)	The Unaudited Pro Forma Consolidated Condensed Statement of Operations assumes that SCCL and UK OpCo were sold by Calpine on January 1, 2002. The results of SCCL and UK OpCo have been removed from the Unaudited Pro Forma Consolidated Condensed Statement of Operations. The anticipated gain/loss associated with the sales transaction is not included within the Unaudited Pro Forma Consolidated Condensed Statement of Operations.

(2)	The Pro Forma adjustments in the Unaudited Pro Forma Consolidated Condensed Statement of Operations are tax effected at a rate of 30%, which represents Calpine’s statutory tax rate in the United Kingdom. Actual adjustments to Calpine’s Consolidated Financial Statements to reflect this disposition may reflect a different effective tax rate.

(3)	Represents income before discontinued operations and cumulative effect of a change in accounting principle.

(4)	The Pro Forma adjustments in the Unaudited Pro Forma Consolidated Condensed Statement of Operations include certain sales, general and administrative expenses allocated to SCCL and UK OpCo based on a proportion of base wages. These expenses were originally recorded in the accounts of other Calpine subsidiaries. Accordingly, these expenses have been included within the SCCL and UK OpCo income figures to determine the Pro Forma totals. In 2003, these expenses totaled $2.1 million. The Pro Forma adjustments also include interest expense that we expect to allocate to discontinued operations in accordance with EITF Issue No. 87-24. We include interest expense on debt which is required to be repaid as a result of a disposal transaction in discontinued operations. Additionally, other interest expense that cannot be attributed to other operations of Calpine is allocated based on the ratio of net assets to be sold less debt that is required to be paid as a result of the disposal transaction to the sum of total net assets of Calpine plus the consolidated debt of Calpine, excluding (a) debt of the discontinued operation that will be assumed by the buyer, (b) debt that is required to be paid as a result of the disposal transaction and (c) debt that can be directly attributed to other operations of Calpine. For 2003, the interest expense allocated within the Unaudited Pro Forma Consolidated Condensed Statement of Operations is $6.3 million.

Calpine Corporation and Subsidiaries
Unaudited Pro Forma Consolidated Condensed Statement of Operations(1)
Year Ended December 31, 2002
(In thousands, except for per share amounts)

	Actual	Adjustments(4)	Pro Forma

Revenue:
Electric generation and marketing revenue
Electricity and steam revenue	$3,237,510	$(205,779)	$3,031,731
Sales of purchased power for hedging and optimization	3,145,991	(2)	3,145,989

Total electric generation and marketing revenue	6,383,501	(205,781)	6,177,720
Oil and gas production and marketing revenue
Oil and gas sales	63,514	—	63,514
Sales of purchased gas for hedging and optimization	870,466	1	870,467

Total oil and gas production and marketing revenue	933,980	1	933,981
Mark-to-market activities, net	21,485	—	21,485
Other revenue	10,787	(104)	10,683

Total revenue	7,349,753	(205,884)	7,143,869

Cost of revenue:
Electric generation and marketing expense
Plant operating expense	522,906	(39,740)	483,166
Transmission purchase expense	25,486	(10,179)	15,307
Royalty expense	17,615	—	17,615
Purchased power expenses for hedging and optimization	2,618,445	—	2,618,445

Total electric generation and marketing expense	3,184,452	(49,919)	3,134,533

Oil and gas operating and marketing expense
Oil and gas operating expense	69,840	—	69,840
Purchased gas expense for hedging and optimization	821,065	—	821,065

Total oil and gas operating and marketing expense	890,905	—	890,905
Fuel expense	1,792,323	(161,048)	1,631,275
Depreciation, depletion and amortization expense	398,889	(32,082)	366,807
Oil and gas impairment	3,399	—	3,399
Operating lease expense	111,022	—	111,022
Other cost of revenue	7,279	—	7,279

Total cost of revenue	6,388,269	(243,049)	6,145,220

Gross Profit	961,484	37,165	998,649
(Income) loss from unconsolidated investments	(16,552)	—	(16,552)
Equipment cancellation and impairment cost	404,737	—	404,737
Project development expense	66,981	—	66,981
Research and development expense	9,986	—	9,986
Sales, general and administrative expense	186,056	(2,057)	183,999

Income from operations	310,276	39,222	349,498
Interest expense	402,677	(5,295)	397,382
Distributions on trust preferred securities	62,632	—	62,632
Interest (income)	(43,086)	654	(42,432)
Minority interest expense	2,716	—	2,716
(Income) from repurchase of various issuances of debt	(118,020)	—	(118,020)
Other expense (income), net	(34,200)	(2,130)	(36,330)

Income (loss) before provision or benefit for income taxes	37,557	45,993	83,550
Provision (benefit) for income taxes(2)	10,835	13,797	24,632

Income (loss) from continuing operations(3)	$26,722	$32,196	$58,918

Basic earnings per common share:
Weighted average shares of common stock outstanding	354,822		354,822
Income from continuing operations(3)	0.07		0.17
Diluted earnings per common share:
Weighted average shares of common stock outstanding before dilutive effect of certain convertible securities (3)	362,533		362,533
Income from continuing operations(3)	0.07		0.16

(1)	The Unaudited Pro Forma Consolidated Condensed Statement of Operations assumes that SCCL and UK OpCo were sold by Calpine on January 1, 2002. The results of SCCL and UK OpCo have been removed from the Unaudited Pro Forma Consolidated Condensed Statement of Operations. The anticipated gain/loss associated with the sales transaction is not included within the Unaudited Pro Forma Consolidated Condensed Statement of Operations.

(2)	The Pro Forma adjustments in the Unaudited Pro Forma Consolidated Condensed Statement of Operations are tax effected at a rate of 30%, which represents Calpine’s statutory tax rate in the United Kingdom. Actual adjustments to Calpine’s Consolidated Financial Statements to reflect this disposition may reflect a different effective tax rate.

(3)	Represents income before discontinued operations and cumulative effect of a change in accounting principle.

(4)	The Pro Forma adjustments in the Unaudited Pro Forma Consolidated Condensed Statement of Operations include certain sales, general and administrative expenses allocated to SCCL and UK OpCo based on a proportion of base wages. These expenses were originally recorded in the accounts of other Calpine subsidiaries. Accordingly, these expenses have been included within the SCCL and UK OpCo income figures to determine the Pro Forma totals. In 2002, these expenses totaled $2.1 million. The Pro Forma adjustments also include interest expense that we expect to allocate to discontinued operations in accordance with EITF Issue No. 87-24. We include interest expense on debt which is required to be repaid as a result of a disposal transaction in discontinued operations. Additionally, other interest expense that cannot be attributed to other operations of Calpine is allocated based on the ratio of net assets to be sold less debt that is required to be paid as a result of the disposal transaction to the sum of total net assets of Calpine plus the consolidated debt of Calpine, excluding (a) debt of the discontinued operation that will be assumed by the buyer, (b) debt that is required to be paid as a result of the disposal transaction and (c) debt that can be directly attributed to other operations of Calpine. For 2002, the interest expense allocated within the Unaudited Pro Forma Consolidated Condensed Statement of Operations is $5.1 million.

RISK FACTORS
       Investing in the notes involves risk. Before making an investment decision, you should carefully consider the following risks, as well as other information contained or incorporated by reference in this prospectus supplement, including the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2004, and the risks described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. Any of the risks described could materially adversely affect our business, financial condition or results of operations. You could lose all or part of your investment if any of the risks and uncertainties described actually occurs.
Risks Relating to the Notes
       To service our indebtedness and other potential liquidity requirements, including our obligations under these notes, we will require a significant amount of cash. Our cash requirements (including our refinancing obligations) are expected to exceed our unrestricted cash on hand and cash from operations for the next twelve months. Our ability to generate cash depends on many factors beyond our control. Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to industry conditions, as well as general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may not be able to generate sufficient cash to meet all of our commitments, including our obligations under these notes.
       Satisfying all obligations under our outstanding indebtedness, and funding anticipated capital expenditures and working capital requirements for the next twelve months presents us with several challenges over the near term as our cash requirements (including our refinancing obligations) are expected to exceed our unrestricted cash on hand and cash from operations. Accordingly, we have in place a liquidity-enhancing program which includes possible sales of certain of our assets, and whether we will have sufficient liquidity will depend in part on the success of that program. See “Summary — Recent Developments — Strategic Initiative to Accelerate Debt Reduction and Increase Cash Flow.” No assurance can be given that our liquidity-enhancing program will be successful. If our cash flow is insufficient and refinancing or additional financing is unavailable, we may be forced to default on our senior notes and other debt obligations, including the notes offered hereby. Such a default or other breach of the covenants or restrictions contained in any of our existing or future debt instruments could result in an event of default under those instruments and, due to cross-default and cross-acceleration provisions, under our other debt instruments. Upon an event of default under our debt instruments, the debt holders could elect to declare the entire debt outstanding thereunder to be due and payable and could terminate any commitments they had made to supply us with further funds. If any of these events occur, we cannot assure you that we will have sufficient funds available to repay in full the total amount of obligations that become due as a result of any such acceleration, or that we will be able to find additional or alternative financing to refinance any accelerated obligations. See the remaining risk factors set forth under “— Capital Resources; Liquidity” below.
       Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, some of which may be secured. This could further increase the risks associated with our already substantial leverage. The indenture governing the notes will provide that we may incur substantial additional indebtedness in the future, which may rank equal or senior in right of payment to the notes. Under certain circumstances, we may also be permitted to incur additional secured debt that would be senior in right of payment to the notes. The indenture governing the notes will also permit unlimited additional borrowings by our subsidiaries that will be effectively senior to the notes. We expect to incur substantial additional debt in the future and currently anticipate a number of additional financing transactions during the next several months. If new debt is added to our current debt levels, the risks associated with our substantial leverage that we now face could intensify.
       The notes will be expressly subordinated to all of our secured indebtedness and certain of our senior unsecured indebtedness, and will be effectively subordinated to other liabilities of our subsidiaries and other affiliates. The notes will be subordinated in right of payment to all of our existing and future secured indebtedness and to certain designated series of senior unsecured notes which were issued prior to January 1, 2000. This means that we must make payments on all of such indebtedness before we can make payments on the notes. As of March 31, 2005, on an as adjusted basis as set forth under “Capitalization,” we would have had approximately $5.3 billion of indebtedness that would expressly rank senior to the notes, approximately $4.5 billion of which was secured. If we cannot make all payments on such indebtedness when due, then we will not be able to make payments on the notes. The indenture governing the notes permits us to incur an unlimited amount of additional debt, which may be secured, to finance capital expenditures and for other purposes.
       The notes will rank pari passu in right of payment with all of our senior unsecured obligations, except for certain designated series of senior unsecured notes as described above. However, in the event of bankruptcy, liquidation, workout or other reorganization of the Company, some or all of any distribution to holders of the notes could be required to be paid over to holders of the indebtedness to which the notes are expressly subordinated. Even if the collateral securing the secured indebtedness is sufficient to pay the secured indebtedness in full, holders of the notes may be required to pay some or all of any distribution to holders of the designated series of senior unsecured notes to which the notes are expressly subordinated. Holders of our other senior unsecured notes, which are not similarly subordinated (other than holders of our Contingent Convertible Notes due 2014, which are expressly subordinated to all of our secured debt), would not be similarly obligated to pay over a portion of any distribution to them. The indenture governing the notes will permit us to incur an unlimited amount of additional unsecured debt that would rank pari passu with the notes.
       In addition, substantially all of our operations are conducted through our subsidiaries and other affiliates. As a result, we depend almost entirely upon their earnings and cash flow to service our indebtedness, including our ability to pay the interest on and principal of these notes. The financing agreements of certain of our subsidiaries and other affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to us prior to the payment of other obligations, including operating expenses, lease payments and reserves.
       None of our subsidiaries or affiliates will guarantee these notes. Because our subsidiaries and other affiliates are separate and distinct legal entities, they will have no obligation to pay any amounts due on these notes. We will also be permitted to reorganize our subsidiaries in a manner that allows creditors of one subsidiary to collect against assets currently held by another subsidiary. As a result, the holders of these notes will be effectively subordinated to all present and future debts and other liabilities (including trade payables) of our subsidiaries and other affiliates upon their liquidation or reorganization.
       As of March 31, 2005, on an as adjusted basis as set forth under the heading “Capitalization,” our subsidiaries had approximately $12.8 billion of structurally senior indebtedness and other liabilities (including trade payables and excluding deferred tax liabilities). The indenture governing the notes permits our subsidiaries to incur an unlimited amount of additional debt for construction, project development and other purposes. All future financing of our subsidiaries will be effectively senior to these notes. See also “— Capital Resources; Liquidity — Our senior notes and our other senior debt, as well as the notes offered hereby, are effectively subordinated to all indebtedness and other liabilities of our subsidiaries and other affiliates and may be effectively subordinated to our secured debt to the extent of the assets securing such debt.”

       If an active trading market does not develop for these notes you may not be able to resell them. As we do not intend to apply to list the notes for trading on any national securities exchange or to include the notes in any automated quotation system, we cannot assure you that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. We have been informed by the underwriter that it currently intends to make a market for the notes after this offering is completed. However, the underwriter may cease its market-making at any time. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act. Further, the liquidity of and trading market for the notes may be adversely affected by declines and volatility in the market for high yield securities generally. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. Future trading prices of the notes may also fluctuate significantly depending on factors including, among other things, prevailing interest rates, our operating results, our prospects and the prospects of companies in the industry generally and changes in perceptions of our creditworthiness. There can be no assurance that the market for these notes will not be subject to the above disruptions and fluctuations, which may have an adverse effect on the holders of the notes.
       We may not have the ability to raise the funds necessary to purchase, or may otherwise be restricted from purchasing, the notes if a change in control event triggers a requirement for us to purchase the notes. Upon a change in control as defined in the indenture, we will be required to offer to repurchase all of the notes then outstanding for cash at a repurchase price equal to the principal amount plus accrued but unpaid cash interest up to but not including the date of repurchase. Since the events that constitute a change in control under the indenture will also constitute a change in control under certain of our other outstanding debt, upon each occurrence, we will be required to offer to repurchase such other debt then outstanding. If a change in control under our outstanding debt (including the notes) containing a change in control provision requiring us to repurchase, or causing a default under, such debt were to occur, as of March 31, 2005, on an as adjusted basis as described under “Capitalization,” we could be required to repay up to an aggregate principal amount of approximately $10.5 billion (including the notes) plus accrued and unpaid interest thereon. If any of our debt were accelerated in connection with a change of control, it could cause defaults under our other debt obligations. We may not have the financial resources available, or may be unable to raise the funds necessary, to repay all of our debt that could become payable upon a change in control and to repurchase all of the notes. See also “— Capital Resources; Liquidity — Our debt instruments impose significant operating and financial restrictions on us; any failure to comply with these restrictions could have a material adverse effect on our liquidity and our operations.”
       Upon conversion of the notes, you may receive less than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the value of your shares is determined or because of the maximum number of shares deliverable. The conversion value that you will receive upon conversion of your notes is in part determined by the average of the closing price per share of our common stock for the five trading days following the second trading day after which the notes are tendered for conversion. Accordingly, if the price of our common stock decreases after you tender your notes for conversion, the conversion value you receive will be adversely affected.
       We may not have sufficient funds to pay the Principal Return or the principal due at maturity on the notes. Upon conversion of the notes, and at maturity if not converted, we will be required to pay the Principal Return, or the principal due at maturity, as applicable, on such notes. See “Description of the Notes.” If a significant number of holders were to tender their notes for conversion at any given time, we may not have the financial resources available to pay the Principal Return or principal due at maturity on all such notes tendered for conversion.

       In addition, under the terms of our outstanding indebtedness, we are restricted from making any payments on any indebtedness that is contractually subordinated to such indebtedness, except for payments of interest or payments of principal at the maturity thereof, unless we maintain specified ratios of consolidated cash flow to fixed charges. Currently, we do not satisfy these ratios, and we cannot guarantee you that we will be able to satisfy these ratios in the future. Since the notes are contractually subordinated to such indebtedness, if you tender your notes for conversion prior to the maturity date, we may be restricted under the terms of such indebtedness from paying the Principal Return on your notes. Although we may, at our option, choose to redeem your notes if you tender your notes for conversion prior to their maturity, we may not have the ability to raise the funds necessary to redeem your notes. See “— Capital Resources; Liquidity — Our debt instruments impose significant operating and financial restrictions on us; any failure to comply with these restrictions could have a material adverse effect on our liquidity and our operations.”
       Before conversion, holders of the notes will not be entitled to any stockholder rights, but will be subject to all changes affecting our shares. If you hold notes, you will not be entitled to any rights with respect to shares of our common stock, including voting rights and rights to receive dividends or other distributions. However, the common stock you receive upon conversion of your notes will be subject to all changes affecting our common stock. Except for limited cases under the adjustments to the conversion price, you will only be entitled to rights that we may grant with respect to shares of our common stock if and when we deliver shares to you upon your election to convert your notes into shares. For example, if we seek stockholder approval for a potential merger, or a proposed amendment to our certificate of incorporation or by-laws that requires such stockholder approval, holders of notes will not be entitled to vote.
       Future issuances of our securities could dilute your ownership. A substantial number of shares of our common stock are subject to stock options, and these notes and our other outstanding series of convertible notes may be converted into shares of common stock. As of March 31, 2005, there were 2,043,030 shares of our common stock underlying vested stock options eligible for sale and shares to be issued under our 2000 Employee Stock Purchase Plan, or ESPP, and there were an additional 9,338,193 shares of our common stock issuable upon conversion of our other outstanding convertible securities (including the outstanding HIGH TIDES III and including our two outstanding series of contingent convertible notes, each of which, like the notes offered hereby, if converted at March 31, 2005 prices for our common stock would result in no shares being issued but, if the price of our common stock rises above the applicable conversion price for each series, could result in a substantial number of additional shares of common stock being issuable upon conversion). As of March 31, 2005, on an as adjusted basis that assumes that all of the HIGH TIDES III will be repurchased or redeemed following the issuance of the notes offered hereby, there would have been 72,643 shares of our common stock issuable upon conversion of our outstanding convertible securities (including our two series of contingent convertible notes, which as described above would not have resulted in any shares being issued if converted at the March 31, 2005 prices for our common stock).
       We may also decide to raise additional funds through public or private debt or equity financing to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of current stockholders will be reduced and the new equity securities may have rights prior to those of the common stock issuable upon conversion of the notes. We cannot predict the effect, if any, that future sales of our common stock, other equity securities or securities convertible into our common stock or other equity securities (including the notes offered hereby) or the availability of any of the foregoing for future sale, will have on the market price of our common stock or notes. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options or warrants or the conversion of the notes or any other convertible securities outstanding now or in the future), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock and notes.

       The effect of the issuance of our shares upon conversion of the notes may lower the market price of our common stock, which may prevent you from exercising your conversion option on the notes. The effect of the increase in the number of shares of our common stock issued or issuable upon conversion of the notes could have a negative effect on the market price of our common stock. Because your right to convert your notes into cash and shares of our common stock depends, in part, on the market price of our common stock, you may not be able to convert your notes or may receive fewer shares upon conversion. The market price of our common stock also could be negatively affected by short sales of our common stock by the purchasers of the notes to hedge investments in the notes.
       Accounting rules may require us to treat the notes as a derivative and would require us to include the effects of the conversion of the notes (if dilutive) in our earnings per share, which could significantly impact our earnings per share. We currently hold $1.3 billion of contingent convertible notes in addition to this offering. Accounting rules require certain conversion provisions of contingent convertible notes, such as the notes offered hereby, to be separated from the debt agreements in which the conversion features are contained and accounted for as a derivative instrument, and therefore reflected in our financial statements based upon the fair market value of the derivative. Due to our current stock price and the number of shares into which these notes payable would currently convert, the conversion provisions in our contingently convertible notes are not considered a derivative instrument and/or have no significant value. However, significant changes in the fair value of these features are required to be reflected in our financial statements.
       Also, our earnings per share may be significantly impacted due to the issuance of our contingently convertible instruments. EITF Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” requires companies that have issued contingently convertible instruments with a market price trigger to include the effects of the conversion in diluted EPS (if dilutive), regardless of whether the price trigger had been met.
Risks Relating to Our Common Stock
       The price of our common stock is volatile. The market price for our common stock has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include without limitation:

•	general conditions in our industry, the power markets in which we participate, or the worldwide economy;

•	announcements of developments related to our business or sector;

•	fluctuations in our results of operations;

•	our debt-to-equity ratios and other leverage ratios;

•	effects of significant events relating to the energy sector in general;

•	issuances, including through sales or lending facilities, of substantial amounts of our common stock or other securities into the marketplace;

•	dilution or potential dilution caused by stock-for-debt exchanges or issuances of indebtedness convertible into our common stock, including any exchanges or convertible debt transactions, such as the offering of the notes hereby, relating to the outstanding HIGH TIDES III;

•	an outbreak of war or hostilities;

•	a shortfall in revenues or earnings compared to securities analysts’ expectations;

•	changes in analysts’ recommendations or projections; and

•	announcements of new acquisitions or development projects by us.
       The market price of our common stock may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market price declines or market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.
Capital Resources; Liquidity
       We must meet ongoing debt obligations. We have substantial indebtedness that we incurred to finance the acquisition and development of power generation facilities that we may be unable to service and that restricts our activities. As of March 31, 2005, on an as adjusted basis as set forth in the summary balance sheet under “Summary—Summary of Consolidated Financial Data and Other Data,” our total consolidated funded debt was $18.0 billion, our total consolidated assets were $27.5 billion and our stockholders’ equity was $4.4 billion. Whether we will be able to meet our debt service obligations and repay, extend, or refinance our outstanding indebtedness will depend primarily upon the operational performance of our power generation facilities and of our oil and natural gas properties to the extent we continue to own them (see “Summary — Recent Developments — Potential Sale of Certain Oil and Natural Gas Assets” and “Summary — Recent Developments — Strategic Initiative to Accelerate Debt Reduction and Increase Cash Flow”), movements in electric and natural gas prices over time, our marketing and risk management activities and our ability to successfully implement our strategic initiative to increase liquidity and reduce debt, as well as general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
       This high level of indebtedness has important consequences, including:

•	limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy, or other purposes;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service the debt;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation;

•	limiting our ability or increasing the costs to refinance indebtedness; and

•	limiting our ability to enter into marketing, hedging, optimization and trading transactions by reducing the number of counterparties with whom we can transact as well as the volume of those transactions.
       Our debt instruments impose significant operating and financial restrictions on us; any failure to comply with these restrictions could have a material adverse effect on our liquidity and our operations. The indentures and other instruments governing our outstanding debt impose significant operating and financial restrictions on us. These restrictions could adversely affect us by limiting our ability to plan for or react to market conditions or to meet our capital needs. These restrictions limit or prohibit our ability to, among other things:

•	incur additional indebtedness and issue preferred stock;

•	make prepayments on or purchase indebtedness in whole or in part;

•	pay dividends and other distributions with respect to our capital stock or repurchase our capital stock or make other restricted payments;

•	make certain investments;

•	enter into transactions with affiliates;

•	create or incur liens to secure debt;

•	consolidate or merge with another entity, or allow one of our subsidiaries to do so;

•	lease, transfer or sell assets and use proceeds of permitted asset leases, transfers or sales;

•	incur dividend or other payment restrictions affecting certain subsidiaries;

•	make capital expenditures;

•	engage in certain business activities; and

•	acquire facilities or other businesses.
       In particular, the covenants in certain of our existing debt agreements currently impose the following restrictions on our activities:

•	Certain of our indentures place conditions on our ability to issue indebtedness if our interest coverage ratio (as defined in those indentures) is below 2:1. Currently, our interest coverage ratio (as so defined) is below 2:1 and, consequently, we generally would not be allowed to issue new debt, except for (i) certain types of new indebtedness, such as the notes offered hereby, that refinances or replaces existing indebtedness, and (ii) non-recourse debt and preferred equity interests issued by our subsidiaries for purposes of financing certain types of capital expenditures, including plant development, construction and acquisition expenses. In addition, if and so long as our interest coverage ratio is below 2:1, our ability to invest in unrestricted subsidiaries and non-subsidiary affiliates and make certain other types of restricted payments will be limited. Moreover, certain of our indentures will prohibit any further investments in non-subsidiary affiliates if and for so long as our interest coverage ratio (as defined therein) is below 1.75:1 and, as of March 31, 2005, such interest coverage ratio was below 1.75:1.

•	Certain of our indebtedness issued in the last half of 2004 was incurred in reliance on provisions in certain of our existing indentures pursuant to which we are able to incur indebtedness if, after giving effect to the incurrence and the repayment of other indebtedness with the proceeds therefrom, our interest coverage ratio (as defined in those indentures) is greater than 2:1. In order to satisfy the interest coverage ratio requirement in connection with the 2004 issuance, the proceeds are required to be used to repurchase or redeem other existing indebtedness. While we completed a substantial portion of such repurchases during the fourth quarter of 2004 and the first quarter of 2005, we are still in the process of completing the required amount of repurchases and expect to do so as soon as practicable. While the amount of indebtedness that must still be repurchased will ultimately depend on the market price of our outstanding indebtedness at the time the indebtedness is repurchased, based on current market conditions, we estimate that, as of March 31, 2005, as adjusted for market conditions and financial covenant calculations, we would be required to spend approximately $294.0 million on additional repurchases in order to fully satisfy this requirement. This amount has been classified as Senior Notes, current portion, on our Consolidated Condensed Balance Sheet as of March 31, 2005. Subsequent to March 31, 2005, we satisfied a portion of such requirement such that, as of June 1, 2005, as adjusted as described above, we would be required to spend approximately $211.0 million on additional repurchases. See “Summary — Recent Developments — Repurchases of Outstanding Debt.”

•	When we or one of our subsidiaries sells a significant asset or issues preferred equity, our indentures generally require that the net proceeds of the transaction be used to make capital expenditures or to repurchase or repay certain types of subsidiary indebtedness, in each case within 365 days of the closing date of the transaction. In light of this requirement, and taking into account the amount of capital expenditures currently budgeted for 2005, we anticipate that subsequent to March 31, 2005, we will need to use approximately $250.0 million of the net proceeds of the $360.0 million Two-Year Redeemable Preferred Shares issued by our Calpine (Jersey) Limited subsidiary on October 26, 2004 and approximately $180.0 million of the net proceeds of the

$260.0 million Redeemable Preferred Shares issued by our Calpine European Funding (Jersey) Limited subsidiary on January 31, 2005, to repurchase or repay certain subsidiary indebtedness. Accordingly, $430.0 million of long-term debt has been reclassified as Senior Notes, current portion, on our Consolidated Condensed Balance Sheet as of March 31, 2005. The actual amount of the net proceeds that will be required to be used to repurchase or repay subsidiary debt will depend upon the actual amount of the net proceeds that is used to make capital expenditures, which may be more or less than the amount currently budgeted. In addition, the net proceeds from the sale of the Saltend Energy Centre, after repayment of the two outstanding series of Redeemable Preferred Shares, as well as the proceeds of the offering by Metcalf of Redeemable Preferred Shares, will similarly be required to be used within 365 days of the applicable closing date to make capital expenditures or to repurchase or repay certain subsidiary indebtedness. We expect that the proceeds of the sale of our remaining United States oil and natural gas assets, if any such sale is consummated, will be used as described above under “Summary — Recent Developments — Potential Sale of Certain Oil and Natural Gas Assets” and “— Tender Offer for First Priority Notes.”

       In addition: (a) if Calpine Corporation’s ownership changes, as of March 31, 2005, on an as adjusted basis as described under “Capitalization,” the indentures and other instruments governing approximately $10.5 billion of our outstanding notes (including the notes offered hereby) and term loans may require us to make an offer to purchase those notes and term loans, (b) pursuant to the terms of the indentures under which our contingent convertible notes were issued, and the terms of the indenture under which the notes offered hereby are to be issued, upon the occurrence of certain defined triggering events (which include our common stock reaching certain price levels), the holders of the notes have the right to require that the notes be converted into a combination of cash (in an amount equal to the par value of the notes so converted) and our common shares (with respect to any additional value required to be delivered to the holders) and (c) with respect to our Contingent Convertible Notes due 2014 and the notes offered hereby, we may not make such payments upon conversion unless we meet a specified ratio of consolidated cash flow to fixed charges; currently, we do not satisfy such ratio. We may not have the financial resources necessary or may otherwise be restricted from purchasing those notes and term loans, or making such cash payments to holders of those contingent convertible notes in these events.
       Our ability to comply with these covenants may be affected by events beyond our control, and any material deviations from our forecasts could require us to seek waivers or amendments of covenants or alternative sources of financing or to reduce expenditures. We cannot assure you that such waivers, amendments or alternative financing could be obtained, or if obtained, would be on terms acceptable to us.
       If we are unable to comply with the terms of our indentures and other debt agreements, or if we fail to generate sufficient cash flow from operations, or to refinance our debt as described below, we may be required to refinance all or a portion of our senior notes and other debt or to obtain additional financing or sell additional assets. However, we may be unable to refinance or obtain additional financing because of our already high levels of debt and the debt incurrence restrictions under our existing indentures and other debt agreements. If our cash flow is insufficient and refinancing or additional financing is unavailable, we may be forced to default on our senior notes and other debt obligations, including the notes offered hereby. Such a default or other breach of the covenants or restrictions contained in any of our existing or future debt instruments could result in an event of default under those instruments and, due to cross-default and cross-acceleration provisions, under our other debt instruments. Upon an event of default under our debt instruments, the debt holders could elect to declare the entire debt outstanding thereunder to be due and payable and could terminate any commitments they had made to supply us with further funds. If any of these events occur, we cannot assure you that we will have sufficient funds available to repay in full the total amount of obligations that become due as a result of any such acceleration, or that we will be able to find additional or alternative financing to refinance any accelerated obligations.
       We must either repay or refinance our debt maturing in 2005 and 2006. Since the latter half of 2001, there has been a significant contraction in the availability of capital for participants in the energy sector. This has been due to a range of factors, including uncertainty arising from the collapse of Enron and a perceived surplus of electric generating capacity. These factors have continued through 2005, during which contracting credit markets and decreased spark spreads have adversely impacted our liquidity and earnings. While we have been able to access the capital and bank credit markets, it has been on significantly different terms than in the past. We recognize that terms of financing available to us in the future may not be attractive. To protect against this possibility and due to current market conditions, we scaled back our capital expenditure program to enable us to conserve our available capital resources.
       In 2005, the following payments will be due on our outstanding debt as of March 31, 2005: (i) $186.1 million in aggregate principal amount of 8 1/4% Senior Notes Due 2005, (ii) $74.0 million aggregate principal amount of notes issued by our subsidiary Power Contract Financing, L.L.C. (“PCF”) in connection with the monetization of a power contract with California Department of Water Resources (“CDWR”) and (iii) $260.0 million in Redeemable Preferred Shares issued by our subsidiary Calpine European Funding (Jersey) Limited. In 2006, the following payments will be due on our outstanding debt: (i) $111.6 million in aggregate principal amount of 7 5/8% Senior Notes Due 2006, (ii) $152.7 million in aggregate principal amount of 10 1/2% Senior Notes Due 2006, (iii) $360.0 million in Two-Year Redeemable Preferred Shares issued by our subsidiary Calpine (Jersey) Limited, and (iv) $155.9 million in aggregate principal amount of the notes issued by PCF in connection with the CDWR power contract monetization. In addition, as of March 31, 2005, we have approximately $136.0 million and $161.3 million of miscellaneous debt and capital lease obligations that are maturing or for which scheduled principal payments will be made in 2005 and 2006, respectively. As discussed above, as of March 31, 2005, we are also required to repurchase or redeem approximately $724 million of indebtedness (current estimate) in the aggregate pursuant to our indentures, approximately $543.0 million and $181.0 million which we expect will be repurchased or redeemed during 2005 and 2006, respectively. See “— Our debt instruments impose significant operating and financial restrictions on us; any failure to comply with these restrictions could have a material adverse effect on our liquidity and our operations.”
       In addition, our $517.5 million of outstanding HIGH TIDES III (of which $115.0 million have been repurchased and are currently held by us) are scheduled to be remarketed during July 2005, which would cause certain terms thereof to be reset on August 1, 2005. We currently anticipate repurchasing or redeeming all of the outstanding HIGH TIDES III not held by us prior to the remarketing with the proceeds from the issuance of the notes offered hereby. In the event that any HIGH TIDES III are not repurchased or redeemed by the scheduled remarketing date, such remaining HIGH TIDES III will be remarketed and, if the remarketing fails, will remain outstanding as convertible securities at a term rate equal to the treasury rate plus 6% per annum and with a term conversion price equal to 105% of the average closing price of our common stock for the five consecutive trading days after the final failed remarketing date.
       We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness when due, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, on or before maturity. While we believe we will be successful in repaying or refinancing all of our debt on or before maturity, we cannot assure you that we will be able to do so. See “Summary — Recent Developments — Strategic Initiative to Accelerate Debt Reduction and Increase Cash Flow.”

       We may not have sufficient cash to service our indebtedness and other liquidity requirements. Our ability to make payments on and to refinance our indebtedness, and to fund planned capital expenditures and research and development efforts, will depend on our ability to generate cash in the future. To date, we have obtained cash from our operations; borrowings under credit facilities; issuance of debt, equity, trust preferred securities and convertible debentures and contingent convertible notes; proceeds from sale/leaseback transactions; sale or partial sale of certain assets; contract monetizations and project financing. Taking into account our construction program and other planned capital expenditures and research and development, our debt service and repayment obligations and our bond repurchase obligations described above, we are currently projecting that unrestricted cash on hand together with cash from operations will not by itself be sufficient to meet our cash and liquidity needs for the year. We have therefore continued, and expanded, our liquidity-enhancing program, which program includes the possible sale of certain of our assets. See “Summary — Recent Developments — Strategic Initiative to Accelerate Debt Reduction and Increase Cash Flow,” and “— Potential Sale of Certain Oil and Natural Gas Assets.” The success of this liquidity program will depend on our being able to complete these anticipated asset sale and monetization transactions, which may in turn be impacted by a number of factors, including general economic and capital market conditions; conditions in energy markets; regulatory approvals and developments; limitations imposed by our existing agreements; and other factors, many of which are beyond our control. See also “— We may be unable to secure additional financing in the future.” Some of the anticipated liquidity transactions involve the monetization or prepayment of future revenues and could therefore negatively impact cash flow in the near term and the future. While we believe we will be successful in completing a sufficient number of these anticipated transactions, we cannot assure you that we will be able to do so. Accordingly, we may not be able to generate sufficient cash to meet all of our commitments.
       We may be unable to secure additional financing in the future. Each power generation facility that we acquire or develop will require substantial capital investment. Our ability to arrange financing (including any extension or refinancing) and the cost of the financing are dependent upon numerous factors. Access to capital (including any extension or refinancing) for participants in the energy sector, including for us, has been significantly restricted since late 2001. Other factors include:

•	general economic and capital market conditions;

•	conditions in energy markets;

•	regulatory developments;

•	credit availability from banks or other lenders for us and our industry peers, as well as the economy in general;

•	investor confidence in the industry and in us;

•	the continued success of our current power generation facilities; and

•	provisions of tax and securities laws that are conducive to raising capital.
       We have financed our existing power generation facilities using a variety of leveraged financing structures, consisting of senior secured and unsecured indebtedness, including construction financing, project financing, revolving credit facilities, term loans and lease obligations. As of March 31, 2005, we had approximately $18.1 billion of total consolidated funded debt, consisting of $5.3 billion of secured construction/project financing (including the Calpine Construction Finance Company, L.P. (“CCFC I”) and CalGen financings described below), $0.3 billion of capital lease obligations, $9.1 billion in senior notes and institutional term loans, $1.2 billion in convertible senior notes, $0.8 billion in preferred interests, $0.5 billion of HIGH TIDES III and $0.9 billion of secured and unsecured notes payable and borrowings under lines of credit. Additionally, we had operating leases with an aggregate present value of future minimum lease payments of $1.2 billion. Each project financing and lease obligation is structured to be fully paid out of cash flow provided by the facility or facilities financed or leased. In the event of a default under a financing agreement which we do not cure, the lenders or lessors would generally have rights to the facility and any related assets. In the event of foreclosure after a default, we might not retain any interest in the facility. While we intend to utilize non-recourse or lease financing when appropriate, market conditions and other factors may prevent similar financing for future facilities. It is possible that we may be unable to obtain the financing required to develop our power generation facilities on terms satisfactory to us. In addition, if new debt is added to our current debt levels, the risks associated with our substantial leverage that we now face could intensify.
       We have from time to time guaranteed certain obligations of our subsidiaries and other affiliates. Our lenders or lessors may also seek to have us guarantee the indebtedness for future facilities. Guarantees render our general corporate funds vulnerable in the event of a default by the facility or related subsidiary. Additionally, certain of our indentures may restrict our ability to guarantee future debt, which could adversely affect our ability to fund new facilities. Our indentures generally do not limit the ability of our subsidiaries to incur non-recourse or lease financing or to issue preferred stock for investment in new facilities.
       Our credit ratings have been downgraded and could be downgraded further. On May 9, 2005, Standard & Poor’s lowered its corporate credit rating on Calpine Corporation to single B- from single B. The outlook remains negative. In addition, the ratings on Calpine’s debt and the ratings on the debt of its subsidiaries were also lowered by one notch, with a few exceptions. The ratings for the following debt issues remained unchanged: the BBB- SPUR rating on Gilroy Energy Center bonds, the BB- rating on the Rocky Mountain Energy Center and the Riverside Energy Center loans, the CCC+ rating on the third lien debt of Calpine Generating Company, LLC (“CalGen,” formerly Calpine Construction Finance Company II, LLC (“CCFC II”)), and the BBB rating on the PCF bonds.
       On May 12, 2005, Moody’s Investor Service lowered its senior implied issuer rating on Calpine Corporation to B3 from B2. The outlook remains negative. In addition, the ratings on Calpine’s debt and the ratings on the debt of its subsidiaries were also lowered by two notches, with a few exceptions, including the ratings for CalGen debt (which were lowered one notch as follows: its first priority senior secured revolving credit and term loan facilities were lowered to B2 from B1, its second priority term loans and floating rate notes lowered to B3 from B2, and its third priority term loans and floating rate notes lowered to Caa1 from B3), and the ratings for the pass through certificates issued by each of South Point Energy Center, LLC, Broad River Energy, LLC, and RockGen Energy Center, LLC, which were also lowered to B3 from B2. Ratings for the following debt issues were affirmed with the outlook changed to negative from stable: Rocky Mountain Energy Center and the Riverside Energy Center at Ba3. The ratings for the following debt issues remain unchanged: the Gilroy Energy Center, LLC senior secured notes at Baa3, and the PCF senior secured notes at Baa2.
       On October 4, 2004, Fitch Ratings assigned our first priority senior secured debt a rating of BB-. At that time, Fitch also downgraded our second priority senior secured debt from BB- to B+, downgraded our senior unsecured debt rating from B- to CCC+, and reconfirmed our preferred stock rating at CCC. On May 25, 2005 following the announcement of our strategic plan to accelerate the $3 billion debt reduction target to year-end, Fitch Ratings placed the credit ratings of Calpine Corporation on “rating watch evolving,” which means that Fitch may lower, maintain, or raise their ratings on Calpine’s debt securities in the near-term.
       Such downgrades can have a negative impact on our liquidity by reducing attractive financing opportunities and increasing the amount of collateral required by trading counterparties. We cannot assure you that Moody’s, Fitch and S&P will not further downgrade our credit ratings in the future. If our credit ratings are downgraded, we could be required to, among other things, pay additional interest under our credit agreements, or provide additional guarantees, collateral, letters of credit or cash for credit support obligations, and it could increase our cost of capital, make our efforts to raise capital more difficult and have an adverse impact on our subsidiaries’ and our business, financial condition and results of operations.
       In light of our current credit ratings, many of our customers and counterparties are requiring that our and our subsidiaries’ obligations be secured by letters of credit or cash. Banks issuing letters of credit for our or our subsidiaries’ accounts are similarly requiring that the reimbursement obligations be cash-collateralized. In a typical commodities transaction, the amount of security that must be posted can change depending on the mark-to-market value of the transaction. These letter of credit and cash collateral requirements increase our cost of doing business and could have an adverse impact on our overall liquidity, particularly if there were a call for a large amount of additional cash or letter of credit collateral due to an unexpectedly large movement in the market price of a commodity. We are exploring with counterparties and financial institutions various alternative approaches to credit support, including the utilization of liens on our generating facilities and other assets to secure our subsidiaries’ obligations under certain power purchase agreements and other commercial arrangements, in lieu of cash collateral or letter of credit posting requirements. On May 25, 2005, we announced, among other things, that we are in discussions with a leading financial institution to form a partnership that we anticipate would lower our collateral requirements. See “Summary — Recent Developments — Strategic Initiative to Accelerate Debt Reduction and Increase Cash Flow.” Such alternative arrangements could, however, also add to our cost of doing business.
       Our ability to repay our debt depends upon the performance of our subsidiaries. Almost all of our operations are conducted through our subsidiaries and other affiliates. As a result, we depend almost entirely upon their earnings and cash flow to service our indebtedness, including our ability to pay the interest and principal of our senior notes. The financing agreements of certain of our subsidiaries and other affiliates generally restrict their ability to pay dividends, make distributions, or otherwise transfer funds to us prior to the payment of their other obligations, including their outstanding debt, operating expenses, lease payments and reserves. While certain of our indentures and other debt instruments limit our ability to enter into agreements that restrict our ability to receive dividends and other distributions from our subsidiaries, these limitations are subject to a number of significant exceptions (including exceptions permitting such restrictions arising out of subsidiary financings).
       We may utilize project financing, preferred equity and other types of subsidiary financing transactions when appropriate in the future. Our indentures and other debt instruments place limitations on our ability and the ability of our subsidiaries to incur additional indebtedness. However, they permit our subsidiaries to incur additional construction/project financing indebtedness and to issue preferred stock to finance the acquisition and development of new power generation facilities and to engage in certain types of non-recourse financings and issuance of preferred stock. If new subsidiary debt and preferred stock is added to our current debt levels, the risks associated with our substantial leverage that we now face could intensify.
       Our senior notes and our other senior debt, as well as the notes offered hereby, are effectively subordinated to all indebtedness and other liabilities of our subsidiaries and other affiliates and may be effectively subordinated to our secured debt to the extent of the assets securing such debt. Our subsidiaries and other affiliates are separate and distinct legal entities and, except in limited circumstances, have no obligation to pay any amounts due with respect to our indebtedness or indebtedness of other subsidiaries or affiliates, and do not guarantee the payment of interest on or principal of such indebtedness. In the event of our bankruptcy, liquidation or reorganization (or the bankruptcy, liquidation or reorganization of a subsidiary or affiliate), such subsidiaries’ or other affiliates’ creditors, including trade creditors and holders of debt issued by such subsidiaries or affiliates, will generally be entitled to payment of their claims from the assets of those subsidiaries or affiliates before any assets are made available for distribution to us or the holders of our indebtedness. In addition, we are also permitted to reorganize our subsidiaries in a manner that allows creditors of one subsidiary to collect against assets currently held by another subsidiary. As a result, holders of our indebtedness, including the notes offered hereby, will be effectively subordinated to all present and future debts and other liabilities (including trade payables) of our subsidiaries and affiliates, and holders of debt of one of our subsidiaries or affiliates will effectively be so subordinated with respect to all of our other subsidiaries and affiliates. As of March 31, 2005, our subsidiaries had $5.3 billion of secured construction/project financing (including the Calpine Construction Finance Company, L.P. (“CCFC I”) and CalGen financings described below). We may incur additional project financing indebtedness in the future, which will be effectively senior to our other secured and unsecured debt, including the notes offered hereby.
       In addition, our unsecured notes, including the notes offered hereby, and our other unsecured debt are effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. Our secured indebtedness includes our First Priority Notes and our $3.7 billion second-priority senior secured term loans and notes. As described above, we have commenced a tender offer for our First Priority Notes. See “Summary — Recent Developments — Tender Offer for First Priority Notes.” The First Priority Notes and second-priority senior secured notes and term loans are secured by, respectively, first-priority and second-priority liens on, among other things, substantially all of the assets owned directly by Calpine Corporation, including its natural gas and power plant assets and the equity in all of the subsidiaries directly owned by Calpine Corporation. Our $785.2 million of CCFC I secured institutional term loans and notes as of March 31, 2005 are secured by the assets and contracts associated with the seven natural gas-fired electric generating facilities owned by CCFC I and its subsidiaries (as adjusted for approved dispositions and acquisitions, such as the completed sale of Lost Pines Power Project and the acquisition of the Brazos Valley Power Plant) and the CCFC I lenders’ and note holders’ recourse is limited to such security. Our $2.6 billion of CalGen secured institutional term loans, notes and revolving credit facility are secured, through a combination of direct and indirect stock pledges and asset liens, by CalGen’s 14 power generating facilities and related assets located throughout the United States, and the CalGen lenders’ and note holders’ recourse is limited to such security. We have additional non-recourse project financings, secured in each case by the assets of the project being financed. We may incur additional secured indebtedness in the future, which will be effectively senior, to the extent of the assets securing that debt, to our unsecured debt and to our other secured debt not secured by those assets.
Operations
       Revenue may be reduced significantly upon expiration or termination of our PSAs. Some of the electricity we generate from our existing portfolio is sold under long-term power sales agreements (“PSAs”) that expire at various times. We also sell power under short to intermediate term (one to five year) PSAs. When the terms of each of these various PSAs expire, it is possible that the price paid to us for the generation of electricity under subsequent arrangements may be reduced significantly.
       Our power sales contracts have an aggregate value in excess of current market prices (measured over the next five years) of approximately $3.3 billion at December 31, 2004. Values for our long-term commodity contracts are calculated using discounted cash flows derived as the difference between contractually based cash flows and the cash flows to buy or sell similar amounts of the commodity on at market terms. Inherent in these valuations are significant assumptions regarding future price curves, correlations and volatilities, as applicable. Because our power sales contracts are marked to market, the aggregate value of the contracts noted above could decrease in response to changes in the market. We are at risk of loss in margins to the extent that these contracts expire or are terminated and we are unable to replace them on comparable terms. We have two customers with which we have multiple contracts that, when combined, constitute greater than 10% of this value: CDWR, $1.4 billion, and Pacific Gas and Electric Company, or PG&E, $0.4 billion. The values by customer are comprised of these multiple individual contracts that expire beginning in 2009 and contain termination provisions standard to contracts in our industry such as negligence, performance default or prolonged events of force majeure.
       Use of commodity contracts, including standard power and gas contracts (many of which constitute derivatives), can create volatility in earnings and may require significant cash collateral. During 2004 we recognized $13.5 million in mark-to-market gains on electric power and natural gas derivatives after recognizing $26.4 million in losses in 2003. In the three months ended March 31, 2005 and 2004, we recognized $3.5 million in mark-to-market losses and $12.5 million in mark-to-market gains, respectively, on electric power and natural gas derivatives. Additionally, we recognized as a cumulative effect of a change in accounting principle, an after-tax gain of approximately $181.9 million from the adoption of Derivatives Implementation Group (“DIG”) Issue No. C20, “Scope Exceptions: Interpretation of the Meaning of Not Clearly and Closely Related in Paragraph 10(b) regarding Contracts with a Price Adjustment Feature” (“DIG Issue No. C20”) on October 1, 2003. See Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Application of Critical Accounting Policies” in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference herein, for a detailed discussion of the accounting requirements relating to electric power and natural gas derivatives. In addition, U.S. generally accepted accounting principles (“GAAP”) treatment of derivatives in general, and particularly in our industry, continues to evolve. We may enter into other transactions in future periods that require us to mark various derivatives to market through earnings. The nature of the transactions that we enter into and the volatility of natural gas and electric power prices will determine the volatility of earnings that we may experience related to these transactions.
       As a result, in part, of the fallout from Enron’s declaration of bankruptcy on December 2, 2001, companies using derivatives, many of which are commodity contracts, have become more sensitive to the inherent risks of such transactions. Consequently (and for us, as a result of our recent downgrades), many companies, including us, are required to post cash collateral for certain commodity transactions in excess of what was previously required. As of March 31, 2005, we had $291.2 million in margin deposits with counterparties, net of deposits posted by counterparties with us, $82.7 million in prepaid gas and power payments and had posted $109.0 million of letters of credit, compared to $248.9 million, $78.0 million and $115.9 million, respectively, at December 31, 2004. Future cash collateral requirements may increase based on the extent of our involvement in commodity transactions and movements in commodity prices and also based on our credit ratings and general perception of creditworthiness in this market. On May 25, 2005, we announced, among other things, that we are in discussions with a leading financial institution to form a partnership that we anticipate would lower our collateral requirements. See “Summary — Recent Developments — Strategic Initiative to Accelerate Debt Reduction and Increase Cash Flow.”
       We may be unable to obtain an adequate supply of natural gas in the future. To date, our fuel acquisition strategy has included various combinations of our own gas reserves, gas prepayment contracts, short-, medium-and long-term supply contracts and gas hedging transactions. In our gas supply arrangements, we attempt to match the fuel cost with the fuel component included in the facility’s PSAs in order to minimize a project’s exposure to fuel price risk. In addition, the focus of CES is to manage the spark spread for our portfolio of generating plants and we actively enter into hedging transactions to lock in gas costs and spark spreads. We believe that there will be adequate supplies of natural gas available at reasonable prices for each of our facilities when current gas supply agreements expire. However, gas supplies may not be available for the full term of the facilities’ PSAs, and gas prices may increase significantly. Additionally, our credit ratings may inhibit our ability to procure gas supplies from third parties. If gas is not available, or if gas prices increase above the level that can be recovered in electricity prices, there could be a negative impact on our results of operations or financial condition. In addition, we recently announced that we may sell all or a portion of our United States natural gas assets. See “Summary — Recent Developments — Potential Sale of Certain Oil and Natural Gas Assets.” Any such sales could potentially exacerbate these issues.
       For the year ended December 31, 2004, we obtained approximately 7% of our physical natural gas supply needs through owned natural gas reserves. However, if the potential sale of our oil and natural gas assets is completed, upon the transfer of our oil and natural gas assets, we expect that we will not obtain any of our natural gas supply needs through owned natural gas reserves. See “Summary — Recent Developments — Potential Sale of Certain Oil and Natural Gas Assets.” We obtain the remainder of our physical natural gas supply from the market and utilize the natural gas financial markets to hedge our exposures to natural gas price risk. Our current less than investment grade credit rating increases the amount of collateral that certain of our suppliers require us to post for purchases of physical natural gas supply and hedging instruments. To the extent that we do not have cash or other means of posting credit, we may be unable to procure an adequate supply of natural gas or natural gas hedging instruments. In addition, the fact that our deliveries of natural gas depend upon the natural gas pipeline infrastructure in markets where we operate power plants exposes us to supply disruptions in the unusual event that the pipeline infrastructure is damaged or disabled.
       Our power project development and acquisition activities may not be successful. The development of power generation facilities is subject to substantial risks. In connection with the development of a power generation facility, we must generally obtain:

•	necessary power generation equipment;

•	governmental permits and approvals;

•	fuel supply and transportation agreements;

•	sufficient equity capital and debt financing;

•	electrical transmission agreements;

•	water supply and wastewater discharge agreements; and

•	site agreements and construction contracts.
       We may be unsuccessful in accomplishing any of these matters or in doing so on a timely basis. In addition, project development is subject to various environmental, engineering and construction risks relating to cost-overruns, delays and performance. Although we may attempt to minimize the financial risks in the development of a project by securing a favorable power sales agreement, obtaining all required governmental permits and approvals, and arranging adequate financing prior to the commencement of construction, the development of a power project may require us to expend significant sums for preliminary engineering, permitting, legal and other expenses before we can determine whether a project is feasible, economically attractive or financeable. If we are unable to complete the development of a facility, we might not be able to recover our investment in the project. The process for obtaining initial environmental, siting and other governmental permits and approvals is complicated and lengthy, often taking more than one year, and is subject to significant uncertainties. We cannot assure you that we will be successful in the development of power generation facilities in the future or that we will be able to successfully complete construction of our facilities currently in development, nor can we assure you that any of these facilities will be profitable or have value equal to the investment in them even if they do achieve commercial operation.

       We have grown substantially in recent years partly as a result of acquisitions of interests in power generation facilities, geothermal steam fields and natural gas reserves and facilities. The integration and consolidation of our acquisitions with our existing business requires substantial management, financial and other resources and, ultimately, our acquisitions may not be successfully integrated. In addition, as we transition from a development company to an operating company, we are not likely to continue to grow at historical rates due to reduced acquisition activities in the near future. We have also substantially curtailed our development efforts in response to our reduced liquidity. Although the domestic power industry is continuing to undergo consolidation and may offer acquisition opportunities at favorable prices, we believe that we are likely to confront significant competition for those opportunities and, due to the constriction in the availability of capital resources for acquisitions and other expansion, to the extent that any opportunities are identified, we may be unable to effect any acquisitions. Similarly, to the extent we seek to divest assets, we may not be able to do so at attractive prices. See also “Summary — Recent Developments — Strategic Initiative to Accelerate Debt Reduction and Increase Cash Flow” for a discussion of potential asset sales.
       Our projects under construction may not commence operation as scheduled. The commencement of operation of a newly constructed power generation facility involves many risks, including:

•	start-up problems;

•	the breakdown or failure of equipment or processes; and

•	performance below expected levels of output or efficiency.
       New plants have no operating history and may employ recently developed and technologically complex equipment. Insurance (including a layer of insurance provided by a captive insurance subsidiary) is maintained to protect against certain risks, warranties are generally obtained for limited periods relating to the construction of each project and its equipment in varying degrees, and contractors and equipment suppliers are obligated to meet certain performance levels. The insurance, warranties or performance guarantees, however, may not be adequate to cover lost revenues or increased expenses. As a result, a project may be unable to fund principal and interest payments under its financing obligations and may operate at a loss. A default under such a financing obligation, unless cured, could result in our losing our interest in a power generation facility.
       In certain situations, PSAs entered into with a utility early in the development phase of a project may enable the utility to terminate the PSA or to retain security posted as liquidated damages under the PSA. Currently, six of our 10 projects under construction are party to PSAs containing such provisions and could be materially affected if these provisions were triggered. The six projects are our Freeport, Valladolid, Mankato, Bethpage, Fox and Otay Mesa facilities. The situations that could allow a utility to terminate a PSA or retain posted security as liquidated damages include:

•	the cessation or abandonment of the development, construction, maintenance or operation of the facility;

•	failure of the facility to achieve construction milestones by agreed upon deadlines, subject to extensions due to force majeure events;

•	failure of the facility to achieve commercial operation by agreed upon deadlines, subject to extensions due to force majeure events;

•	failure of the facility to achieve certain output minimums;

•	failure by the facility to make any of the payments owing to the utility under the PSA or to establish, maintain, restore, extend the term of, or increase the posted security if required by the PSA;

•	a material breach of a representation or warranty or failure by the facility to observe, comply with or perform any other material obligation under the PSA;

•	failure of the facility to obtain material permits and regulatory approvals by agreed upon deadlines; or

•	the liquidation, dissolution, insolvency or bankruptcy of the project entity.
       Our power generation facilities may not operate as planned. Upon completion of our projects currently under construction, we will operate 100 of the 103 power plants in which we currently have an interest. The continued operation of power generation facilities, including, upon completion of construction, the facilities owned directly by us, involves many risks, including the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes, and performance below expected levels of output or efficiency. From time to time our power generation facilities have experienced equipment breakdowns or failures, and in 2004 we recorded expenses totaling approximately $54.3 million for these breakdowns or failures compared to $11.0 million in 2003. Continued high failure rates of Siemens Westinghouse (“SW”) provided equipment represent the highest risk for such breakdowns, although we have programs in place that we believe will eventually substantially reduce these failures and provide plants with SW equipment availability factors competitive with plants using other manufacturers’ equipment.
       Although our facilities contain various redundancies and back-up mechanisms, a breakdown or failure may prevent the affected facility from performing under any applicable PSAs. Although insurance is maintained to partially protect against operating risks, the proceeds of insurance may not be adequate to cover lost revenues or increased expenses. As a result, we could be unable to service principal and interest payments under our financing obligations which could result in losing our interest in one or more power generation facility.
       We cannot assure you that our estimates of oil and gas reserves are accurate. Estimates of proved oil and gas reserves and the future net cash flows attributable to those reserves are prepared by independent petroleum and geological engineers. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and cash flows attributable to such reserves, including factors beyond our control and that of our engineers. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of an estimate of quantities of reserves, or of cash flows attributable to such reserves, is a function of the available data, assumptions regarding future oil and gas prices and expenditures for future development and exploitation activities, and of engineering and geological interpretation and judgment. Additionally, reserves and future cash flows may be subject to material downward or upward revisions, based upon production history, development and exploration activities and prices of oil and gas. Actual future production, revenue, taxes, development expenditures, operating expenses, underlying information, quantities of recoverable reserves and the value of cash flows from such reserves may vary significantly from the assumptions and underlying information set forth herein. In addition, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. We recorded impairment charges of $202.1 million related to reduced proved reserve projections at year end 2004 based on the year-end independent engineer’s report.
       Our geothermal energy reserves may be inadequate for our operations. The development and operation of geothermal energy resources are subject to substantial risks and uncertainties similar to those experienced in the development of oil and gas resources. The successful exploitation of a geothermal energy resource ultimately depends upon:

•	the heat content of the extractable steam or fluids;

•	the geology of the reservoir;

•	the total amount of recoverable reserves;

•	operating expenses relating to the extraction of steam or fluids;

•	price levels relating to the extraction of steam or fluids or power generated; and

•	capital expenditure requirements relating primarily to the drilling of new wells.
       In connection with each geothermal power plant, we estimate the productivity of the geothermal resource and the expected decline in productivity. The productivity of a geothermal resource may decline more than anticipated, resulting in insufficient reserves being available for sustained generation of the electrical power capacity desired. An incorrect estimate by us or an unexpected decline in productivity could, if material, adversely affect our results of operations or financial condition.
       Geothermal reservoirs are highly complex. As a result, there exist numerous uncertainties in determining the extent of the reservoirs and the quantity and productivity of the steam reserves. Reservoir engineering is an inexact process of estimating underground accumulations of steam or fluids that cannot be measured in any precise way, and depends significantly on the quantity and accuracy of available data. As a result, the estimates of other reservoir specialists may differ materially from ours. Estimates of reserves are generally revised over time on the basis of the results of drilling, testing and production that occur after the original estimate was prepared. We cannot assure you that we will be able to successfully manage the development and operation of our geothermal reservoirs or that we will accurately estimate the quantity or productivity of our steam reserves.
Market
       Competition could adversely affect our performance. The power generation industry is characterized by intense competition, and we encounter competition from utilities, industrial companies, marketing and trading companies, and other IPPs. In recent years, there has been increasing competition among generators in an effort to obtain PSAs, and this competition has contributed to a reduction in electricity prices in certain markets. In addition, many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power industry. For instance, the California Public Utilities Commission (“CPUC”) issued decisions that provided that all California electric users taking service from a regulated public utility could elect to receive direct access service commencing April 1998; however, the CPUC suspended the offering of direct access to any customer not receiving direct access service as of September 20, 2001, due to the problems experienced in the California energy markets during 2000 and 2001. As a result, uncertainty exists as to the future course for direct access in California in the aftermath of the energy crisis in that state. In Texas, legislation phased in a deregulated power market, which commenced on January 1, 2001. This competition has put pressure on electric utilities to lower their costs, including the cost of purchased electricity, and increasing competition in the supply of electricity in the future will increase this pressure.
       Our international investments may face uncertainties. We have investments in operating power projects in Canada, an investment in an energy service business in the Netherlands and an investment in a power generation facility in construction in Mexico. In addition, we recently entered into an agreement to sell our power generation facility in the U.K. See “Summary — Recent Developments — Sale of Saltend Energy Centre.” We may pursue additional international investments in the future subject to the limitations on our expansion plans due to current capital market constraints. International investments are subject to unique risks and uncertainties relating to the political, social and economic structures of the countries in which we invest. Risks specifically related to investments in non-United States projects may include:

•	fluctuations in currency valuation;

•	currency inconvertibility;

•	expropriation and confiscatory taxation;

•	increased regulation; and

•	approval requirements and governmental policies limiting returns to foreign investors.
California Power Market
       The volatility in the California power market from mid-2000 through mid-2001 has produced significant unanticipated results, and as described in the following risk factors, the unresolved issues arising in that market, where 42 of our 103 power plants are located, could adversely affect our performance.
       We may be required to make refund payments to the CalPX and CAISO as a result of the California Refund Proceeding. On August 2, 2000, the California Refund Proceeding was initiated by a complaint made at FERC by SDG&E under Section 206 of the FPA alleging, among other things, that the markets operated by the CAISO and the California Power Exchange (“CalPX”) were dysfunctional. FERC established a refund effective period of October 2, 2000, to June 19, 2001 (the “Refund Period”), for sales made into those markets.
       On December 12, 2002, an Administrative Law Judge issued a Certification of Proposed Finding on California Refund Liability (“December 12 Certification”) making an initial determination of refund liability. On March 26, 2003, FERC issued an order (the “March 26 Order”) adopting many of the findings set forth in the December 12 Certification. In addition, as a result of certain findings by the FERC staff concerning the unreliability or misreporting of certain reported indices for gas prices in California during the Refund Period, FERC ordered that the basis for calculating a party’s potential refund liability be modified by substituting a gas proxy price based upon gas prices in the producing areas plus the tariff transportation rate for the California gas price indices previously adopted in the California Refund Proceeding. We believe, based on the information that we have analyzed to date, that any refund liability that may be attributable to us could total approximately $9.9 million (plus interest, if applicable), after taking the appropriate set-offs for outstanding receivables owed by the CalPX and CAISO to Calpine. We believe we have appropriately reserved for the refund liability that by our current analysis would potentially be owed under the refund calculation clarification in the March 26 Order. The final determination of the refund liability and the allocation of payment obligations among the numerous buyers and sellers in the California markets is subject to further Commission proceedings. It is possible that there will be further proceedings to require refunds from certain sellers for periods prior to the originally designated Refund Period. In addition, the FERC orders concerning the Refund Period, the method for calculating refund liability and numerous other issues are pending on appeal before the U.S. Court of Appeals for the Ninth Circuit. At this time, we are unable to predict the timing of the completion of these proceedings or the final refund liability. Thus, the impact on our business is uncertain.
       We have been mentioned in a show cause order in connection with the FERC investigation into western markets regarding the CalPX and CAISO tariffs and may be found liable for payments thereunder. On February 13, 2002, FERC initiated an investigation of potential manipulation of electric and natural gas prices in the western United States. This investigation was initiated as a result of allegations that Enron and others used their market position to distort electric and natural gas markets in the West. The scope of the investigation is to consider whether, as a result of any manipulation in the short-term markets for electric energy or natural gas or other undue influence on the wholesale markets by any party since January 1, 2000, the rates of the long-term contracts subsequently entered into in the West are potentially unjust and unreasonable. On August 13, 2002, the FERC staff issued the Initial Report on Company-Specific Separate Proceedings and Generic Reevaluations; Published Natural Gas Price Data; and Enron Trading Strategies (the “Initial Report”), summarizing its initial findings in this investigation. There were no findings or allegations of wrongdoing by Calpine set forth or described in the Initial Report. On March 26, 2003, the FERC staff issued a final report in this investigation (the “Final Report”). In the Final Report, the FERC staff recommended that FERC issue a show cause order to a number of companies, including Calpine, regarding certain power scheduling practices that may have been in violation of the CAISO’s or CalPX’s tariff. The Final Report also recommended that FERC modify the basis for determining potential liability in the California Refund Proceeding discussed above. Calpine believes that it did not violate these tariffs and that, to the extent that such a finding could be made, any potential liability would not be material.
       On June 25, 2003, FERC issued a number of orders based on the Final Report, including the issuance of two show cause orders to certain industry participants. FERC did not subject Calpine to either of the show cause orders. FERC also issued an order directing the FERC Office of Markets and Investigations to investigate further whether market participants who bid a price in excess of $250 per MWh hour into markets operated by either the CAISO or the CalPX during the period of May 1, 2000, to October 2, 2000, may have violated CAISO and CalPX tariff prohibitions. No individual market participant was identified. We believe that we did not violate the CAISO and CalPX tariff prohibitions referred to by FERC in this order; however, we are unable to predict at this time the final outcome of this proceeding or its impact on our business.
       The energy payments made to us during a certain period under our QF contracts with PG&E may be retroactively adjusted downward as a result of a CPUC proceeding. Our QF contracts with PG&E provide that the CPUC has the authority to determine the appropriate utility “avoided cost” to be used to set energy payments by determining the short run avoided cost (“SRAC”) energy price formula. In mid-2000 our QF facilities elected the option set forth in Section 390 of the California Public Utilities Code, which provided QFs the right to elect to receive energy payments based on the CalPX market clearing price instead of the SRAC price administratively determined by the CPUC. Having elected such option, our QF facilities were paid based upon the CalPX zonal day-ahead clearing price (“CalPX Price”) for various periods commencing in the summer of 2000 until January 19, 2001, when the CalPX ceased operating a day-ahead market. The CPUC has conducted proceedings (R.99-11-022) to determine whether the CalPX Price was the appropriate price for the energy component upon which to base payments to QFs which had elected the CalPX-based pricing option. No final decision has been issued to date. Therefore, it is possible that the CPUC could order a payment adjustment based on a different energy price determination. On January 10, 2001, PG&E filed an emergency motion (the “Emergency Motion”) requesting that the CPUC issue an order that would retroactively change the energy payments received by QFs based on CalPX-based pricing for electric energy delivered during the period commencing during June 2000 and ending on January 18, 2001. On April 29, 2004, PG&E, the Utility Reform Network, a consumer advocacy group, and the Office of Ratepayer Advocates, an independent consumer advocacy department of the CPUC (collectively, the “PG&E Parties”), filed a Motion for Briefing Schedule Regarding True-Up of Payments to QF Switchers (the “April 2004 Motion”). The April 2004 Motion requests that the CPUC set a briefing schedule in R.99-11-022 to determine what is the appropriate price that should be paid to the QFs that had switched to the CalPX Price. The PG&E Parties allege that the appropriate price should be determined using the methodology that has been developed thus far in the California Refund Proceeding discussed above. Supplemental pleadings have been filed on the April 2004 Motion, but neither the CPUC nor the assigned administrative law judge has issued any rulings with respect to either the April 2004 Motion or the initial Emergency Motion. We believe that the CalPX Price was the appropriate price for energy payments for our QFs during this period, but there can be no assurance that this will be the outcome of the CPUC proceedings.
       The availability payments made to us under our Geysers’ Reliability Must Run contracts have been challenged by certain buyers as having been not just and reasonable. CAISO, California Electricity Oversight Board, Public Utilities Commission of the State of California, PG&E, SDG&E, and Southern California Edison Company (collectively referred to as the “Buyers Coalition”) filed a complaint on November 2, 2001 at FERC requesting the commencement of a FPA Section 206 proceeding to challenge one component of a number of separate settlements previously reached on the terms and conditions of “reliability must run” contracts (“RMR Contracts”) with certain generation owners, including Geysers Power Company, LLC, which settlements were also previously approved by FERC. RMR Contracts require the owner of the specific generation unit to provide energy and ancillary services when called upon to do so by the ISO to meet local transmission reliability needs or to manage transmission constraints. The Buyers Coalition has asked FERC to find that the availability payments under these RMR Contracts are not just and reasonable. Geysers Power Company, LLC filed an answer to the complaint in November 2001. On June 3, 2005, FERC dismissed the complaint brought by the Buyers Coalition. The Buyers Coalition may appeal FERC’s order, but it has not yet done so.
Government Regulation
       We are subject to complex government regulation which could adversely affect our operations. Our activities are subject to complex and stringent energy, environmental and other governmental laws and regulations. The construction and operation of power generation facilities and oil and gas exploration and production require numerous permits, approvals and certificates from appropriate foreign, federal, state and local governmental agencies, as well as compliance with environmental protection legislation and other regulations. While we believe that we have obtained the requisite approvals and permits for our existing operations and that our business is operated in accordance with applicable laws, we remain subject to a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. Existing laws and regulations may be revised or reinterpreted, or new laws and regulations may become applicable to us that may have a negative effect on our business and results of operations. We may be unable to obtain all necessary licenses, permits, approvals and certificates for proposed projects, and completed facilities may not comply with all applicable permit conditions, statutes or regulations. In addition, regulatory compliance for the construction of new facilities is a costly and time-consuming process. Intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures to obtain and maintain permits. If a project is unable to function as planned due to changing requirements or local opposition, it may create expensive delays, extended periods of non-operation or significant loss of value in a project.
       Environmental regulations have had and will continue to have an impact on our cost of doing business and our investment decisions. For example, the existing market-based cap-and-trade emissions allowance system in Texas requires operators to either reduce NOx emissions or purchase additional NOx allowances in the marketplace. Rather than purchase additional allowances, we have chosen to install additional NOx emission controls as part of a $31 million steam capacity upgrade at our Texas City facility and to retrofit our Clear Lake, Texas facility with similar technology at a cost of approximately $17 million. These new emission control systems will allow us to meet our thermal customers’ needs while reducing the need to purchase allowances for our facilities in Texas.
       Our operations are potentially subject to the provisions of various energy laws and regulations, including PURPA, PUHCA, the FPA, and state and local regulations. PUHCA provides for the extensive regulation of public utility holding companies and their subsidiaries. PURPA provides QFs (as defined under PURPA) and owners of QFs exemptions from certain federal and state regulations, including rate and financial regulations. The FPA regulates wholesale sales of power, as well as electric transmission in interstate commerce.
       Under current federal law, we are not subject to regulation as a holding company under PUHCA, and will not be subject to such regulation as long as the plants in which we have an interest (1) qualify as QFs, (2) are subject to another exemption or waiver or (3) are owned or operated by an EWG under the Energy Policy Act of 1992. In order to be a QF, a facility must be not more than 50% owned by one or more electric utility companies, electric utility holding companies, or any combination thereof. Generally, any geothermal power facility which produces not more than 80 MW of electricity and meets PURPA ownership requirements qualifies for QF status. In addition, a QF that is a cogeneration facility, such as the plants in which we currently have interests, must produce electricity as well as thermal energy for use in an industrial or commercial process in specified minimum proportions. The QF also must meet certain minimum energy efficiency standards.
       If any of the plants in which we have an interest lose their QF status or if amendments to PURPA are enacted that substantially reduce the benefits currently afforded QFs, we could become a public utility holding company, which could subject us to significant federal, state and local regulation, including rate regulation. If we become a holding company, which could be deemed to occur prospectively or retroactively to the date that any of our plants loses its QF status, all of our other QF power plants could lose QF status because, under FERC regulations, no more than 50% of a QF’s equity can be owned by an electric utility, electric utility holding company, or any combination thereof. In addition, a loss of QF status could, depending on the particular power purchase agreement, allow the power purchaser to cease taking and paying for electricity or to seek refunds of past amounts paid and thus could cause the loss of some or all contract revenues or otherwise impair the value of a project. If a power purchaser were to cease taking and paying for electricity, there can be no assurance that the costs incurred in connection with the project could be recovered through sales to other purchasers. Such events could adversely affect our ability to service our indebtedness. See “Item 1 — Business — Government Regulation — Federal Energy Regulation — Federal Power Act Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2004. A cogeneration QF could lose its QF status if it does not continue to meet FERC’s operating and efficiency requirements. Such possible loss of QF status could occur, for example, if the QF’s steam host, typically an industrial facility, fails for operating, permit or economic reasons to use sufficient quantities of the QF’s steam output. We cannot assure you that all of our steam hosts will continue to take and use sufficient quantities of their respective QF’s steam output.
       In light of the experiences in the California electricity and natural gas markets in 2000 and 2001, and the PG&E and Enron bankruptcy filings in 2001, among other events in recent years, there are a number of federal legislative and regulatory initiatives that could result in changes in how the energy markets are regulated. For example, Congress has considered proposed legislation that would repeal PUHCA, and would amend PURPA, among other ways, by, in certain circumstances, limiting its mandatory purchase obligation to existing contracts. We do not know whether these legislative or regulatory initiatives will be adopted or, if adopted, what form they may take. We cannot provide assurance that any legislation or regulation ultimately adopted would not adversely affect our existing projects.
       In addition, many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power generation industry and increase access to electric utilities’ transmission and distribution systems for IPPs and electricity consumers. However, in light of the circumstances in the California electricity and natural gas markets and the bankruptcies of both PG&E and Enron, the pace and direction of further deregulation at the state level in many jurisdictions is uncertain. See “— California Power Market.”

Other Risk Factors
       We depend on our management and employees. Our success is largely dependent on the skills, experience and efforts of our people. While we believe that we have excellent depth throughout all levels of management and in all key skill levels of our employees, the loss of the services of one or more members of our senior management or of numerous employees with critical skills could have a negative effect on our business, financial conditions and results of operations and future growth. We have an employment agreement with our Chief Executive Officer.
       Seismic disturbances could damage our projects. Areas where we operate and are developing many of our geothermal and gas-fired projects are subject to frequent low-level seismic disturbances. More significant seismic disturbances are possible. Our existing power generation facilities are built to withstand relatively significant levels of seismic disturbances, and we believe we maintain adequate insurance protection. However, earthquake, property damage or business interruption insurance may be inadequate to cover all potential losses sustained in the event of serious seismic disturbances. Additionally, insurance for these risks may not continue to be available to us on commercially reasonable terms.
       Our results are subject to quarterly and seasonal fluctuations. Our quarterly operating results have fluctuated in the past and may continue to do so in the future as a result of a number of factors, including:

•	seasonal variations in energy prices;

•	variations in levels of production;

•	the timing and size of acquisitions; and

•	the completion of development and construction projects.
       Additionally, because we receive the majority of capacity payments under some of our PSAs during the months of May through October, our revenues and results of operations are, to some extent, seasonal.
       The ultimate outcome of the legal proceedings relating to our activities cannot be predicted. Any adverse determination could have a material adverse effect on our financial condition and results of operations. We are party to various litigation matters arising out of the normal course of business, the more significant of which are summarized in Note 25 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2004, and in Note 11 of the Notes to Consolidated Financial Statements contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which are incorporated by reference herein. These matters include securities class action lawsuits, such as Hawaii Structural Ironworkers Pension Fund v. Calpine et al., which relate to our April 2002 equity offering and also named the underwriters of that offering as defendants.
      Harbert Distressed Investment Master Fund, Ltd. has brought a suit against us and certain of our subsidiaries that alleges violations or potential violations of certain Nova Scotia and Canadian laws in connection with certain financing transactions and in connection with the proposed sale of the Saltend Energy Centre. The Harbert Fund, which holds two series of notes issued by one of our subsidiaries and guaranteed by us, seeks interim and permanent injunctive relief freezing, or tracing and returning to Calpine Canada Resources Company, the indirect parent company of the owner of the Saltend Energy Centre, assets, including the proceeds of financing transactions and the proceeds of any sale of the Saltend Energy Centre. We have been advised by the trustee under the indenture governing the notes held by the Harbert Fund that it intends to file an application to intervene in the suit. A hearing on the merits of this suit has been scheduled for July 7 and 8, 2005.

      In April 2005, the Division of Enforcement of the SEC commenced an informal inquiry into the facts and circumstances relating to: (a) our downward revision of our proved oil and gas reserve estimates at year-end 2004 as compared to such estimates at year-end 2003, and a corresponding impairment of the value of certain assets, all previously disclosed by us, (b) certain statements made to various regulatory agencies by a terminated former employee regarding our determination of state sales and use taxes, and (c) our upward restatement in April 2005 of our previously disclosed net income for the third quarter, and the first three quarters, of 2004. We are fully cooperating with this informal inquiry. The ultimate outcome of this inquiry cannot presently be determined, however, it is possible that the SEC could conclude that our estimate of continuing proved reserves, as revised, requires further downward revision, or could require that we take other actions.
       The ultimate outcome of each of these matters cannot presently be determined, nor can the liability that may potentially result from a negative outcome be reasonably estimated presently for every case. The liability we may ultimately incur with respect to any one of these matters in the event of a negative outcome may be in excess of amounts currently accrued with respect to such matters and, as a result, these matters may potentially be material to our business or to our financial condition and results of operations.

CALPINE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
       The following table sets forth our consolidated ratio of earnings to fixed charges for each of the last five years and for the three months ended March 31, 2005.

								(Unaudited)
								Three Months
Year Ended December 31,								Ended
								March 31,
2000	2001	2002		2003		2004		2005

1.75x	1.31x	—	(1)	—	(2)	—	(3)	— (4)
       For purposes of computing our consolidated ratio of earnings to fixed charges, earnings consist of pre-tax income before adjustment for minority interests in our consolidated subsidiaries and income or loss from equity investees, plus fixed charges, amortization of capitalized interest and distributed income of equity investees, reduced by interest capitalized, the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges and distributions on our HIGH TIDES. Fixed charges consist of interest expensed and capitalized (including amortized premiums, discounts and capitalized expenses related to indebtedness), an estimate of the interest within rental expense and the distributions on our HIGH TIDES.

(1)	For the year ended December 31, 2002, we had an earnings-to-fixed-charges coverage deficiency of approximately $589.5 million, primarily as a result of (i) a pre-tax charge to earnings of $404.7 million for equipment cancellation and asset impairment, (ii) increased interest expense costs due to recent debt financings to support our growth, and (iii) a significant decrease in electricity prices, gas prices and spark spreads, primarily as a result of weak market fundamentals as compared to the year ended December 31, 2001.

(2)	For the year ended December 31, 2003, we had an earnings-to-fixed-charges coverage deficiency of approximately $283.9 million, primarily as a result of (i) a pre-tax charge to earnings of $64.4 million for equipment cancellation and asset impairment and $16.4 million for long-term service agreement cancellation charges, (ii) increased interest expense costs due to recent debt financings to support our growth, and (iii) a decrease in average spark spreads per megawatt-hour and higher fuel expense in 2003 as compared with the same period in 2002.

(3)	For the year ended December 31, 2004, we had an earnings-to-fixed-charges coverage deficiency of approximately $988.2 million, primarily as a result of (i) a $202.1 million pre-tax impairment charge as a result of decreases in proved undeveloped resources, (ii) increased interest expense costs due to recent debt financings to support our growth, and (iii) a decrease in average spark spreads per megawatt-hour and higher fuel expense in 2004 as compared with the same period in 2003.

(4)	For the quarter ended March 31, 2005, we had an earnings-to-fixed charges coverage deficiency of approximately $306.7 million, primarily as a result of (i) increased interest expense costs due to recent debt financings to support our growth and (ii) a decrease in average spark spreads per megawatt-hour and higher fuel expenses in 2005 as compared with 2004.

USE OF PROCEEDS
       We estimate that the net proceeds to us from the offering of the notes will be approximately $634.5 million after deducting fees and expenses. We intend to use these proceeds as follows:

•	$402.5 million to repurchase or redeem all of the outstanding 5.0% HIGH TIDES III trust preferred securities issued by our Calpine Capital Trust III subsidiary that are not held by us; and

•	the balance to repay, redeem or repurchase portions of certain of our other outstanding indebtedness, all in accordance with the terms and provisions of our outstanding indebtedness.

CAPITALIZATION
      The following table sets forth, as of March 31, 2005, (i) our actual consolidated capitalization and (ii) our consolidated capitalization, as adjusted to reflect the net effect of (a) the sale of notes offered hereby and the use of the proceeds therefrom, (b) the repurchase of senior notes and (c) draws under the Fox, Metcalf, Freeport and Mankato finance facilities. The table does not adjust for the pending sale of the Saltend Energy Centre. For more information, see “Use of Proceeds” and “Summary — Recent Developments.”
      As previously discussed, we are offering hereby $650.0 million aggregate principal amount of the notes. For purposes of presentation of the information showing the impact of the offering as set forth hereunder, we have assumed the aggregate principal amount of the notes offered will be $700.0 million. See “Explanatory Statement.”
      You should read this table in conjunction with our consolidated financial statements and the notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2004, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which are incorporated by reference herein.

	March 31, 2005

		As
	Actual	Adjusted

	(Dollars in thousands)
	(Unaudited)
Cash and cash equivalents	$812,612	$860,026
Short-term debt:
Notes payable and borrowings under lines of credit, current portion	209,652	209,652
Preferred interests, current portion	268,794	268,794
Capital lease obligation, current portion	5,780	5,780
CCFC I financing, current portion	3,208	3,208
Construction/project financing, current portion	100,773	100,773
Senior notes and term loans, current portion	922,489	922,489

Total short-term debt	1,510,696	1,510,696

Long-term debt:
Notes payable and borrowings under lines of credit, net of current portion	682,429	682,429
Convertible debentures payable to Calpine Capital Trust III	517,500	0
Preferred Interests, net of current portion	493,396	493,396
Capital lease obligation, net of current portion	281,756	281,756
CCFC I financing, net of current portion	782,020	782,020
CalGen/ CCFC II financing	2,395,795	2,395,795
Construction/project financing, net of current portion	2,003,443	2,122,877
Notes offered hereby	—	700,000
Convertible Senior Notes due 2006	1,311	1,311
Convertible Notes due 2014	623,429	623,429
Convertible Senior Notes due 2023	633,775	633,775
Senior notes and term loans, net of current portion	8,218,408	7,818,699
Total long-term debt	16,633,262	16,535,487
Total debt	18,143,958	18,046,183

	March 31, 2005

		As
	Actual	Adjusted

	(Dollars in thousands)
	(Unaudited)
Minority interests	388,499	388,499
Stockholders’ equity:
Preferred stock, $.001 par value per share:
10,000,000 shares authorized; none issued and outstanding, actual and as adjusted	—	—
Common stock, $.001 par value per share: 2,000,000,000 shares authorized; 538,017,458 shares issued and outstanding, actual and as adjusted(2)	538	538
Additional paid-in capital	3,159,385	3,159,385
Additional paid-in capital, loaned shares	258,100	258,100
Additional paid-in capital, returnable shares	(258,100)	(258,100)
Retained earnings	1,157,317	1,184,294
Accumulated other comprehensive loss	32,615	32,615
Total stockholders’ equity	4,349,855	4,376,832
Total capitalization	$22,882,312	$22,811,514

(1)	“Notes payable to Calpine Capital Trust” constitutes the debentures issued by Calpine to Calpine Capital Trust III, our wholly owned subsidiary, in connection with the issuance of the HIGH TIDES III by Calpine Capital Trust III. As of March 31, 2005, the liquidation amount outstanding of the HIGH TIDES III was $517.5 million of which $115.0 million was held by Calpine. Following consummation of this offering, the HIGH TIDES III will be redeemed in full by first redeeming notes payable to Calpine Capital Trust III in full; the proceeds of such redemption will then immediately be applied by Calpine Capital Trust III to the redemption in full of the HIGH TIDES III.

(2)	Includes 89 million shares that we have loaned to Deutsche Bank AG, London Branch reflected as outstanding in stockholders’ equity; based on current accounting principles, we believe that the shares will not be considered outstanding for the purpose of computing earnings per share.

DESCRIPTION OF THE NOTES
       We will issue the notes under a supplemental indenture between us and Wilmington Trust Company, as trustee. The supplemental indenture supplements the indenture between us and Wilmington Trust Company (together with the supplemental indenture, the “indenture”), dated as of August 10, 2000, and as supplemented as of September 28, 2000. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.
       The following description is only a summary of the material provisions of the indenture and the notes. We urge you to read the indenture and the notes because they, and not this summary, define your rights as holders of the notes. Copies of the indenture and the form of note are available as set forth below under “Where You Can Find More Information About Us and This Offering.” For purposes of this Description of the Notes, references to “Calpine,” “we,” “our,” or “us” refer solely to Calpine Corporation and not to any of its subsidiaries. As used in this Description of the Notes, the word “including” means “including, without limitation.”
       The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture and the notes.
General
       We will issue the notes in an aggregate principal amount of $650.0 million. The notes will mature on June 1, 2015 unless earlier repurchased by us at a holder’s option upon a Change of Control of Calpine as described under “ — Change of Control” or converted at a holder’s option as described under “— Conversion Rights.”
       Interest on the notes will accrue at a rate per annum equal to           % and will be payable semiannually on June 1 and December 1 (each, an “interest payment date”) of each year, commencing on December 1, 2005.
       Interest on the notes will accrue from the date of original issuance, or if interest has already been paid, from the date it was most recently paid. We will make each such interest payment to holders of record of the notes on the immediately preceding May 15 and November 15 (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.
       The notes will be our general unsecured obligations and will be expressly subordinated in right of payment to all of our existing and future secured debt, including debt under our secured term loans and our various series of outstanding secured senior notes, and to certain designated series of senior unsecured notes which were issued prior to January 1, 2000. Except for such designated series of senior unsecured notes, the notes will rank equal in right of payment with all of our existing and future senior unsecured obligations, including our obligations under our existing convertible notes. See “—Subordination” and “Risk Factors—Risks Relating to the Notes.”
      In addition, because the notes will not be guaranteed by our subsidiaries, they will be effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. Because the notes are unsecured, they also will be effectively junior to all of our existing and future secured debt. Under the indenture, we and our subsidiaries will be permitted to incur unlimited additional indebtedness other than with respect to certain restrictions on liens and sale and leaseback transactions. See “— Limitation on Liens” and “— Limitation on Sale and Leaseback Transactions.”
       As of March 31, 2005, on an as adjusted basis as described under “Capitalization,” we would have had approximately $4.7 billion of unsecured debt that would rank equally with the notes and approximately $5.3 billion of debt that would expressly rank senior to the notes, (of which approximately $4.5 billion would have been secured). In addition we would have had approximately $12.8 billion of indebtedness and liabilities of our subsidiaries, including trade payables and excluding deferred tax liabilities, to which the notes would be effectively subordinated, of which approximately $1.5 billion constitutes debt of Calpine Canada Energy Finance ULC and Calpine Canada Energy Finance II ULC, which is guaranteed by the Company.
Conversion Rights
       Subject to the restrictions described in this Description of the Notes, a holder may convert any outstanding notes into cash and shares of our common stock based on an initial “Conversion Price” per share of $          in accordance with the conversion mechanism set forth below. The Conversion Rate on any day is 1,000 divided by the Conversion Price in effect on such day. The Conversion Price is, however, subject to adjustment as described below under “— Conversion Price Adjustments.” A holder may convert notes only in denominations of $1,000 and integral multiples of $1,000.
General
       Holders may surrender notes for conversion into cash and shares of our common stock prior to the maturity date in the following circumstances:

(1) at any time following May 31, 2014;

(2) during any calendar quarter commencing after the issuance of the notes, if our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the calendar quarter in which the conversion occurs is more than 120% of the Conversion Price then in effect on that 30th trading day;

(3) during the five trading day period after any five consecutive trading day period in which the average trading price of $1,000 principal amount of the notes for each day of such five-day period was less than 95% of the product of the closing sale price of the common stock price on that day multiplied by the Conversion Rate; or

(4) upon the occurrence of specified corporate transactions described below under “— Conversion Upon Specified Corporate Transactions.”
       Subject to certain exceptions described below under “— Conversion Upon Satisfaction of Trading Price Condition” and “— Conversion Upon Specified Corporate Transactions,” once notes are tendered for conversion, holders tendering the notes will be entitled to receive cash and shares of our common stock, the value of which (the “Conversion Value”) will be equal to the product of:

(1) the Conversion Rate; and

(2) the average of the closing prices per share of our common stock for the five consecutive trading days (appropriately adjusted to take into account the occurrence during such period of stock splits and similar events) including and immediately following the second trading day following the day the notes are tendered for conversion (the “Five Day Average Closing Stock Price”).
       Subject to certain exceptions described below and under “— Conversion Upon Satisfaction of Trading Price Condition” and “— Conversion Upon Specified Corporate Transactions,” we will deliver the Conversion Value to tendering holders as follows:

(1) an amount in cash (the “Principal Return”) equal to the lesser of (a) the Conversion Value and (b) the principal amount of the notes to be converted;

(2) subject to the limitation described below, if the Conversion Value is greater than the Principal Return, an amount in shares (the “Net Shares”), determined as set forth below, equal to the difference between the Conversion Value and the Principal Return (the “Net Share Amount”); and

(3) an amount paid in cash to account for any fractional shares of common stock.
       The number of Net Shares to be paid will be determined by us by dividing the Net Share Amount by the Five Day Average Closing Stock Price. The cash payment for fractional shares will be based on the Five Day Average Closing Stock Price.
       The Conversion Value, Principal Return and Net Share Amount will be determined by us at the end of the fifth consecutive trading day including and immediately following the second trading day after the day the notes are tendered for conversion (the “Determination Date”).
       We will pay the Principal Return and cash for fractional shares and deliver the Net Shares as promptly as practicable after the Determination Date, but in no event later than four business days thereafter. Notwithstanding the foregoing, if, on the date the notes are tendered for conversion, we determine, in our sole judgment, that our then outstanding indebtedness would prevent us from making such payments upon conversion, we may elect, at our option, to redeem the notes tendered for conversion for a payment equal to the Principal Return, to be paid in cash, and a number of shares of our common stock equal to the Net Shares together with cash in lieu of any fractional shares. The redemption date for any such election will be the seventh business day following the Determination Date. As of the date hereof, the restricted payment covenants under the instruments or agreements governing certain of our outstanding indebtedness would prevent us from settling the notes upon conversion without redeeming the notes and treating such redemption as a refinancing.
       Delivery of the Principal Return, Net Shares and cash in lieu of fractional shares will be deemed to satisfy our obligation to pay the principal amount of the notes, as well as accrued cash interest payable on the notes, except as described below. Accrued cash interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the Conversion Price to account for the accrued cash interest.
       Except as described below, upon conversion of any notes on a date that is not an interest payment date, holders will not be entitled to receive any additional cash payment representing accrued and unpaid cash interest for the period from the immediately preceding interest payment date to the conversion date with respect to the converted notes, and, as provided above, such cash interest will be deemed paid in full. Nonetheless, if notes are converted after a regular record date and prior to the opening of business on the next interest payment date, including the date of maturity, holders of such notes at the close of business on the regular record date will receive the cash interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on that interest payment date on the notes so converted.
       If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice in accordance with the provisions of the indenture, together, if the notes are in certificated form, with the certificated security, to the conversion agent who will, on your behalf, convert the notes into cash and shares of our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent. If a holder of a note has delivered notice of its election to have such note repurchased as a result of a Change of Control, such note may be converted only if the notice of election is withdrawn as described under “— Change of Control.” If an event of default due to certain events of bankruptcy, insolvency or reorganization of Calpine, as described in paragraph 7 under “— Events of Default,” has occurred and is continuing, we may not pay cash upon conversion of any notes (other than cash in lieu of fractional shares) and instead will make payment only through the delivery of shares. The number of shares to be delivered will be equal to the Conversion Rate, provided that you will receive an amount in cash in lieu of any fractional shares.

       Any shares of common stock received by holders upon conversion of the notes will convey the same rights as all of the other outstanding shares of our common stock.
       The “common stock price” on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for our common stock as reported in composite transactions on the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by The Nasdaq System.
       A “trading day” means any regular or abbreviated trading day of The New York Stock Exchange.
       The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the bid solicitation agent for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include the underwriter; provided that if at least three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, this one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one such bid or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will be determined in good faith by the bid solicitation agent, taking into account in such determination such factors as it, in its sole discretion after consultation with us, deems appropriate. The bid solicitation agent shall not be required to determine the trading price of the notes unless requested in writing by us.
Adjustment for Certain Changes of Control
       If you elect to convert your notes in connection with a corporate transaction as described under “— Conversion Upon Specified Corporate Transactions” that constitutes a Change of Control as defined under “— Change of Control” (whether or not you have a right to put your notes upon such Change of Control) and 10% or more of the fair market value of the consideration for the common stock in the corporate transaction consists of (i) cash, (ii) other property or (iii) securities that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, we will decrease the Conversion Price for the notes surrendered for conversion, which will increase the number of shares of common stock issuable upon conversion (the “additional shares”) as described below.
       The number of additional shares will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the “effective date”) and the share price (the “share price”) paid per share of common stock in the corporate transaction. If holders of our common stock receive only cash in the corporate transaction, the share price shall be the cash amount paid per share of our common stock. Otherwise, the share price shall be the average of the closing sale prices of our common stock on the five trading days prior to but not including the effective date of the corporate transaction.
       The share prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the Conversion Price of the notes is adjusted, as described below under “— Conversion Price Adjustments.” The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Price immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the Conversion Price as so adjusted. The number of additional shares will be adjusted in the same manner as the Conversion Price as set forth under “— Conversion Price Adjustments.”
       The following table sets forth the hypothetical share price and number of additional shares to be received per $1,000 principal amount of notes.

Stock Price
Effective Date
of Change of Control

June , 2005
June 1, 2006
June 1, 2007
June 1, 2008
June 1, 2009
June 1, 2010
June 1, 2011
June 1, 2012
June 1, 2013
June 1, 2014
       The share prices and additional share amounts set forth above are based upon a common stock reference price of $          and an initial Conversion Price of $          .
       The maximum amount of additional shares payable is  per $1,000 principal amount of notes. Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed approximately            shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the Conversion Price as set forth under “— Conversion Price Adjustments.”
       The exact share prices and effective dates may not be set forth in the table above, in which case:

•	If the share price is between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year.

•	If the share price is equal to or in excess of $ per share (subject to adjustment), no additional shares will be issued upon conversion.

•	If the share price is less than $ per share (subject to adjustment), no additional shares will be issued upon conversion.
       Our obligation to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
Conversion Triggers
       You may surrender notes for conversion prior to the stated maturity only under the following circumstances:
Conversion After May 31, 2014
       A holder may surrender any of its notes for conversion at any time following May 31, 2014.
Conversion Upon Satisfaction of Common Stock Price Condition
       A holder may surrender any of its notes for conversion during any calendar quarter commencing after the issuance of the notes by delivering the notes to the conversion agent, if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the calendar quarter in which the conversion occurs is more than 120% of the Conversion Price on that 30th trading day.
Conversion Upon Satisfaction of Trading Price Condition
       A holder may surrender any of its notes for conversion during the five trading day period immediately after any five consecutive trading day period in which the average trading price of $1,000 principal amount of the notes (as determined following a request by a holder of the notes in accordance with the procedures described below) for each day of such five-day period was less than 95% of the product of the closing sale price of the common stock on that day multiplied by the Conversion Rate (the “trading price condition”); provided that if on the date of any conversion pursuant to the trading price condition, our common stock price is greater than the Conversion Price on such date but less than 120% of the Conversion Price on such date, then the Conversion Value you will be entitled to receive will be equal to the principal amount of your notes plus accrued and unpaid cash interest as of the conversion date (“principal value conversion”). Shares of our common stock (and any cash in lieu of fractional shares) delivered upon a principal value conversion will be valued at the greater of the Conversion Price on the conversion date and our common stock price as of the conversion date.
       The bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination, and we shall have no obligation to make such request unless a holder of the notes provides us with reasonable evidence that the trading price of the notes would be less than 95% of the product of the common stock price and the Conversion Rate. At such time, we shall instruct the bid solicitation agent in writing to determine the trading price beginning on the next trading day and on each successive trading day until the trading price of the notes is greater than or equal to 95% of the product of the common stock price and the Conversion Rate.
       The bid solicitation agent will initially be                    , but we may select any bank, trust company or similar fiduciary agent to serve as bid solicitation agent.
Conversion Upon Specified Corporate Transactions
       If we elect to:

(1) distribute to all or substantially all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring within 60 days of the date of distribution, shares of our common stock at less than the closing price per share of our common stock on the day prior to the date upon which such a distribution is announced; or

(2) distribute to all or substantially all holders of shares of our common stock any assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 12.5% of the closing price of our common stock on the day preceding the declaration date for such distribution, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion by delivering the notes to the conversion agent until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if we provide that holders of notes will participate in the distribution without conversion.
       In addition, if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our common stock would be converted into cash, securities or other property, a holder may surrender its notes for conversion by delivering the notes to the conversion agent at any time from and after the date that is 15 days prior to the anticipated date of such transaction, until and including the date that is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our common stock are converted into cash, securities, or other property, then at the effective time of the transaction, a holder’s right to receive any shares of our common stock upon conversion of its notes will be changed into a right to receive the kind and amount of cash, securities and other property that such holder would have received for such shares if such holder had converted such notes immediately prior to the transaction. Alternatively, if the transaction also constitutes a Change of Control, such holder may instead require us to repurchase all or a portion of its notes as described under “— Change of Control.”
       If you elect to convert your notes in connection with a corporate transaction that constitutes a Change of Control as defined under “— Change of Control” and 10% or more of the consideration for our common stock in the corporate transaction consists of (i) cash, (ii) other property or (iii) securities that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, upon any conversion of the notes as described above, we will decrease the Conversion Price by the additional shares as described above under “— Adjustment for Certain Changes of Control”.
Conversion Price Adjustments
       The Conversion Price and, as a result, the Conversion Rate will be subject to adjustment (without duplication) upon the following events:

(1) the payment of dividends and other distributions on our common stock that are payable exclusively in shares of our common stock;

(2) the issuance to all holders of our common stock of rights, warrants or options that allow the holders to purchase shares of our common stock at less than the current market price; provided that no adjustment will be made if holders of the notes may participate in the transaction on a basis and with notice that our board of directors determines to be fair and appropriate, where “market price” means, subject to certain adjustments, the average price of our shares for the five trading day period immediately preceding and including the third trading day prior to the date fixed for the determination of holders entitled to receive such rights, warrants or options;

(3) the subdivision or combination of our common stock;

(4) the declaration of a cash dividend or distribution to all or substantially all of the holders of our common stock. If we declare such a cash dividend or distribution, the Conversion Price shall be decreased to equal the number determined by multiplying the Conversion Price in effect immediately prior to the record date for such dividend or distribution by the following fraction:
(Pre-Dividend Sale Price — Dividend Adjustment Amount)
(Pre-Dividend Sale Price)

provided that no adjustment to the Conversion Price or the ability of a holder of a note to convert will be made if we provide that holders of notes will participate in the cash dividend or distribution without conversion; provided, further, that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of any adjustment under this clause (4), we shall make adequate provision so that each holder of notes shall have the right to receive upon conversion, in addition to the shares of common stock (and any cash in lieu of fractional shares) deliverable upon such conversion, the amount of cash such holder would have received had such holder converted such notes on the record date for such cash dividend or distribution at the Conversion Rate and for the Conversion Value in effect on such record date.

      “Pre-Dividend Sale Price” means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the ex-dividend date for such dividend or distribution. “Dividend Adjustment Amount” means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of common stock;

(5) the payment of dividends and other distributions to all holders of our common stock, consisting of evidences of our indebtedness, securities or capital stock, cash or assets, except for (a) any dividend or distribution referred to in clause (1) above, (b) those rights, warrants or options referred to in clause (2) above or (c) any cash dividend or distribution referred to in clause (4) above; provided that no adjustment will be made if all holders of the notes may participate in the transactions; and

(6) the payment to holders of our common stock in respect of a tender or exchange offer, other than an odd-lot offer, by us or any of our subsidiaries for our common stock to the extent that the offer involves aggregate consideration that, together with any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for shares of our common stock consummated within the preceding 12 months not triggering a Conversion Price adjustment, and all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a Conversion Price adjustment, exceeds an amount equal to 12.5% of the market capitalization of our common stock on the expiration date of the tender offer.
       The applicable Conversion Price will not be adjusted:

(1) upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of Calpine and the investment of additional optional amounts in shares of our common stock under any plan,

(2) upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of Calpine,

(3) upon the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the notes were first issued, or

(4) upon the issuance of any rights, any distribution of separate certificates representing the rights, any exercise or redemption of any rights or any termination or invalidation of the rights pursuant to our stockholders rights plan.
       We may decrease the Conversion Price for at least 20 days, so long as the decrease is irrevocable during that 20-day period. No adjustment in the applicable Conversion Price will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable Conversion Price (other than an adjustment described in paragraph (6) above). If the adjustment is not made because the adjustment does not change the applicable Conversion Price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. Except as specifically described above, the applicable Conversion Price will not be subject to adjustment in the case of the issuance of any of our common stock, or securities convertible into or exchangeable for our common stock. For a discussion of the United States federal income tax treatment of an increase in the Conversion Rate (which would occur as a result of a decrease in the Conversion Price), see “Material United States Federal Income Tax Consequences,” below.

Change of Control
       If a Change of Control (as defined below) occurs, a holder of notes will have the right, at its option, to require us to repurchase all of its notes, or any portion thereof that is equal to $1,000 principal amount or an integral multiple of $1,000 principal amount, except as otherwise provided below. The price we will be required to pay is equal to the principal amount plus any accrued and unpaid cash interest up to but excluding the date of repurchase. As of the date hereof, the restricted payment covenants under the instruments or agreements governing certain of our outstanding indebtedness would prevent us from redeeming the notes without treating such redemption as a refinancing.
       Within 30 days after the occurrence of a Change of Control, we are obligated to give to the holders of notes notice of the Change of Control and of the repurchase right arising as a result of the Change of Control. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, a holder of notes must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of the holder’s exercise of its repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 45 days after the date of our notice.
       Simultaneously with such notice of the Change of Control, we will disseminate a press release through Dow Jones & Company, Inc., Business Wire, Bloomberg Business News or Reuters (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing this information and publish the information on our website or through such other public medium as we may use at that time.
       A “Change of Control” will be deemed to have occurred if any of the following occurs:

(1) any person, including any syndicate or group deemed to be a “person” under Section 13 (d) (3) of the Securities Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

(2) we merge or consolidate with or into any other person, any merger of another person into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

(a) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock,

(b) pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction, or

(c) which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity.
       However, investors will not have the right to require us to repurchase their notes if a Change of Control occurs, and either (A) the closing price per share of our common stock on the New York Stock Exchange for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the event that constitutes a Change of Control or the public announcement of such event, in the case of a Change of Control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before such event, in the case of Change of Control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the Conversion Price of the notes in effect on each of those trading days or (B) all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger or consolidation constituting a Change of Control under clause (1) and/or (2) above consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or will be so traded or quoted immediately following the merger or consolidation) and as a result of the merger or consolidation the notes become convertible into such common stock.
       For purposes of these provisions:

(1) whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Securities Exchange Act; and

(2) “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act.
       Rule 13e-4 under the Securities Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to the holders of notes. We will comply with this rule to the extent it applies at that time.
       The definition of Change of Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.
       The foregoing provisions would not necessarily provide the holders of notes with protection if we are involved in a highly leveraged transaction or other transaction that may adversely affect the holders.
       If a Change of Control were to occur, we may not have enough funds to pay the repurchase price. We have previously incurred, and may in the future incur, other indebtedness with similar Change of Control provisions permitting its holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specified dates. If we fail to repurchase the notes when required following a Change of Control, we will be in default under the indenture.
Merger and Sales of Assets by Calpine
       We may not consolidate with or merge with or into any other person or sell, assign, convey, transfer, or otherwise dispose of all or substantially all of our properties and assets as an entirety to any person unless immediately after giving effect to the transaction, no event of default with respect to the notes will have occurred and be continuing and either:

(1) we shall be the surviving corporation; or

(2) the person formed by the consolidation or into which we are merged or the person to which our properties and assets are so sold, assigned, conveyed, transferred, leased or otherwise disposed of, shall be a corporation organized and existing under the laws of the United States, any state within the United States or the District of Columbia and shall expressly assume, in a form reasonably satisfactory to the trustee, all of our obligations under the indenture and the notes.
       In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other person.

Limitation on Sale and Leaseback Transactions
       Under the terms of the indenture, we shall not, and shall not permit any of our Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(1) we or the Restricted Subsidiary would be entitled to create a Lien on the property or asset subject to the Sale and Leaseback Transaction securing Indebtedness in an amount equal to the Attributable Debt with respect to that transaction without equally and ratably securing the notes pursuant to the covenant described below under “— Limitation on Liens;” or

(2) the net proceeds of the sale are at least equal to the fair value (as determined by board of directors of Calpine) of the property or asset subject to the Sale and Leaseback Transaction and Calpine, or the Restricted Subsidiary, applies or causes to be applied, within 180 days of the effective date of the Sale and Leaseback Transaction, an amount in cash equal to the net proceeds of the sale to the retirement of Indebtedness of Calpine, or of the Restricted Subsidiary.
       In addition to the transactions permitted pursuant to the clauses (1) and (2) above, we or any of our Restricted Subsidiaries may enter into a Sale and Leaseback Transaction as long as the sum of:

(1) the Attributable Debt with respect to that Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into pursuant to this provision, plus

(2) the amount of outstanding Indebtedness secured by Liens incurred pursuant to the final paragraph of the covenant described under “ — Limitation on Liens” below, does not exceed 15% of Calpine’s Consolidated Net Tangible Assets as determined based on Calpine’s consolidated balance sheet as of the end of the most recent fiscal quarter for which financial statements are available. In addition, any Restricted Subsidiary may enter into a Sale and Leaseback Transaction with respect to property or assets owned by that Restricted Subsidiary so long as the proceeds of that Sale and Leaseback Transaction are used to explore, drill, develop, construct, purchase, repair, improve, or add to property or assets of any Restricted Subsidiary, or to repay (within 365 days of the commencement of full commercial operation of any such property or assets) Indebtedness incurred to explore, drill, develop, construct, purchase, repair, improve or add to property or assets of any Restricted Subsidiary.
       As used in the indenture, the following terms are defined as follows:
       “Attributable Debt,” in respect of any Sale and Leaseback Transaction, means, as of the date of determination, the present value (discounted at the rate of interest set forth or implicit in terms of the lease (or, if not practicable to determine that rate, the weighted average rate of interest borne by the securities outstanding under the indenture), compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).
       “Capitalized Lease Obligations” of a person means the rental obligations under any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of that person as lessee, in conformity with generally accepted accounting principles, is required to be capitalized on the balance sheet of that person. The stated maturity of any such lease shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.
       “Consolidated Current Liabilities” means, as of the date of determination, our aggregate amount of consolidated liabilities, and those of our Restricted Subsidiaries, which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (i) all inter-company items between Calpine and its subsidiaries and (ii) all current maturities of long-term Indebtedness, all as determined in accordance with generally accepted accounting principles.
       “Consolidated Net Tangible Assets” means, as of the date of determination, the total amount of consolidated assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) under generally accepted accounting principles which would appear on our consolidated balance sheet and that of our subsidiaries, determined in accordance with generally accepted accounting principles, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:

(a) Consolidated Current Liabilities;

(b) minority interests in our Restricted Subsidiaries held by a third person or another Restricted Subsidiary;

(c) excess of cost over fair value of assets of businesses acquired, as determined in good faith by Calpine’s board of directors;

(d) any revaluation or other write-up in value of assets subsequent to December 31, 1993 as a result of a change in the method of valuation in accordance with generally accepted accounting principles;

(e) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(f) treasury stock; and

(g) any cash set apart and held in a sinking fund or other analogous fund established for the purpose of redemption or other retirement of capital stock to the extent such obligation is not reflected in Consolidated Current Liabilities.
       “Indebtedness” of any person means, without duplication:

(a) the principal of and premium (if any premium is then due and owing) in respect of indebtedness of that person for money borrowed;

(b) all Capitalized Lease Obligations of that person;

(c) all obligations of that person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) and (b) above) entered into in the ordinary course of business of that person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, that drawing is reimbursed no later than the tenth business day following receipt by that person of a demand for reimbursement following payment on the letter of credit;

(d) all obligations of the type referred to in clauses (a) through (c) above of other persons and all dividends of other persons for the payment of which, in either case, that person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise; and

(e) all obligations of the type referred to in clauses (a) through (d) above of other persons secured by any Lien on any property or asset of that person (whether or not such obligation is assumed by that person), the amount of the obligation on any date of determination being deemed to be the lesser of the value of the property or assets or the amount of the obligation so secured.

       The amount of Indebtedness of any person at any date shall be, with respect to unconditional obligations, the outstanding balance at such date of all such obligations as described above and, with respect to any contingent obligations at such date, the maximum liability determined by that person’s board of directors, in good faith, in light of the facts and circumstances existing at the time, as reasonably likely to be incurred upon the occurrence of the contingency giving rise to such obligation.
       “Lien” means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).
       “Restricted Subsidiary” means any subsidiary of a person that is not designated an Unrestricted Subsidiary by that person’s board of directors.
       “Sale and Leaseback Transaction” means an arrangement relating to property now owned or later acquired whereby a person or one of such person’s subsidiaries transfers that property to another person and then leases it back from that person, other than leases for a term of not more than 36 months or leases between such person and a wholly-owned subsidiary of such person or between such person’s wholly-owned subsidiaries.
       “Unrestricted Subsidiary” means (i) any subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by a person’s board of directors in the manner provided below and (ii) any subsidiary of an Unrestricted Subsidiary. A person’s board of directors may designate any subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary owns any capital stock of, or owns or holds any Lien on any property of, that person or any other subsidiary of that person that is not a subsidiary of the subsidiary to be so designated, so long as the subsidiary to be designated an Unrestricted Subsidiary and all other subsidiaries previously so designated at the time of any determination hereunder shall, in the aggregate, have total assets not greater than 5% of Calpine’s Consolidated Net Tangible Assets as determined based on the consolidated balance sheet of such person as of the end of the most recent financial quarter for which financial statements are available. A person’s board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to that designation no Default or Event of Default under the indenture shall have occurred and be continuing. Any such designation by a person’s board of directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to the designation and a certificate signed by two of that person’s officers certifying that the designation complied with these provisions. However, the failure to file the resolution and/or certificate with the trustee shall not impair or affect the validity of the designation.
Limitation on Liens
       Under the terms of the indenture, we shall not, and shall not permit any of our Restricted Subsidiaries to, directly or indirectly, incur any Lien upon any properties or assets (including capital stock), whether owned at the date of issuance of the notes or thereafter acquired, in each case to secure Indebtedness of the Company or any Restricted Subsidiary, without effectively providing that the notes shall be secured equally and ratably with (or prior to) that Indebtedness, so long as that Indebtedness shall be so secured. The above restriction on Liens will not, however, apply to:

(1) (a) Liens on assets or property incurred by Calpine or any Restricted Subsidiary to secure Indebtedness incurred to finance the exploration, drilling, development, construction or purchase of or by, or repairs, improvements or additions to, property or assets of Calpine or such Restricted Subsidiary, which Liens may include Liens on the capital stock of a Restricted Subsidiary or (b) Liens incurred by any Restricted Subsidiary that does not own, directly or indirectly, at the time of such original incurrence of such Lien under this clause (1)(b) any operating properties or assets securing Indebtedness incurred to finance the exploration, drilling, development, construction or purchase of, or repairs, improvements or additions to, property or assets of any Restricted Subsidiary that does not, directly or indirectly, own any operating properties or assets at the time of such original incurrence of such Lien, which Liens contemplated by this clause (1) may include Liens on the capital stock of one or more Restricted Subsidiaries that do not, directly or indirectly, own any operating properties or assets at the time of such original incurrence of such Lien, provided, however, that the Indebtedness secured by any such Lien may not be issued more than 365 days after the later of the exploration, drilling, development, completion of construction, purchase, repair, improvement, addition or commencement of full commercial operation of the property or assets being so financed;

(2) Liens existing on the date of issuance of the notes, other than Liens relating to Indebtedness or other obligations being repaid, or Liens that are otherwise extinguished with the proceeds of the notes;

(3) Liens on property, assets or shares of stock of a person at the time that person becomes a subsidiary of ours; provided, however, that any such Lien may not extend to any other property or assets owned by us or any of its Restricted Subsidiaries;

(4) Liens on property or assets existing at the time that we or one of our subsidiaries acquires the property or asset, including any acquisition by means of a merger or consolidation with or into us or one of our subsidiaries; provided, however, that such Liens are not incurred in connection with, or in contemplation of, that merger or consolidation; and provided, further, that the Lien may not extend to any other property or asset owned by us or any of our Restricted Subsidiaries;

(5) Liens securing Indebtedness or other obligations of one of our subsidiaries that is owing to us or any of our Restricted Subsidiaries, or Liens securing our Indebtedness or other obligations that are owing to one of our subsidiaries;

(6) Liens incurred on assets that are the subject of a Capitalized Lease Obligation to which we or any of our subsidiaries is a party, which shall include Liens on the stock or other ownership interest in one or more of our Restricted Subsidiaries leasing such assets;

(7) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (1), (2), (3), (4) or (6) above; provided, however, that (a) such new Lien shall be limited to all or part of the same property or assets that secured the original Lien (plus repairs, improvements or additions to that property or assets and Liens on the stock or other ownership interest in one or more Restricted Subsidiaries beneficially owning that property or assets) and (b) the amount of Indebtedness secured by such Lien at such time (or, if the amount that may be realized in respect of such Lien is limited, by contract or otherwise, such limited lesser amount) is not increased, other than by an amount necessary to pay fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement of the Indebtedness; and

(8) Liens by which the notes are secured equally and ratably with other Indebtedness pursuant to this covenant.

       However, we and any of our Restricted Subsidiaries may incur other Liens to secure Indebtedness as long as the sum of:

(1) the lesser of (a) the amount of outstanding Indebtedness secured by Liens incurred pursuant to this provision (or, if the amount that may be realized in respect of such

Lien is limited, by contract or otherwise, such limited lesser amount) and (b) the fair market value of the property securing that item of Indebtedness, plus

(2) the Attributable Debt with respect to all Sale and Leaseback Transactions entered into pursuant to clause (1) described in the second paragraph under the covenant “— Limitation on Sale and Leaseback Transactions,”

does not exceed 15% of Calpine’s Consolidated Net Tangible Assets as determined based on our consolidated balance sheet as of the end of the most recent fiscal quarter for which financial statements are available.
Subordination
       The notes will be subordinate and junior in right of payment to all of our existing and future Senior Debt. Upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding-up, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings relating to Calpine, the holders of Senior Debt will first be entitled to receive payment of the Senior Debt in full before the holders of the notes, or the trustee (or any other person or entity) on behalf of the holders of the notes, will be entitled to receive or retain any payment or distribution in respect of the notes.
       If the maturity of the notes is accelerated, the holders of all Senior Debt outstanding at the time of the acceleration will first be entitled to receive payment of the Senior Debt in full (including any amounts due upon acceleration) before the holders of the notes will be entitled to receive or retain any payment or distribution in respect of the notes.
       In the event that:

•	we default in the payment of any principal of, premium, if any, interest on, or any other amount with respect to, any Senior Debt when the same becomes due and payable (a “payment default”), whether or not at a date fixed for prepayment or by declaration of acceleration or otherwise; and

•	such payment default continues beyond the period of grace, if any, specified in the instrument evidencing said Senior Debt;
then, unless and until the default is cured or waived or ceases to exist or all Senior Debt is paid in full in cash, no direct or indirect payment or distribution (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for or in respect of the notes, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the notes.
       The term “Senior Debt” means:

(A) all of the existing and future secured indebtedness of Calpine;

(B) all of the following series of Calpine’s outstanding senior unsecured indebtedness:

(1) Calpine’s 10 1/2% Senior Notes due 2006,

(2) Calpine’s 8 3/4% Senior Notes due 2007,

(3) Calpine’s 7 7/8% Senior Notes due 2008,

(4) Calpine’s 7 5/8% Senior Notes due 2006, and

(5) Calpine’s 7 3/4% Senior Notes due 2009; and

(C) any deferrals, renewals or extensions of any of the foregoing.

       However, Senior Debt will not be deemed to include:

•	any of our debt which, when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, was without recourse to us;

•	trade accounts payable and accrued liabilities arising in the ordinary course of business, which will not constitute debt for purposes of the notes;

•	any of our debt to any of our subsidiaries, except to the extent incurred for the benefit of third parties;

•	debt to any of our employees; or

•	debt which expressly provides that it is not senior in right of payment to the notes.
       For purposes of defining Senior Debt, the term “debt” means:

•	the principal of, and premium and interest, if any, on indebtedness for money borrowed;

•	purchase money and similar obligations;

•	obligations under capital leases;

•	guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which we are responsible for the payment of the indebtedness of others;

•	renewals, extensions and refunding of any indebtedness;

•	interest or obligations in respect of any indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and

•	net payment obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts and similar arrangements.
Events of Default
       The following are events of default with respect to the notes (each, an “Event of Default”):

(1) default for 30 days in payment of any interest installment due and payable on the notes;

(2) default in payment of principal of the notes and cash interest at maturity, or following a Change of Control, when the same becomes due and payable;

(3) default in the payment of the Principal Return (and cash in lieu of fractional shares) or failure to deliver the Net Shares, in each case when due;

(4) material default in our performance of any other covenants or agreements in the notes or the indenture which default continues for 30 days after the date on which written notice of such default is given to us by the trustee or to us and trustee by the holders of at least 25% in aggregate principal amount of the then-outstanding notes;

(5) default by us under any instrument or instruments under which there is or may be secured or evidenced any of our indebtedness (other than the notes) having an outstanding principal amount of $50,000,000 (or its equivalent in any other currency or currencies) or more, individually or in the aggregate, that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity, unless such declaration has been rescinded within 30 days;

(6) default in the payment of the principal of any bond, debenture, note or other evidence of our indebtedness, in each case for money borrowed, or in the payment of principal under any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of ours for money borrowed, which default for payment of principal is individually or in an aggregate principal amount exceeding $50,000,000 (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue unremedied or unwaived for more than 30 days after the expiration of any grace period or extension of the time for payment applicable thereto; and

(7) certain events of bankruptcy, insolvency and reorganization of Calpine.

       The indenture requires that we file annually with the trustee a certificate describing any default by us in the performance of any condition or covenant that has occurred under the indenture and its status. We must give the trustee, within 30 days after the occurrence thereof, written notice of any event which with the giving of notice or lapse of time or both would become an Event of Default described in clauses (4), (5) or (6) above.
       The indenture provides that if an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency and reorganization) occurs and is continuing with respect to the notes, either the trustee or the registered holders of at least 25% in aggregate principal amount of the notes may declare the principal amount plus accrued and unpaid cash interest on the notes to be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal amount plus accrued and unpaid cash interest on the notes will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all Events of Default with respect to the notes have been cured or waived (other than the nonpayment of the issue price or accrued and unpaid interest on the notes which has become due solely by reason of the declaration of acceleration), then the declaration of acceleration shall be automatically annulled and rescinded.
       A holder of notes may pursue any remedy under the indenture only if:

(1) the holder gives the trustee written notice of a continuing Event of Default for the notes;

(2) the registered holders of at least 25% in aggregate principal amount of the outstanding notes make a written request to the trustee to pursue the remedy;

(3) the registered holder offers to the trustee security and indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4) the trustee fails to act for a period of 60 days after receipt of notice, request and offer of security or indemnity; and

(5) during that 60-day period, the holders of a majority in principal amount of the notes do not give the trustee a direction inconsistent with the request.
       This provision does not, however, affect the right of a holder of notes to sue for enforcement of payment of the principal and cash interest on the holder’s notes on or after the respective due dates expressed or provided for in its notes or the holder’s right to convert its notes in accordance with the indenture.
       The trustee will be entitled under the indenture, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the indenture at the direction of the registered holders of the notes or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The indenture will also provide that the registered holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The trustee, however, may refuse to follow any such direction that the trustee determines is unduly prejudicial to the rights of other registered holders of the notes, or would involve the trustee in personal liability; provided that the trustee may take any other action deemed proper by it that is not inconsistent with such direction.
       The indenture will provide that while the trustee generally must mail notice of a default or Event of Default to the registered holders of the notes within 90 days of the trustee’s actual knowledge of the occurrence, the trustee may withhold notice of any default or Event of Default (except in payment on the notes) if the trustee in good faith determines that the withholding of such notice is in the interest of the holders of the notes.
Modification and Waiver
       We may amend or supplement the indenture if the holders of a majority in principal amount of the notes consent to it. Without the consent of each noteholder affected, however, no modification may:

(1) reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of interest or change the time for payment of interest on the notes;

(3) reduce the principal amount or change the stated maturity of the notes;

(4) make any change in any repurchase right to the detriment of such holder;

(5) make any change in any conversion right to the detriment of such holder;

(6) make payments on the notes payable in currency or consideration other than as originally stated in the notes;

(7) impair the holder’s right to receive payment of principal and cash interest on the notes or to institute suit for the enforcement of any payment on the notes;

(8) make any change in the percentage of principal amount of notes necessary to waive compliance with some provisions of the indenture or to make any change in this provision for modification; or

(9) waive a continuing default or Event of Default regarding any payment on the notes.
       We may amend or supplement the indenture or waive any provision of it without the consent of any holders of notes in certain circumstances, including:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

(3) to provide for uncertificated notes in addition to or in place of certificated notes or to provide for bearer notes;

(4) to provide any security for or guarantees of the notes;

(5) to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

(6) to add covenants that would benefit the holders of notes or to surrender any rights we have under the indenture; or

(7) to make any change that does not adversely affect the rights of any holder of the notes, including, without limitation, changing any payment record dates as necessary to conform to the then current market practice.
       The holders of a majority in principal amount of the outstanding notes may waive any existing or past default or Event of Default. Those holders may not, however, waive any default or Event of Default in any payment of principal or cash interest on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.
Calculations in Respect of Notes
       We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the market prices of the notes and shares of our common stock and accrued interest payable on the notes. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee and conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee and/or the conversion agent will forward our calculations to any holder of notes upon the request of that holder.
Governing Law
       The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.
Trustee, Paying Agent and Conversion Agent
       Wilmington Trust Company will initially act as trustee, paying agent and conversion agent for the notes.
       If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man under the circumstances in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity reasonably satisfactory to it.
       If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.
Form, Exchange, Registration and Transfer
       We will issue the notes in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.
       Notes will be exchangeable for other notes, for the same total principal amount and for the same terms but in different authorized denominations in accordance with the indenture. Holders may present notes for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.
       We have appointed the trustee as security registrar for the notes. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the notes.

Payment and Paying Agents
       Payments on the notes will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder’s registered address or, with respect to global notes, by wire transfer. We will make interest payments to the person in whose name the notes is registered at the close of business on the regular record date for the interest payment.
       The trustee will be designated as our paying agent for payments on notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.
       Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.
Notices
       Except as otherwise described in this prospectus supplement, notice to registered holders of the notes will be given by mail to the holders at the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.
Replacement of Notes
       We will replace any notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of lost, stolen or destroyed notes, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the notes before a replacement note will be issued.
Payment of Stamp and Other Taxes
       We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.
Additional Information
       Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113, Attention: Investor Relations.
Book-Entry, Delivery and Form
       The notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the “global note”). The global note will initially be deposited upon issuance with the trustee as custodian for The Depository Trust Company (the “Depositary”) in New York, New York, and registered in the name of the Depositary or its nominee, in each case, for credit to an account of a direct or indirect participant as described below.
       Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Book-Entry Notes for Certificated Notes.” In addition, transfer of beneficial interests in the global notes are subject to the applicable rules and procedures of the Depositary and its direct or indirect participants, which may change from time to time.
Depositary Procedures
       The Depositary has advised Calpine that the Depositary is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the underwriter), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the Depositary are recorded on the records of the Participants and Indirect Participants.
       The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because the Depositary can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the Depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see “— Exchange of Book-Entry Notes for Certificated Notes” and “— Certificated Notes.”
       EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS, OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.
       Payments in respect of the principal and premium, if any, and interest, if any, on a global note registered in the name of the Depositary or its nominee will be payable by the trustee to the Depositary or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, Calpine and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither Calpine, the trustee nor any agent of Calpine or the trustee has or will have any responsibility or liability for:

(1) any aspect of the Depositary’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of the Depositary’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

(2) any other matter relating to the actions and practices of the Depositary or any of its Participants or Indirect Participants.
       The Depositary has advised Calpine that its current practices, upon receipt of any payment in respect of securities such as the notes (including principal and interest, if any), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the global notes as shown on the records of the Depositary. Payments by Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of the Depositary, the trustee or Calpine. Neither Calpine nor the trustee will be liable for any delay by the Depositary or its Participants in identifying the beneficial owners of the notes, and Calpine and the trustee may conclusively rely on and will be protected in relying on instructions from the Depositary or its nominee as the registered owner of the notes for all purposes.
       Interests in the global notes will trade in the Depositary’s Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of the Depositary and its Participants.
       Transfers between Participants in the Depositary will be effective in accordance with the Depositary’s procedures, and will be settled in same-day funds.
       The Depositary has advised Calpine that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account the Depositary interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given direction. However, if there is an Event of Default under the notes, the Depositary reserves the right to exchange global notes for legended notes in certificated form, and to distribute such notes to its Participants.
       The information in this section concerning the Depositary and its book-entry systems has been obtained from sources that Calpine believes to be reliable, but Calpine takes no responsibility for the accuracy of that information.
       Although the Depositary has agreed to the foregoing procedures to facilitate transfers of interests in the global note among Participants in the Depositary, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of Calpine, the placement agent or the trustee will have any responsibility for the performance by the Depositary or its respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Book-Entry Notes for Certificated Notes
       A global note is exchangeable for definitive notes in registered certificated form if (1) the Depositary (A) notifies Calpine that it is unwilling or unable to continue as depository for the global note and Calpine thereupon fails to appoint a successor depository or (B) has ceased to be a clearing agency registered under the Securities Exchange Act, (2) Calpine, at its option, notifies the trustee in writing that it elects to cause issuance of the notes in certificated form or (3) if an Event of Default with respect to the notes has occurred and is continuing. In addition, beneficial interests in a global note may be exchanged for certificated notes upon request but only upon at least 20 days prior written notice given to the trustee by or on behalf of the Depositary in accordance with customary procedures. In all cases, certificated notes delivered in exchange for any global note or beneficial interest therein will be registered in names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).
Certificated Notes
       Subject to certain conditions, any person having a beneficial interest in the global note may, upon request to the trustee, exchange such beneficial interest for notes in the form of certificated notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (1) Calpine notifies the trustee in writing that the Depositary is no longer willing or able to act as a depository and Calpine is unable to locate a qualified successor within 90 days, (2) Calpine, at its option, notifies the trustee in writing that it elects to cause the issuance of notes in the form of certificated notes under the indenture or (3) if an Event of Default with respect to the notes has occurred and is continuing, then, upon surrender by the global note holder of its global note, notes in such form will be issued to each person that the global note holder and the Depositary identify as being the beneficial owner of the related notes. Neither Calpine nor the trustee will be liable for any delay by the global note holder or the Depositary in identifying the beneficial owners of notes and Calpine and the trustee may conclusively rely on, and will be protected in relying on, instructions from the global note holder or the Depositary for all purposes.
Same Day Settlement and Payment
       The indenture will require that payments in respect of the notes represented by the global note (including principal, premium, if any, and interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the global note holder. With respect to certificated notes, Calpine will make all payments of principal, premium, if any, interest, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. Calpine expects that secondary trading in the certificated notes will also be settled in immediately available funds.

PRICE RANGE OF COMMON STOCK
       Our common stock is traded on the New York Stock Exchange under the symbol “CPN.” The following table sets forth, for the periods indicated, the range of high and low sale prices for our common stock:

	Common
	Stock
	Price ($)

	High	Low

Year ended December 31, 2003
First Quarter	4.42	2.51
Second Quarter	7.25	3.33
Third Quarter	8.03	4.76
Fourth Quarter	5.25	3.28
Year ended December 31, 2004
First Quarter	6.42	4.35
Second Quarter	4.98	3.04
Third Quarter	4.46	2.87
Fourth Quarter	4.08	2.24
Year ended December 31, 2005
First Quarter	4.00	2.52
Second Quarter (through June 17, 2005)	3.65	1.32
       As of June 17, 2005, there were 2,361 holders of record of our common stock. On June 17, 2005, the last sale price for our common stock reported on the New York Stock Exchange was $3.10 per share.

DESCRIPTION OF CAPITAL STOCK
       Our authorized capital stock consists of 2,000,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value. The following summary is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and by-laws, which have been incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this prospectus supplement.
Common Stock
       As of March 31, 2005, there were 538,017,458 shares of our common stock outstanding. In addition, as of March 31, 2005, there were 2,043,030 shares of our common stock underlying vested stock options eligible for sale and shares to be issued under our ESPP and there were an additional 9,338,193 shares of our common stock issuable upon conversion of our outstanding convertible securities (including the HIGH TIDES III and including our two outstanding series of contingent convertible notes, each of which, if converted at March 31, 2005 prices for our common stock, would result in no shares being issued but, to the extent the price of our common stock rises above the applicable conversion price for each series, could result in a substantial number of additional shares of common stock being issuable upon conversion). As of March 31, 2005, on an as adjusted basis that assumes that all of the HIGH TIDES III will be repurchased or redeemed following the issuance of the notes offered hereby, there would have been 72,643 shares of our common stock issuable upon conversion of our outstanding convertible securities (including our two series of contingent convertible notes, which as described above, would not have resulted in any shares being issued if converted at the March 31, 2005 prices for our common stock).
       The holders of all outstanding shares of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. See “— Dividend Policy,” below. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Dividend Policy
       We have not declared any cash dividends on our common stock during the past two fiscal years. We do not anticipate paying any cash dividends on our common stock in the foreseeable future because we intend to retain our earnings to finance the expansion of our business and for general corporate purposes. In addition, our ability to pay cash dividends is restricted under certain of our indentures and our other debt agreements. Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon, among other things, our future operations and earnings, capital requirements, general financial condition, contractual restrictions and such other factors as the board of directors may deem relevant.
Preferred Stock
       As of March 31, 2005, there were no shares of our preferred stock outstanding. Our board of directors has the authority, without further vote or action by the stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series, and to fix the rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock, including without limitation dividend rights, if any, voting rights, if any, and liquidation and conversion rights, if any. Our board of directors has the authority to fix the number of shares constituting any series and the designations of such series without any further vote or action by the stockholders. Our board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Calpine, or could delay or prevent a transaction that might otherwise give our stockholders an opportunity to realize a premium over the then-prevailing market price of the common stock.
       On June 5, 1997, our board of directors adopted a shareholder rights plan and in connection therewith authorized the issuance of up to 1,000,000 shares of Series A Participating Preferred Stock, par value $.001 per share (the “Series A Preferred”), upon the exercise of the rights issued under the rights plan. Pursuant to an amendment to the plan adopted by our board of directors on March 18, 2005, the rights expired unexercised on May 1, 2005, with no shares of Series A Preferred having been issued.
Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law
Certificate of Incorporation and Bylaws
       Our amended and restated certificate of incorporation currently provides that our board of directors is classified into three classes of directors serving staggered, three-year terms. We are currently in the process of amending our certificate of incorporation to declassify our board of directors in accordance with the shareholder vote approving such amendment of the certificate of incorporation at our 2005 Annual Meeting of Stockholders held on May 25, 2005. Our certificate of incorporation and by-laws also provide that directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote. Any vacancy on the board of directors may be filled only by vote of the majority of directors then in office. Further, the certificate of incorporation provides that any business combination (as therein defined) requires the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote, voting together as a single class. The certificate of incorporation also provides that all stockholder actions must be effected at a duly called meeting and not by a written consent. Our certificate of incorporation provides that a special meeting of stockholders may be called only by the chairman of our board of directors, or by the chairman or secretary upon the written request of a majority of the total number of directors we would have if there were no vacancies on our board of directors. The provisions of the certificate of incorporation and bylaws, even after the board has been declassified, could discourage potential acquisition proposals and could delay or prevent a change in control of Calpine. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Calpine. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.
Rights Plan
       As discussed in our Annual Report on Form 10-K for the year ended December 31, 2004, on June 5, 1997, we adopted a stockholders’ rights plan, which was amended on September 19,

2001, September 28, 2004, and March 18, 2005. To implement the rights plan, we declared a dividend of one preferred share purchase right for each outstanding share of our common stock held of record as of June 18, 1997, and directed the issuance of one preferred share purchase right with respect to each share of our common stock that shall become outstanding thereafter until the rights became exercisable or they expired. The rights expired on May 1, 2005, and, accordingly, the rights plan is of no further effect.
Delaware Anti-Takeover Statute
       We are subject to Section 203 of the General Corporation Law of the State of Delaware (“Section 203”), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless: (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
       Section 203 defines the term business combination to include: (1) any merger or consolidation involving the corporation or any of its direct or indirect majority-owned subsidiaries and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation or any of its direct or indirect majority-owned subsidiaries involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation or any of its direct or indirect majority-owned subsidiaries of any stock of the corporation or that subsidiary to the interested stockholder; (4) any transaction involving the corporation or any of its direct or indirect majority-owned subsidiaries that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or that subsidiary beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefit provided by or through the corporation or any of its direct or indirect majority-owned subsidiaries. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
       The following is a summary of the material United States federal income tax consequences of the ownership and disposition of the notes and the shares of common stock into which the notes are convertible (the “securities”). Unless otherwise specified, this summary deals only with U.S. holders that purchase the notes from the underwriter for cash at the price set forth on the cover page of this prospectus supplement and who hold the securities as capital assets. The discussion regarding United States federal income tax laws assumes that the notes will be issued, and transfers thereof and payments thereon will be made, in accordance with the applicable indenture.
       As used herein, “U.S. holders” are any beneficial owners of the securities, that are, for United States federal income tax purposes, (1) citizens or residents of the United States, (2) corporations (or other entities taxable as corporations for United States federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (3) estates, the income of which is subject to United States federal income taxation regardless of its source, or (4) trusts if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as U.S. holders prior to such date may also be treated as U.S. holders. As used herein, “non-U.S. holders” are beneficial owners of the securities, other than partnerships, that are not U.S. holders as defined above. If a partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of the securities, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of the securities.
       This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers and traders in securities or currencies, or tax-exempt investors. It also does not discuss securities held as part of a hedge, straddle, “synthetic security” or other integrated transaction. This summary also does not address the tax consequences to (i) U.S. holders that have a functional currency other than the U.S. dollar, (ii) certain U.S. expatriates or (iii) shareholders, partners or beneficiaries of a holder of the securities. Further, it does not include any description of any estate, gift or alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the securities. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.
       You should consult with your own tax advisor regarding the federal, state, local and foreign income, franchise, personal property and any other tax consequences of the ownership and disposition of the securities.
Taxation of U.S. Holders
Interest Income
       In certain circumstances, we may be required to pay a premium (in the form of additional shares) upon conversion of a note. See “Description of the Notes — Adjustment for Certain Changes of Control.” Because we are obligated to make such payments under certain circumstances, the notes may be subject to special rules under Treasury regulations that are applicable to debt instruments that provide for one or more contingent payments. Under the Treasury regulations, however, the special rules applicable to contingent payment debt instruments will not apply if, as of the issue date, the contingencies are either “remote” or “incidental.” Calpine believes that (and this discussion assumes) such payments are remote or incidental contingencies. Based on the foregoing, payments of interest will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the holder’s regular method of tax accounting). Calpine’s determination that the potential premium payments are remote or incidental contingencies for these purposes is binding on each holder, unless such holder discloses in the proper manner to the Internal Revenue Service that it is taking a different position. The Internal Revenue Service, however, will not be bound by this determination and may assert that the notes are subject to the rules applicable to contingent payment debt instruments, including the mandatory accrual of interest in accordance with those rules and the possible characterization of any gain realized on the taxable disposition of a note as ordinary income rather than capital gain.
Conversion of Notes
       If a U.S. holder converts a note, the tax treatment to the holder is uncertain. A holder may be required to recognize gain (but not loss) in an amount equal to the excess of the sum of the fair market value of the common shares and cash received (other than cash received in lieu of a fractional share and other than common stock and cash attributable to accrued but unpaid interest which will be taxed as interest) over such holder’s adjusted tax basis in the note (excluding the portion of the tax basis attributable to a fractional share), but only to the extent such gain does not exceed the amount of cash received (other than cash received in lieu of a fractional share or attributable to accrued but unpaid interest). In such case, a holder’s tax basis in the common stock received in the conversion (including any basis allocable to a fractional share but excluding common stock received that is attributable to accrued but unpaid interest) would be equal to such holder’s adjusted tax basis in the note, reduced by any cash received in the conversion (other than cash received in lieu of a fractional share or attributable to accrued but unpaid interest) and increased by the amount of any gain recognized on the conversion (other than gain with respect to a fractional share). A holder’s tax basis in any common stock received that is attributable to accrued but unpaid interest would equal the fair market value of such stock at the time received. Alternatively, the cash payment may be treated as proceeds from a sale of a portion of the note, as described below under “— Sale, Exchange or Redemption of Notes.” In such case, a holder’s tax basis in the note would be allocated between the portion of the note that is treated as exchanged for common stock and the portion of the note that is treated as sold for cash (including any fractional share treated as received but excluding common stock received that is attributable to accrued but unpaid interest).
       If cash is received in lieu of a fractional share, the holder will be treated as having received the fractional share and as having immediately sold it for an amount equal to such cash. Accordingly, the receipt of cash in lieu of a fractional share will generally result in a holder’s recognizing capital gain or loss, if any, measured by the difference between the cash received for the fractional share and the U.S. holder’s adjusted tax basis in the fractional share. A holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common shares received (including the fractional share deemed received) between the common shares actually received on conversion and the fractional share deemed received, in accordance with their respective fair market values. The holding period for any common stock received in a conversion (including any fractional share treated as received) will include the holding period for the note. Holders should consult their tax advisors regarding the proper treatment to them of the receipt of a combination of cash and common stock upon a conversion of the notes.

Adjustment of Conversion Rate
       If at any time we make a distribution of property to shareholders that would be taxable as a dividend for United States federal income tax purposes (for example, cash distributions or distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for common stock) and the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to a U.S. holder of the notes to the extent of our current or accumulated earnings and profits. If the conversion rate is increased at our discretion or in certain other circumstances, including upon a change of control, such increase also may be deemed to be the payment of a taxable dividend to the U.S. holder. In certain circumstances, failure to make an adjustment to the conversion rate will be deemed to be a payment of a taxable dividend to a holder of common stock.
Repurchase of Notes at the Option of Holder
       If a U.S. holder requires us to repurchase a note as described under “Description of the Notes — Change of Control,” such holder will generally recognize gain or loss as described below under “— Sale, Exchange or Redemption of Notes.”
Sale, Exchange or Redemption of Notes
       If we elect to redeem notes tendered for conversion for a combination of shares of common stock and cash, a U.S. holder will generally be taxed as set forth under “— Conversion of Notes” above. Otherwise, except as set forth under “— Conversion of Notes” above, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition of a note (except to the extent the amount realized is attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary interest income) and the holder’s adjusted tax basis in such note. A holder’s adjusted tax basis in the note generally will be the holder’s purchase price for such note. In the case of a holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a note if such holder’s holding period for such note exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.
Distributions on Common Stock
       The amount of any distribution we make in respect of the common stock (other than pro rata distributions of common stock on common stock) will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend to the extent of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a holder’s tax basis in the common stock and thereafter as gain from the sale or exchange of such common stock as described below in “— Sale or Exchange of Common Stock”. In general, a dividend distribution to a corporate holder will qualify for the dividends-received deduction. The dividends-received deduction is subject to certain holding period, taxable income, and other limitations.
       Dividends received by an individual taxpayer during taxable years before 2009 will be taxed at rates applicable to long-term capital gains, provided the taxpayer held the stock for more than 60 days during a specified period of time and certain other requirements are met. Under current law, dividends received by an individual taxpayer for taxable years after 2008 will be subject to tax at ordinary income rates.
Sale or Exchange of Common Stock
       Upon the sale or exchange of common stock, a holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the holder’s adjusted tax basis in the common stock. In the case of a holder other than a corporation, preferential tax rates may apply to such gain if the holder’s holding period for the common stock exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.
Information Reporting and Backup Withholding Tax
       In general, information reporting requirements will apply to the interest payments on the notes, payments of dividends on the common stock and payments of the proceeds of the sale of the notes or common stock. A backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 28%. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service. Certain holders, including all corporations, are exempt from the information reporting and backup withholding requirements.
Taxation of Non-U.S. Holders
       The rules governing United States federal income taxation of a non-U.S. holder of notes or common stock are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of United States federal, state and local and foreign tax laws, as well as treaties, with regard to an investment in the securities, including any reporting requirements.
Interest Income
       Interest income earned on a note by a non-U.S. holder will not be subject to United States federal income tax or a 30% withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that (1) the non-U.S. holder does not actually or constructively own 10% of more of the total combined voting power of all classes of our stock entitled to vote; (2) the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; (3) the non-U.S. holder is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (4) either (A) the non-U.S. holder certifies to the payor or the payor’s agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or (B) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the notes in such capacity, certifies to the payor or the payor’s agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and furnishes the payor or the payor’s agent with a copy thereof. The applicable United States Treasury regulations also provide alternative methods for satisfying the certification requirements of clause (4), above. If a non-U.S. holder holds the note through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable United States Treasury regulations.
       Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest in the same manner as a U.S. holder if the interest is effectively connected with a United States trade or business of the non-U.S. holder. Effectively connected interest income received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits” tax at a 30% rate (or, if applicable, at a lower tax rate specified by a treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor’s agent.
Conversion of Notes
       In general, a non-U.S. holder will not recognize gain upon conversion of a note to the extent such holder receives common stock. To the extent a non-U.S. holder receives cash upon conversion of a note, such cash may give rise to gain that would be subject to the rules described under “— Sale, Exchange or Redemption of Notes; Sale or Exchange of Common Stock” and “— Information Reporting and Backup Withholding” below.
Adjustment of Conversion Rate
       Certain adjustments in the conversion rate of the notes may be treated as a taxable dividend to a non-U.S. holder. See “Taxation of U.S. Holders — Adjustment of Conversion Rate” above and “—Distributions on Common Stock” below. Any resulting withholding tax may be withheld from payments of interest or principal on the notes.
Repurchase of Notes at the Option of Holder
       If a non-U.S. holder requires us to repurchase a note as described under “Description of the Notes — Change of Control”, such repurchase may give rise to gain that would be subject to the rules described under “— Sale, Exchange or Redemption of Notes; Sale or Exchange of Common Stock” below.
Distributions on Common Stock
       Distributions we make with respect to the common stock that are treated as dividends paid, as described above under “Taxation of U.S. Holders — Distributions on Common Stock,” to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or a lower rate provided under an applicable income tax treaty). Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Even though such effectively connected dividends are subject to income tax and may be subject to the branch profits tax, they will not be subject to United States federal withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor’s agent. A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy certain certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, such non-U.S. holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.
Sale, Exchange or Redemption of Notes; Sale or Exchange of Common Stock
       If we elect to redeem notes tendered for conversion for a combination of shares of common stock and cash, a non-U.S. holder will generally be taxed as set forth under “— Conversion of Notes” above. Otherwise, a non-U.S. holder generally will not be subject to United States federal income tax on any gain realized on the sale, exchange, redemption or other disposition of a note or the sale or exchange of common stock unless (1) the gain is effectively connected with a

United States trade or business of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (A) such holder has a “tax home” in the United States or (B) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, or (3) we are characterized as a United States real property holding corporation and the non-U.S. holder does not qualify for certain exemptions (see discussion below under “Foreign Investment in Real Property Tax Act”).
       Except to the extent that an applicable income tax treaty otherwise provides, (A) if an individual non-U.S. holder falls under clause (1) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and (B) if an individual non-U.S. holder falls under clause (2) above, such individual generally will be subject to a 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a disposition of notes or common stock are urged to consult their tax advisors as to the tax consequences of such sale. If a non-U.S. holder that is a foreign corporation falls under clause (1), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).
Information Reporting and Backup Withholding Tax
       Generally, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of interest and dividends paid to such holder and the tax withheld with respect to those payments (if any). Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. United States backup withholding tax will not apply to payments to a non-U.S. holder if the requirements described in clause (4) under “— Interest Income” above are satisfied with respect to the holder unless the payor has actual knowledge or reason to know that the holder is a United States person.
       Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of notes or common stock effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury regulations, unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to information reporting (but not backup withholding), unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner provides the statement described in clause (4) of “— Interest Income” above and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

Foreign Investment in Real Property Tax Act
       A non-U.S. holder who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A “United States real property interest” generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specified procedures that the corporation is not (and was not for the shorter of the period during which the holder held such interest and the prior five-year period) a “United States real property holding corporation.” We believe it is likely that we are a United States real property holding corporation and we can give no assurance that we will not continue to be a United States real property holding corporation in the future. However, so long as our common stock is regularly traded on an established securities market, an exemption should apply to the notes and the common stock except (i) in the case of notes, if the notes are or become regularly traded, with respect to a non-U.S. holder that owns more than 5% of the notes, and (ii) otherwise, and in the case of the common stock, with respect to a non-U.S. holder whose beneficial and/or constructive ownership of the notes or the common stock, as the case may be, exceeds 5% of the total fair market value of the common stock.
       Any investor that may approach or exceed the 5% ownership threshold discussed above, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result. A non-U.S. holder who sells or otherwise disposes of a note or common stock may be required to inform its transferee whether such note or common stock constitutes a United States real property interest.
       The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

UNDERWRITING
       We will enter into an underwriting agreement with Goldman, Sachs & Co., as underwriter, with respect to the notes. Subject to certain conditions, the underwriter has agreed to purchase the entire principal amount of the notes. The underwriter is committed to take and pay for all notes being offered, if any are taken.
       Notes sold by the underwriter to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriter to securities dealers may be sold at a discount from the initial public offering price of up to      % of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to      % of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.
       The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotations system. We have been advised by the underwriter that the underwriter intends to make a market in the notes but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.
       In connection with the offering, the underwriter may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of notes than it is required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.
       These activities by the underwriter may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. These transactions may be effected in the over-the-counter market or otherwise.
       We have agreed that for a period from the date of the underwriting agreement to 90 days after the issuance of the notes, we will not sell or cause to be offered, sold or contracted to sell, or otherwise dispose of any shares of our common stock or securities that are convertible into shares of our stock without the prior written consent of the underwriter, except for (i) grants of employee stock options or other stock awards pursuant to the terms of our option plans existing on the date of the underwriting agreement and issuances of shares of stock pursuant to the exercise of such options; (ii) issuances of shares of stock pursuant to the terms of our employee stock purchase plan; (iii) issuances of shares of stock pursuant to the exercise of any other employee stock options outstanding as of the date of the underwriting agreement; (iv) issuances of shares of stock upon the conversion or exchange of convertible or exchangeable securities outstanding on the date of the underwriting agreement; (v) issuances of shares of stock upon the conversion of the notes; and (vi) issuances of additional shares of our common stock or securities convertible into our common stock in such amounts as to which the underwriter provides its written consent, which consent shall not be unreasonably withheld.
       In addition, our directors and certain of our officers have agreed not to sell or cause to be offered, sold or contracted for sale, or to otherwise dispose of any shares of our common stock,

for a period of 90 days from the date of the underwriting agreement, without the prior written consent of the underwriter, subject to certain exceptions, including pursuant to plans under Rule 10b5-1 of the Securities Exchange Act.
       The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $600,000.
       We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.
       The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses. In addition, the underwriter and its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Company for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

LEGAL MATTERS
       Certain legal matters in connection with the offering of the notes will be passed upon for us by Covington & Burling, New York, New York. Certain legal matters with respect to the notes will be passed upon for the underwriter by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has in the past performed, and may from time to time in the future perform, work for Calpine and related entities. In particular, Skadden, Arps, Slate, Meagher & Flom LLP is acting as counsel to Calpine and its affiliates in connection with the sale of Calpine’s Saltend Energy Centre.
EXPERTS
       The consolidated financial statements as of December 31, 2004 and 2003 and for the years ended December 31, 2004 and 2003, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
       The 2002 consolidated financial statements and related financial statement schedules of Calpine Corporation incorporated by reference in this prospectus supplement and the prospectus to which it relates from Calpine Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes emphasis relating to the adoption of a new accounting standard in 2002 and divestitures), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION ABOUT US AND THIS OFFERING
       We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-888-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC’s website at www.sec.gov or through our website at www.calpine.com. However, the information on these web sites does not constitute a part of this prospectus supplement or the prospectus to which it relates.
       You should rely only upon the information provided in this prospectus supplement and the prospectus to which it relates. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement or the prospectus to which it relates is accurate as of any date other than the dates specified herein and therein, as applicable.
       We will provide without charge, upon written or oral request, a copy of the indenture and form of the note, as well as copies of any document incorporated by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed to our Investor Relations Department at 50 West San Fernando Street, San Jose, California, 95113, telephone number (408) 995-5115.

Incorporation by Reference
       We are “incorporating by reference” into this prospectus supplement information in documents we file with the SEC, which means that we may disclose important information to you by referring you to those documents. The information we are incorporating by reference will be considered a part of this prospectus supplement when filed with the SEC and will update and supersede the information contained or incorporated by reference herein.
       We hereby incorporate by reference into this prospectus supplement the documents listed below as well as any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until we have sold all the securities offered hereunder or until this offering is otherwise terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	our Current Reports on Form 8-K filed with the SEC on January 18, 2005, February 3, 2005, March 10, 2005, March 17, 2005, March 23, 2005, May 16, 2005, May 18, 2005, May 26, 2005, June 3, 2005, June 9, 2005, June 10, 2005, June 16, 2005 and June 16, 2005;

•	the information contained in Item 4.02 of our Current Report on Form 8-K filed with the SEC on March 1, 2005;

•	the information contained in Item 8.01 of our Current Reports on Form 8-K filed with the SEC on January 24, 2005, April 14, 2005, and April 29, 2005;

•	the description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-12079), filed with the SEC on August 20, 1996; and

•	the description of rights relating to our common stock contained in our Registration Statement on Form 8-A (File No. 001-12079), filed with the SEC on June 17, 1997, and the amendments to that Registration Statement filed on June 18, 1997, June 24, 1997 and September 28, 2001.

PROSPECTUS

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Purchase Contracts
Units
Warrants
Calpine Canada Energy Finance ULC
Calpine Canada Energy Finance II ULC

Debt Securities Fully and Unconditionally

Guaranteed by Calpine Corporation
Warrants

Calpine Capital Trust IV

Calpine Capital Trust V

Trust Preferred Securities

Fully and Unconditionally Guaranteed,
as Described Herein, by Calpine Corporation

      We may offer any combination of the securities described in this prospectus in different series from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. We will provide you with specific terms of the applicable offered securities in one or more supplements to this prospectus. The aggregate initial offering price of the securities that we may issue under this prospectus will not exceed $2,500,000,000.

      We urge you to read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision. This prospectus may not be used to make sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the securities or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities.

      Calpine Corporation’s common stock is traded on The New York Stock Exchange under the symbol “CPN.” Unless we state otherwise in a prospectus supplement, we will not list any other of these securities on any securities exchange or on the Nasdaq Stock Market.

      Investing in these securities involves certain risks. See “Risk Factors” on page 8.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated September 23, 2004

      No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or the accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus and accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus and the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstance in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or the accompanying prospectus supplement, nor any sale made under this prospectus or accompanying prospectus supplement shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus supplement accompanying this prospectus or that the information contained or incorporated by reference in this prospectus or accompanying prospectus supplement is correct as of any time subsequent to the date of such information.

i

ABOUT THIS PROSPECTUS

      This prospectus is part of a joint registration statement that Calpine Corporation, Calpine Canada Energy Finance ULC, Calpine Canada Energy Finance II ULC, Calpine Capital Trust IV and Calpine Capital Trust V filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or continuous offering, process. Under this shelf process, we may sell, from time to time, any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,500,000,000, which amount includes over-allotment options with regard to certain securities.

      Pursuant to Rule 3-10 of Regulation S-X promulgated by the SEC, we are not required to include in this prospectus separate financial statements of Calpine Canada Energy Finance ULC, which we refer to as “Energy Finance,” Calpine Canada Energy Finance II ULC, which we refer to as “Energy Finance II,” Calpine Capital Trust IV, which we refer to as “Trust IV,” or Calpine Capital Trust V, which we refer to as “Trust V,” because:

•	in the case of Energy Finance and Energy Finance II, all of each of their respective voting rights are owned by Calpine Corporation (which we refer to as “Calpine”), either directly or indirectly;

•	in the case of Trust IV and Trust V, the sum of all of each of their respective interests are owned by Calpine, either directly or through wholly-owned subsidiaries of Calpine, other than (i) securities that are guaranteed by Calpine and, if applicable, other 100%-owned subsidiaries of Calpine and (ii) securities that guarantee securities issued by Calpine and, if applicable, other 100% owned subsidiaries of Calpine;

•	Calpine files periodic and other reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”);

•	none of Energy Finance, Energy Finance II, Trust IV or Trust V has operations other than the investment of funds in Calpine or its subsidiaries; and

•	Calpine will fully and unconditionally guarantee the obligations of Energy Finance, Energy Finance II, Trust IV and Trust V, and the rights of holders of their securities, and no subsidiary of Calpine will guarantee those obligations.

      Because Energy Finance, Energy Finance II, Trust IV and Trust V are permitted to omit financial statements, pursuant to Rule 12h-5 under the Securities Exchange Act, they are not subject to the information reporting requirements of that Act.

      This prospectus provides you with a general description of the securities we may offer. Each time we sell such securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered, including any guarantees, and if we sell securities through agents, underwriters or dealers, the names of such agents, underwriters or dealers and any fees, discounts and commissions to be paid to them. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information; Documents Incorporated by Reference.”

      The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information; Documents Incorporated by Reference.” Additional documents that contain the specific terms of certain securities we may offer may subsequently be filed as exhibits to this registration statement or incorporated into the prospectus or prospectus supplement by reference to documents we file with the SEC.

      The prospectus also incorporates business and financial information about us that is not included or delivered with this document. You may request and obtain this information free of charge by writing to us at Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113, attention: Lisa M. Bodensteiner, Assistant Secretary, or by telephoning us at (408) 995-5115.

      You should rely only on the information provided or incorporated by reference in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer or soliciting a purchase of these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should assume that the information in this prospectus or the accompanying prospectus supplement is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference.

      Unless we have indicated otherwise, in this prospectus references to “Calpine” are to Calpine Corporation, references to “Energy Finance” are to Calpine Canada Energy Finance ULC, references to “Energy Finance II” are to Calpine Canada Energy Finance II ULC, references to “Trust IV” are to Calpine Capital Trust IV, references to “Trust V” are to Calpine Capital Trust V, references to “the trusts” are, collectively, to Trust IV and Trust V, and references to “we,” “us” and “our” or similar terms are, collectively, to Calpine Corporation and its consolidated subsidiaries. Unless otherwise indicated, references in this prospectus to “$” or “dollar” are to the lawful currency of the United States.

CALPINE CORPORATION

      We are a San Jose, California based power company engaged in the development, construction, ownership and operation of power generation facilities and the sale of electricity, predominantly in the United States, but also in Canada and the United Kingdom. We were established as a corporation in 1984. We focus on two efficient and clean types of power generation technologies: natural gas-fired combustion turbine and geothermal. We currently lease and operate a significant fleet of geothermal power plants at The Geysers, and have increased our operating portfolio of clean burning natural gas power plants by 17,502 megawatts, or MW, over the past three years.

      Power Plants. Currently, we own interests in 91 power plants having a net capacity of 26,206 MW. We also have 12 gas-fired projects currently under construction having a net capacity of 5,751 MW. The completion of these new projects would give us interests in 103 power plants located in 23 states, three Canadian provinces, Mexico and the United Kingdom, having a net capacity of 31,957 MW. Of this total generating capacity, 98% will be attributable to gas-fired facilities and 2% will be attributable to geothermal facilities.

      Natural Gas Assets. We have in place an experienced gas production management team that manages nearly 472 billion cubic feet equivalent, or Bcfe, of proved gas reserves, after giving effect to our recent sales of certain of our gas reserves. These reserves are located in California, South Texas and Gulf Coast regions, all of which are major oil and gas producing regions in North America. Approximately 96% of our North American proved reserves are natural gas. In addition to our ability to produce over 120 million cubic feet equivalent, or MMcfe, of natural gas per day, we own or control approximately 257,000 net undeveloped acres that are available for future exploration or drilling activity. For more information about our recent sales of certain of our gas reserves see “— Recent Developments.”

      Calpine Energy Services L.P. Our wholly-owned subsidiary, Calpine Energy Services L.P., or CES, provides the trading and risk management services needed to schedule our power sales and to make sure fuel is delivered to our power plants on time to meet delivery requirements and to optimize the value of our power and gas assets.

      Complementing CES’s activities, we have recently reorganized our sales and marketing organization to better meet the needs of our growing list of wholesale and large retail customers. We focus our sales activities on load serving entities such as local utilities, municipalities and cooperatives, as well as on large-scale end users such as industrial and commercial companies. As a general goal, we seek to have 65% of our available capacity sold under long-term contracts or hedged by our risk management group.

      Power Contract Portfolio. As of June 30, 2004, our contractual portfolio consisted of 152 contracts covering 105 customers with a weighted average investment grade credit rating. The weighted average life of the contracts in the portfolio is approximately seven years. As of June 30, 2004, we had approximately 46% of our available capacity sold for 2005.

The Market

      The electric power industry represents one of the largest industries in the United States and impacts nearly every aspect of our economy, with an estimated end-user market of nearly $260 billion of electricity sales in 2003 based on information published by the Energy Information Administration of the Department of Energy. Historically, the power generation industry has been largely characterized by electric utility monopolies producing electricity from old, inefficient, high-cost generating facilities selling to a captive customer base. However, industry trends and regulatory initiatives have transformed some markets into more competitive grounds where load-serving entities and end-users may purchase electricity from a variety of suppliers, including independent power producers, power marketers, regulated public utilities and others. For the past decade, the power industry has been deregulated at the wholesale level allowing generators to sell directly to the load-serving entities, such as public utilities, municipalities and electric cooperatives. Although industry trends and regulatory initiatives aimed at further deregulation have slowed, the power industry continues to transform into a more competitive market.

      The North American Electric Reliability Council estimates that in the United States, peak (summer) electric demand in 2003 totaled approximately 720,000 MW, while summer generating capacity in 2003 totaled approximately 912,000 MW, creating a peak summer reserve margin of 192,000 MW, or 26.7%. Historically, utility reserve margins have been targeted to be 15% above peak demand to provide for load forecasting errors, scheduled and unscheduled plant outages and local area grid protection. The United States market consists of regional electric markets not all of which are effectively interconnected, so reserve margins vary from region to region. Some regions have margins well in excess of the 15% target range, while other regions remain short of ideal reserve margins. The estimated 192,000 MW of reserve margin in 2003 compares to an estimated 120,000 MW in 2002. The increase is due in large part to the start-up of new low-cost, clean-burning, gas-fired power plants.

      Even though most new power plants are fueled by natural gas, the majority of power generated in the U.S. is still produced by coal and nuclear power plants. The Energy Information Administration has estimated that approximately 51% of the electricity currently generated in the U.S. is fueled by coal, 20% by nuclear sources, 17% by natural gas, 7% by hydro, and 5% from fuel oil and other sources. As regulations continue to evolve, many of the current coal plants will likely be faced with installing a significant amount of costly emission control devices. This activity could cause some of the oldest and dirtiest coal plants to be retired, thereby allowing a greater proportion of power to be produced by cleaner natural gas-fired generation.

      Due primarily to the completion of gas-fired combustion turbine projects, we have seen increased power supplies and higher reserve margins in the last two years accompanied by a decrease in liquidity in the energy trading markets and a general lessening of enthusiasm for investing in energy companies. In 2003, while electricity prices generally increased, the cost of natural gas grew at an even greater rate, further depressing spark spreads (the margin between the value of the electricity sold and the cost of fuel to generate that electricity) from the low levels in 2002.

      Based on strength in residential and commercial demand, overall consumption of electricity was estimated to have grown by approximately 2.9% in 2004 through February compared to the same period in 2003, according to Edison Electric Institute published data. The growth rate for calendar year 2003 was 1.8%. The growth rate in supply is diminishing with many developers canceling, or delaying completion of their projects as a result of current market conditions. The supply and demand balance in the natural gas industry continues to be strained with gas prices rising to over $6.40 per million British thermal units, or MMbtu, in the first quarter of 2004, compared to an average of approximately $5.50 per MMbtu in 2003 and $3.00 per MMbtu in 2002. Overall, we expect the market to continue to work through the current oversupply of power in several regions within the next few years. As the supply-demand dynamics improve, we expect to see spark spreads improve.

Recent Developments

      In addition to the recent developments described below, please see the recent developments described in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which is incorporated by reference in this prospectus.

      $360 Million Preferred Equity Offering. On September 17, 2004, we announced that Calpine (Jersey) Limited, a new company being formed as our indirect, wholly owned subsidiary, intends to commence an offering of $360 million of two-year redeemable preferred shares in a private placement transaction under Regulation D and Regulation S of the Securities Act. The offering is subject to the receipt of certain regulatory approvals. We intend to initially loan the proceeds of the offering to our 1,200 MW Saltend cogeneration power plant located in Hull, Yorkshire, England, and the payments of principal and interest on the loan will fund payments on the redeemable preferred shares. The net proceeds of the offering will ultimately be used as permitted by the terms of our outstanding debt securities.

      Sale of Certain Natural Gas Reserves and Petroleum Assets; Repayment and Reduction of Commitments Under Senior Secured Credit Facility. On September 1, 2004, we completed the sale of all of our right, title and interest in our oil and gas properties and associated assets in New Mexico and Colorado (except for the Kitzmiller property of Calpine Natural Gas L.P. located in the northwest part of Colorado, which was retained), including our leases, minerals, overrides, easements, wells, contracts, and personal property. These New Mexico and Colorado properties were sold, effective July 1, 2004, to two U.S. gas companies for approximately $140 million and approximately $83 million, respectively, subject, in each case, to certain post-closing adjustments, including for certain title defects claimed by the purchasers. Such properties and assets represent approximately 120 Bcfe of proved reserves, producing approximately 16.3 MMcfe of net gas per day.

      On September 2, 2004, we completed the sale, effective as of July 1, 2004, of all of our Canadian natural gas reserves and petroleum assets, together with certain units of the Calpine Natural Gas Trust, for a total purchase price of approximately $625 million, less adjustments to reflect the September 2, 2004 closing date. (The purchase price takes into account a foreign exchange hedge established in connection with this transaction.) As of September 2, 2004, these assets represented approximately 221 Bcfe of proved reserves, producing approximately 61 MMcfe of net gas per day. Also included in this sale was our 25% interest in approximately 80 Bcfe of proved reserves (net of royalties) and 32 net MMcfe per day owned by the Calpine Natural Gas Trust.

      All of the proceeds from the U.S. gas asset sales and a portion of the proceeds from the Canadian gas sales were used to repay all amounts outstanding under our existing senior secured credit facility and to terminate the revolving commitments thereunder. A portion of the proceeds from the Canadian gas asset sale was also used to cash collateralize $144.8 million of letters of credit outstanding under that agreement. Remaining proceeds from the Canadian gas asset sale will be used in accordance with the asset sale provisions of our existing bond indentures. Following the repayment of our existing secured credit facility, we expect to issue new secured first priority lien debt that will rank senior to our other outstanding secured debt.

      Letter of Credit Facility of Calpine Energy Management L.P. On August 5, 2004, our indirect wholly-owned subsidiary, Calpine Energy Management L.P., entered into a $250.0 million letter of credit facility with Deutsche Bank (rated Aa3/AA-) that expires in October 2005. Deutsche Bank will guarantee Calpine Energy Management L.P.’s power and gas obligations by issuing letters of credit under the facility. Receivables generated through power sales will serve as collateral to support the letters of credit. Calpine Energy Management L.P. was created to facilitate short-term gas and power purchases and sales transactions ranging from the hourly market up to one month forward.

Principal Executive Offices

      Calpine’s principal executive offices are located at 50 West San Fernando Street, San Jose, California 95113. Our telephone number is (408) 995-5115, and our home page on the world wide web is at http://www.calpine.com. The contents of our website are not part of this prospectus.

CALPINE CANADA ENERGY FINANCE ULC AND

CALPINE CANADA ENERGY FINANCE II ULC

      Energy Finance is an unlimited liability company organized in March 2001 under the laws of Nova Scotia, Canada. Energy Finance II is an unlimited liability company organized in July 2001 under the laws of Nova Scotia, Canada. Energy Finance’s direct parent company is Quintana Canada Holdings, LLC, a Delaware limited liability company. Energy Finance II’s direct parent company is Calpine Canada Resources Ltd., an Alberta, Canada corporation.

      Energy Finance and Energy Finance II are both indirect, wholly-owned special purpose finance subsidiaries of Calpine that engage in financing activities to raise funds for the business operations of Calpine and its subsidiaries. They will each issue debt securities and warrants to purchase debt securities. Their debt securities will be fully and unconditionally guaranteed by Calpine.

      For the reasons set forth under the caption “About this Prospectus,” we are not required to include separate financial statements of Energy Finance or Energy Finance II in this prospectus and neither entity is subject to the information reporting requirements of the Securities Exchange Act.

      The registered office of each of Energy Finance and Energy Finance II is Suite 800, Purdy’s Wharf, Tower 1, 1959 Upper Water Street, P.O. Box 997, Halifax, Nova Scotia B3J 3N2, and their telephone number at that address is (902) 420-3335.

CALPINE CAPITAL TRUST IV AND CALPINE CAPITAL TRUST V

      Each of Trust IV and Trust V is a Delaware business trust created under the Delaware Business Trust Act. Each of the trusts will be governed by a declaration of trust (as it may be amended and restated from time to time) among the trustees of each trust and Calpine. Each declaration will be qualified under the Trust Indenture Act of 1939.

      For the reasons set forth under the caption “About this Prospectus,” we are not required to include separate financial statements of Trust IV or Trust V in this prospectus and neither entity is subject to the information reporting requirements of the Securities Exchange Act.

      Each of the trusts will exist primarily for the purposes of (i) issuing its trust preferred and trust common securities; (ii) investing the proceeds from the sale of its securities in Calpine’s debt securities; and (iii) engaging in only such other activities as are necessary or incidental to issuing its securities and purchasing and holding Calpine’s debt securities.

      When a trust issues its trust preferred securities, you and the other holders of the trust preferred securities will own all of the issued and outstanding trust preferred securities of the trust. Calpine will acquire all of the issued and outstanding trust common securities of each trust, representing an undivided beneficial interest in the assets of each trust of at least 3%. Wilmington Trust Company, acting in its capacity as guarantee trustee, will hold for your benefit a trust preferred securities guarantee issued by Calpine, which will be separately qualified under the Trust Indenture Act of 1939.

      Each of the trusts will initially have three trustees. One of the trustees will be an individual who is an officer or employee of Calpine. The second trustee will be Wilmington Trust Company, which will serve as the property trustee under the declaration of trust for purposes of the Trust Indenture Act of 1939. The third trustee will be Wilmington Trust Company, which will serve as Delaware trustee and has its principal place of business in the State of Delaware.

      Unless otherwise provided in the applicable prospectus supplement, because Calpine will own all of the trust common securities of each trust, Calpine will have the exclusive right to appoint, remove or replace trustees and to increase or decrease the number of trustees. In most cases, there will be at least three trustees. The term of a trust will be described in the applicable prospectus supplement, but may dissolve earlier as provided in the applicable declaration of trust.

      The rights of the holders of the trust preferred securities of a trust, including economic rights, rights to information and voting rights, and the duties and obligations of the trustees of a trust, will be contained in and governed by the declaration of trust of that trust (as it may be amended and restated from time to time), the Delaware Business Trust Act and the Trust Indenture Act of 1939.

      The address of each trust is 50 West San Fernando Street, San Jose, California 95113, and the telephone number of each trust at that address is (408) 995-5115.

RISK FACTORS

      Investing in our securities involves risk. Please see the risk factors described in the Second Amendment to our Annual Report on Form 10-K/ A for the year ended December 31, 2003, filed with the SEC on September 22, 2004 (referred to herein as our Annual Report on Form 10-K/A for the year ended December 31, 2003) which is incorporated by reference in this prospectus. Any of such risks could materially adversely affect our business, financial condition or results of operations. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. You could lose all or part of your investment if any of the risks and uncertainties described actually occur.

WHERE YOU CAN FIND MORE INFORMATION;

DOCUMENTS INCORPORATED BY REFERENCE

      Calpine files annual, quarterly and special reports, proxy statements and other information with the SEC. You may obtain any document we file with the SEC at the SEC’s public reference room in Washington, D.C., Chicago, Illinois and New York, New York. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Our SEC filings are also accessible through the Internet at the SEC’s website at http://www.sec.gov.

      None of Energy Finance, Energy Finance II, Trust IV or Trust V is currently subject to the information reporting requirements of the Securities Exchange Act, for the reasons set forth under the caption “About this Prospectus.”

      The SEC permits us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference:

•	the Second Amendment to our Annual Report on Form 10-K/ A for the year ended December 31, 2003;

•	our Quarterly Report on Form 10-Q/ A for the quarter ended March 31, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

•	our Current Reports on Form 8-K filed with the SEC on January 6, 2004, January 9, 2004, January 9, 2004, January 20, 2004, January 29, 2004, February 3, 2004, February 4, 2004, February 9, 2004, February 24, 2004, February 24, 2004, March 10, 2004, March 12, 2004, March 16, 2004, March 23, 2004, April 19, 2004, April 28, 2004, May 27, 2004, June 9, 2004, June 15, 2004, June 29, 2004, August 18, 2004, August 20, 2004, September 8, 2004, September 21, 2004 and September 21, 2004;

•	our Current Report on Form 8-K/A filed with the SEC on September 14, 2004;

•	the description of Calpine’s common stock contained in Calpine’s Registration Statement on Form 8-A (File No. 001-12079), filed with the SEC on August 20, 1996; and

•	the description of rights relating to our common stock contained in our Registration Statement on Form 8-A (File No. 001-12079), filed with the SEC on June 17, 1997, and the amendments to that Registration Statement filed on June 18, 1997, June 24, 1997 and September 28, 2001.

      This prospectus also incorporates by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until we sell all of the securities being registered or until this offering is otherwise terminated.

      If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies either by writing to Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113, attention: Lisa M. Bodensteiner, Assistant Secretary, or by telephoning (408) 995-5115.

      We have filed with the SEC a joint registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), covering the securities described in this prospectus. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. Copies of documents described herein are available free of charge upon request as provided in the preceding paragraph.

FORWARD-LOOKING STATEMENTS

      Some of the statements contained or incorporated by reference in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding our or our management’s intents, beliefs or current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Any forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.

      Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the following:

•	the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto;

•	the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity and the impact of related derivatives transactions;

•	supply of and demand for power in the markets served by our power generation facilities, including the potential effects of unseasonable weather patterns that result in reduced demand for power and unscheduled outages of our power generation facilities;

•	economic slowdowns, which can adversely affect consumption of power by businesses and consumers;

•	the inability to commence commercial operation of new facilities, whether as a result of failure to obtain the necessary permits to operate, failure of third-party contractors to perform their contractual obligations, inability to obtain project financing on acceptable terms or otherwise;

•	our ability to accurately estimate future costs;

•	development of lower-cost power plants or of a lower-cost means of operating a fleet of power plants by our competitors;

•	our ability to market and sell power from power plants in the evolving energy market;

•	the successful exploitation of an oil or gas resource that ultimately depends upon the geology of the resource, the total amount and costs to develop recoverable reserves, and legal title, regulatory, gas administration, marketing and operational factors relating to the extraction of natural gas;

•	our ability to accurately estimate oil and gas reserves;

•	reduced liquidity in the trading and power industry;

•	our ability to access the capital markets on attractive terms or at all;

•	our ability to accurately estimate sources and uses of cash, which estimates are based on current expectations;

•	the direct or indirect effects on our business of a lowering of our credit rating (or actions we may take in response to changing credit rating criteria), including increased collateral requirements, refusal by our current or potential counterparties to enter into transactions with us and our inability to obtain credit or capital in desired amounts or on favorable terms;

•	possible future claims, litigation and enforcement actions pertaining to the foregoing;

•	effects of the application of regulations, including changes in regulations or the interpretation thereof;

•	other risks identified in this prospectus; and.

•	other risks identified from time to time in our reports and registration statements filed with the SEC, including the risk factors identified in our Annual Report on Form 10-K/ A for the year ended December 31, 2003, which is incorporated by reference in this prospectus.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

CALPINE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth Calpine’s consolidated ratio of earnings to fixed charges for each of the last five years and for the six months ended June 30, 2004.

										(Unaudited)
										Six Months
										Ended
Year Ended December 31,										June 30,

1999		2000		2001		2002		2003		2004

1.81	x	1.89	x	1.40	x	—	(1)	—	(2)	— (3)

      For purposes of computing our consolidated ratio of earnings to fixed charges, earnings consist of pre-tax income before adjustment for minority interests in our consolidated subsidiaries and income or loss from equity investees, plus fixed charges, amortization of capitalized interest and distributed income of equity investees, reduced by interest capitalized, the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges and distributions on our company-obligated Remarketable Term Income Deferrable Equity Securities (“HIGH TIDES”). Fixed charges consist of interest expensed and capitalized (including amortized premiums, discounts and capitalized expenses related to indebtedness), an estimate of the interest within rental expense and the distributions on the HIGH TIDES.

(1)	For the year ended December 31, 2002, Calpine had an earnings-to-fixed-charges coverage deficiency of approximately $587.1 million, primarily as a result of (a) a pre-tax charge to earnings of $404.7 million for equipment cancellation and asset impairment, (b) increased interest costs due to recent debt financings to support our growth, and (c) a significant decrease in electricity prices, gas prices and spark spreads, primarily as a result of weak market fundamentals as compared to the year ended December 31, 2001.

(2)	For the year ended December 31, 2003, we had an earnings-to-fixed-charges coverage deficiency of approximately $269.8 million, primarily as a result of (a) a pre-tax charge to earnings of $64.4 million for equipment cancellation and asset impairment and $16.4 million for long-term service agreement cancellation charges, (b) increased interest costs due to recent debt financings to support our growth, and (c) a decrease in average spark spreads per megawatt-hour and higher fuel expense in 2003 as compared with the same period in 2002.

(3)	For the six months ended June 30, 2004, we had an earnings-to-fixed charges coverage deficiency of approximately $442.2 million, primarily as a result of (a) a decrease in gross profit of $152.5 million from the same period in the previous year, which is a result of lower per megawatt-hour spark spreads realized during the six months ended June 30, 2004, and additional costs associated with new power plants coming on line, and (b) a pre-tax charge to earnings of $534.4 million for increased interest costs due to recent debt financings to support our growth.

USE OF PROCEEDS

      Unless otherwise specified in a prospectus supplement accompanying this prospectus, we will add the net proceeds from the sale of the securities to which this prospectus and the prospectus supplement relate to our general funds, which we will use, directly or indirectly, for financing power projects under development or construction, working capital, general corporate purposes and any other purpose specified in a prospectus supplement. We may conduct concurrent or additional financings at any time. The net proceeds from the sale of debt securities by Energy Finance or Energy Finance II to which this prospectus relates will be lent to us or our affiliates by Energy Finance or Energy Finance II, as applicable, pursuant to one or more intercompany loans. The net proceeds from the sale of trust preferred securities and trust common securities by Trust IV and Trust V to which this prospectus relates will be used to purchase our debt securities, and, unless otherwise specified in a prospectus supplement accompanying this prospectus, we will add the net proceeds from the sale of such debt securities to our general funds, which we will use, directly or indirectly, for financing power projects under development or construction, working capital, general corporate purposes and any other purpose specified in a prospectus supplement.

PLAN OF DISTRIBUTION

      We may sell the securities offered through this prospectus in and outside the United States (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

      If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

      If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

      We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

      We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

      If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

      Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

      Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

      Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

      We and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

At-the-Market Offerings

      Subject to the limitations under Rule 415(a)(4)(ii) under the Securities Act, we may offer our securities into an existing trading market on the terms described in the applicable prospectus supplement. Underwriters and dealers who may participate in any at-the-market offerings include Deutsche Bank Securities Inc.

General Information

      Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by Calpine and, if applicable, Energy Finance, Energy Finance II, Trust IV or Trust V, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 2,000,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value. The following summary is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and by-laws, which have been included or incorporated by reference as exhibits to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which is incorporated by reference to this prospectus.

Common Stock

      As of June 30, 2004, there were 439,326,249 shares of our common stock outstanding. In addition, as of June 30, 2004, there were 24,020,742 shares of our common stock underlying vested stock options eligible for sale and there were an additional 35,997,981 shares of our common stock issuable upon conversion of our outstanding convertible securities (including the HIGH TIDES). The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. See “— Dividend Policy,” below. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. Pursuant to a rights agreement entered into in June 1997, as amended, our shares of common stock outstanding prior to the occurrence of events specified in the rights agreement have certain preferred share purchase rights, which are set forth in more detail in the rights agreement incorporated by reference as an exhibit to Calpine’s Annual Report on Form 10-K/ A for the year ended December 31, 2003, which is incorporated by reference in this prospectus. See “— Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law — Rights Plan,” below.

Dividend Policy

      We have not declared any cash dividends on our common stock during the past two fiscal years. We do not anticipate paying any cash dividends on our common stock in the foreseeable future because we intend to retain our earnings to finance the expansion of our business and for general corporate purposes. In addition, our ability to pay cash dividends is restricted under certain of our indentures and our other debt agreements. Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon, among other things, our future operations and earnings, capital requirements, general financial condition, contractual restrictions and such other factors as the board of directors may deem relevant.

Preferred Stock

      As of September 10, 2004, there were no shares of our preferred stock outstanding. Our board of directors has the authority, without further vote or action by the stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series, and to fix the rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock, including without limitation dividend rights, if any, voting rights, if any, and liquidation and conversion rights, if any. Our board of directors has the authority to fix the number of shares constituting any series and the designations of such series without any further vote or action by the stockholders. Our board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Calpine, or could delay or prevent a transaction that might otherwise give our stockholders an opportunity to realize a premium over the then prevailing market price of the common stock.

      Our board of directors has authorized the issuance of up to 1,000,000 shares of Series A Participating Preferred Stock, par value $.001 per share, pursuant to a rights plan adopted by our board of directors on June 5, 1997, which was amended on September 19, 2001. As of September 10, 2004, no shares of our participating preferred stock were outstanding. A description of the rights plan and the participating preferred stock is set forth under “— Anti-Takeover Effects of Provisions of Certificate of Incorporation, Bylaws and Delaware Law — Rights Plan,” below.

      In connection with the business combination with Encal, a series of our preferred stock, consisting of one share, was designated as special voting preferred stock, having a par value of $.001 and a liquidation preference of $.001. The one share of special voting preferred stock has been redeemed and cancelled.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law

     Certificate of Incorporation and Bylaws

      Our amended and restated certificate of incorporation and bylaws provide that our board of directors is classified into three classes of directors serving staggered, three-year terms. The certificate of incorporation also provides that directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote. Any vacancy on the board of directors may be filled only by vote of the majority of directors then in office. Further, the certificate of incorporation provides that any business combination (as therein defined) requires the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote, voting together as a single class. The certificate of incorporation also provides that all stockholder actions must be effected at a duly called meeting and not by a written consent. Our certificate of incorporation provides that a special meeting of stockholders may be called only by the chairman of our board of directors, or by the chairman or secretary upon the written request of a majority of the total number of directors we would have if there were no vacancies on our board of directors. The provisions of the certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Calpine. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Calpine. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

     Rights Plan

      On June 5, 1997, we adopted a stockholders’ rights plan to strengthen our ability to protect our stockholders. The rights plan was amended on September 19, 2001. The rights plan is designed to protect against abusive or coercive takeover tactics that are not in the best interests of Calpine or its stockholders. To implement the rights plan, we declared a dividend of one preferred share purchase right for each outstanding share of our common stock held on record as of June 18, 1997, and directed the issuance of one preferred share purchase right with respect to each share of our common stock that shall become outstanding thereafter until the rights become exercisable or they expire as described below. Each right initially represents a contingent right to purchase, under certain circumstances, one one-thousandth of a share, called a “unit,” of our Series A Participating Preferred Stock, par value $.001 per share, at a price of $140.00 per unit, subject to adjustment. The rights will become exercisable and trade independently from our common stock upon the public announcement of the acquisition by a person or group of 15% or more of our common stock, or ten days after commencement of a tender or exchange offer that would result in the acquisition of 15% or more of our common stock. Each unit purchased upon exercise of the rights will be entitled to a dividend equal to any dividend declared per share of common stock and will have one vote, voting together with the common stock. In the event of our liquidation, each unit purchased upon exercise of the rights will be entitled to any payment made per share of common stock.

      If we are acquired in a merger or other business combination transaction after a person or group has acquired 15% or more of our common stock, each right will entitle its holder to purchase at the right’s exercise price a number of the acquiring company’s shares of common stock having a market value of twice the right’s exercise price. In addition, if a person or group acquires 15% or more of our common stock, each right will entitle its holder (other than the acquiring person or group) to purchase, at the right’s exercise price, a number of fractional shares of our participating preferred stock or shares of our common stock having a market value of twice the right’s exercise price.

      The rights remain exercisable for up to 90 days following a triggering event (such as a person acquiring 15% or more of our common stock). The rights expire on June 18, 2007, unless redeemed earlier by us. We can redeem the rights at a price of $.01 per right at any time before the rights become exercisable, and thereafter only in limited circumstances.

     Delaware Anti-Takeover Statute

      We are subject to Section 203 of the General Corporation Law of the State of Delaware (“Section 203”), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless: (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Section 203 defines the term business combination to include: (1) any merger or consolidation involving the corporation or any of its direct or indirect majority-owned subsidiaries and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation or any of its direct or indirect majority-owned subsidiaries involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation or any of its direct or indirect majority-owned subsidiaries of any stock of the corporation or that subsidiary to the interested stockholder; (4) any transaction involving the corporation or any of its direct or indirect majority-owned subsidiaries that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or that subsidiary beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefit provided by or through the corporation or any of its direct or indirect majority-owned subsidiaries. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

DESCRIPTION OF DEPOSITARY SHARES

      The following is a general description of the depositary shares to which this prospectus and any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those depositary shares.

      The following description of the depositary shares is subject to the detailed provisions of the depositary receipts and the deposit agreement relating to the applicable series of preferred stock, the form of each of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Whenever particular provisions of the depositary receipts or deposit agreement, or terms defined therein, are referred to, those provisions or definitions are incorporated by reference herein and such descriptions are qualified in their entirety by such reference. We urge you to read the depositary receipts and the depositary agreement because they, and not this description, describe every detail of the terms of the depositary shares. The summary below of the general terms of the depositary shares will be supplemented by the more specific terms in a prospectus supplement.

General

      Calpine may, at its option, elect to have shares of its preferred stock represented by depositary shares. The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement that we will enter into with a bank or trust company of our choosing. The prospectus supplement relating to a series of depositary shares will give the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock underlying the depositary share in proportion to the applicable interest in the preferred stock underlying the depositary share.

      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Each depositary share will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

      Unless otherwise provided in the applicable prospectus supplement, upon surrender of depositary shares at the office of the depositary and upon payment of the charges provided in the deposit agreement, a holder of depositary shares will be entitled to the number of whole shares of the related series of preferred stock evidenced by the surrendered depositary shares.

Dividends and Other Distributions

      The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the number of the depositary shares owned by the holders on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

      If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

      The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of preferred stock will be made available to holders of depositary shares.

Conversion and Exchange

      If any preferred stock underlying depositary shares is convertible or exchangeable, each record holder of depositary shares will have the right or obligation to convert or exchange the depositary shares in the manner provided in the deposit agreement and described in the applicable prospectus supplement.

Redemption by Calpine

      If the preferred stock underlying depositary shares is subject to redemption at our option, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. Whenever we redeem preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that we redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as we may determine.

      After the date fixed for redemption of the underlying preferred stock, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price. Any funds Calpine deposits with the depositary for any depositary shares that the holders fail to redeem will be returned to us after two years from the date the funds are deposited.

Voting

      Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with these instructions, and we will agree to take all action that the depositary deems necessary to enable the depositary to do so.

Amendment

      The depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Calpine and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless the amendment has been approved by the record holders of at least a majority of the depositary shares then outstanding.

Charges of Depositary

      We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any exchange or redemption of the preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, any other charges that are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

      The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. We will appoint the successor depositary within 60 days after delivery of the notice of resignation or removal.

Termination of Deposit Agreement

      The depositary may terminate, or we may direct the depositary to terminate, the deposit agreement if:

•	we have redeemed or reacquired all outstanding depositary shares relating to the deposit agreement; or

•	there has been a final distribution in respect of the preferred stock of any series in connection with our liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

      Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends, and will not give any further notices (other than notice of the termination) or perform any further acts under the deposit agreement. However, the depositary will continue to deliver preferred stock certificates, together with dividends and distributions and the net proceeds of any sales of property, in exchange for depositary receipts surrendered. At our request, the depositary will deliver to us all books, records, certificates evidencing preferred stock, depositary receipts and other documents relating to the deposit agreement.

Miscellaneous

      We, or at our option, the depositary, will make available to the holders of depositary shares all reports and communications that we are required to furnish to the holders of preferred stock.

      Neither Calpine nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of their respective duties under the deposit agreement. Neither Calpine nor the depositary will be obligated to prosecute or defend any legal proceeding regarding any depositary share or preferred stock unless satisfactory indemnity has been furnished. Calpine and the depositary may rely upon written advice of counsel or accountants. Calpine and the depositary may also rely upon information provided to them by persons presenting preferred stock for deposit, holders of depositary shares or other persons Calpine or the depositary believe to be competent. Calpine and the depositary may also rely upon documents they believe to be genuine.

DESCRIPTION OF DEBT SECURITIES

      The following is a general description of the debt securities to which this prospectus and any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those debt securities. Unless otherwise stated, the senior debt securities and the subordinated debt securities are together referred to as the “debt securities.”

General

      Calpine may issue from time to time one or more series of debt securities under one or more separate indentures between Calpine and Wilmington Trust Company, as trustee; Energy Finance may issue from time to time one or more series of debt securities under one or more indentures between Energy Finance and Wilmington Trust Company, as trustee; and Energy Finance II may issue from time to time one or more series of debt securities under one or more indentures between Energy Finance II and Wilmington Trust Company, as trustee.

      For purposes of this section, references to the “issuer” are to Calpine, in the case of debt securities issued by Calpine, to Energy Finance, in the case of debt securities issued by Energy Finance, and to Energy Finance II, in the case of debt securities issued by Energy Finance II, and references to the “guarantor” are to Calpine with respect to debt securities issued by Energy Finance or Energy Finance II. Additionally, in the case of debt securities issued by Energy Finance or Energy Finance II, the term “indenture” includes the guarantee agreement pursuant to which Calpine guarantees the debt securities.

      The debt securities will be direct, unsecured obligations of the issuer. The senior debt securities will rank equally with all other senior debt of the issuer. The indentures will not limit the amount of debt securities that the issuer may issue. The subordination provisions of any subordinated debt securities will be described in an applicable prospectus supplement.

      Almost all of Calpine’s operations are conducted through Calpine’s subsidiaries and other affiliates. As a result, Calpine depends almost entirely upon their earnings and cash flow to service Calpine’s indebtedness, including Calpine’s ability to pay the interest on and principal of Calpine’s debt securities, and on the debt securities of Energy Finance and Energy Finance II under the guarantees, if the guarantees are enforced. The non-recourse project financing agreements of certain of Calpine’s subsidiaries and other affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to Calpine prior to the payment of other obligations, including operating expenses, debt service and reserves. Each of Energy Finance and Energy Finance II is a special purpose financing subsidiary formed solely as a financing vehicle for Calpine and its subsidiaries. Therefore, the ability of Energy Finance and Energy Finance II to pay their obligations under the debt securities is dependent upon the receipt by them of payments from Calpine and its subsidiaries to which they have made loans or otherwise under agreements with them in connection with their respective financing activities. In addition, under Canadian law, the respective direct parent companies of Energy Finance and Energy Finance II will be liable for their subsidiary’s indebtedness, including any debt securities issued by such subsidiary, upon a winding-up of that subsidiary. While each of Energy Finance and Energy Finance II believes that payments made to it in connection with its financing activities will be sufficient to pay the principal of, and interest on, any debt securities it issues, if the responsible parties were not able to make such payments for any reason, the holders of such debt securities would have to rely on the enforcement of Calpine’s guarantee described below.

      Calpine’s subsidiaries and other affiliates are separate and distinct legal entities and will have no obligation to pay any amounts due on the debt securities issued by Calpine hereunder, and will not guarantee the payment of interest on or principal of the debt securities issued by Calpine hereunder. Calpine’s subsidiaries and other affiliates (other than Energy Finance (in the case of debt securities issued by Energy Finance) and Energy Finance II (in the case of debt securities issued by Energy Finance II) and their direct parent companies, respectively, in the case of the winding-up of its subsidiary) will not have any obligation to pay any amounts due on the debt securities issued by Energy Finance or Energy Finance II hereunder and none of Calpine’s subsidiaries or other affiliates will guarantee the payment of interest on or principal of the debt securities issued by Energy Finance or Energy Finance II hereunder. The right of Calpine’s debt security holders to receive any assets of any of Calpine’s subsidiaries or other affiliates upon Calpine’s liquidation or reorganization will be subordinated to the claims of any subsidiaries’ or other affiliates’ creditors (including trade creditors and holders of debt issued by Calpine’s subsidiaries or affiliates, including Energy Finance and Energy Finance II). Similarly, the right of holders of Energy Finance’s or Energy Finance II’s debt securities to receive any assets of any of Calpine’s subsidiaries or other affiliates upon Calpine’s liquidation or reorganization will be subordinated to the claims of any subsidiaries’ or other affiliates’ creditors (including trade creditors and holders of debt issued by Calpine’s subsidiaries or affiliates). As of June 30, 2004, Calpine’s subsidiaries had approximately $13.0 billion of indebtedness and other liabilities, including trade payables and excluding deferred tax liabilities, which will be effectively senior to the debt securities and the guarantees.

      The following description of the debt securities is subject to the detailed provisions of each indenture, a copy of each of which has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Whenever particular provisions of any indenture or terms defined therein are referred to, those provisions or definitions are incorporated by reference herein and such descriptions are qualified in their entirety by such reference. We urge you to read the forms of indentures because they, and not this description, describe every detail of the terms of the debt securities. The summary below of the general terms of the debt securities will be supplemented by the more specific terms in a prospectus supplement. Unless otherwise stated herein or in an applicable prospectus supplement, the following indenture description will apply to both senior and subordinated debt securities.

Terms Applicable to Debt Securities

      The prospectus supplement for a particular series of debt securities will specify the terms of the series of debt securities, including:

•	the classification of the offered debt securities as senior or subordinated debt securities;

•	the specific designation, the aggregate principal amount, the purchase price and the authorized denominations, if other than $1,000 and integral multiples of $1,000 of the offered debt securities;

•	the percentage of the principal amount at which the debt securities will be issued;

•	the date or date on which the debt securities will mature;

•	the currency, currencies or currency units in which payments on the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest, if any, or the method of determination of such rate or rates;

•	the date or dates from which the interest, if any, shall accrue, the dates on which the interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

•	the prices, if any, at which, and the dates at or after which, the issuer may or must repay, repurchase or redeem the debt securities;

•	any right to convert the debt securities into, or exchange the debt securities for, shares of Calpine common stock or other securities or property;

•	any sinking fund obligation with respect to the debt securities;

•	if applicable, any additional material United States, and, in the case of debt securities issued by Energy Finance or Energy Finance II, Canadian, federal income tax consequences;

•	the exchanges, if any, on which the debt securities may be listed; and

•	any other material terms of the debt securities consistent with the provisions of the indenture.

      Unless otherwise specified in the prospectus supplement, the issuer will compute interest payments on the basis of a 360-day year consisting of twelve 30-day months.

      Some of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below their stated principal amount. The prospectus supplement relating to any discounted series of debt securities will describe any special consequences applicable to discounted debt securities.

      The indentures governing the senior debt do not contain any provisions that:

•	limit the issuer’s ability to incur indebtedness; or

•	provide protection in the event the issuer chooses to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Issuance of Debt Securities in Connection with Trust Preferred Securities

      As described under “Description of Trust Preferred Securities,” below, Calpine may issue debt securities to Trust IV or Trust V in connection with the issuance of trust preferred or trust common securities by a trust. If Calpine issues debt securities to either of the trusts, it will issue only one series of debt securities to that trust and those debt securities subsequently may be distributed to the holders of trust preferred and trust common securities either upon dissolution of the trust or upon the occurrence of events that will be described in the applicable prospectus supplement. An event of default under the applicable indenture for a series of debt securities issued to a trust will constitute a trust enforcement event under the declaration of trust for the applicable trust preferred securities. A holder of trust preferred securities may directly institute a proceeding against us for enforcement of payment to that holder of its pro rata share of principal, premium, interest or any additional amounts if:

•	an event of default under the applicable declaration of trust has occurred and is continuing; and

•	that event of default is attributable to our failure to pay principal, any premium, interest or additional amounts on the applicable series of debt securities when due.

      Except as described in the preceding sentences or in the prospectus supplement, the holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the applicable series of debt securities.

Conversion and Exchange

      Calpine may issue debt securities that are convertible into or exchangeable for, and Energy Finance and Energy Finance II may issue debt securities that are exchangeable for, common stock or preferred stock, property or cash, or a combination of any of the foregoing. The terms, if any, on which debt securities of any series will be convertible or exchangeable will be summarized in the prospectus supplement relating thereto. Such terms may include provisions, as applicable, for conversion or exchange, either on a mandatory basis, at the option of the holder, or at the issuer’s option, in which case the number of shares of common stock or preferred stock to be received by the holders of the debt securities would be calculated according to the factors and at such time as summarized in the related prospectus supplement. The prospectus supplement will also summarize certain of the material United States federal income tax consequences applicable to any such convertible or exchangeable debt securities.

Reopening of Issue

      The issuer may, from time to time, reopen an issue of debt securities and issue additional debt securities with the same terms (including maturity date and interest rate) as debt securities issued on an earlier date. After such additional debt securities are issued, they will be fungible with the debt securities issued on the earlier date to the extent specified in the applicable prospectus supplement.

Ranking

      Any senior debt securities issued by Calpine will be unsecured and will be effectively subordinated to all of Calpine’s existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness, including indebtedness under Calpine’s secured term loans, senior secured credit facility and various series of secured senior notes. As of June 30, 2004, Calpine had $10.4 billion of secured indebtedness that would be effectively senior to the senior debt securities.

      Calpine currently conducts substantially all its operations through its subsidiaries, and its subsidiaries generate substantially all of Calpine’s operating income and cash flow. As a result, distributions or advances from its subsidiaries are the principal source of funds necessary to meet Calpine’s debt service obligations. Contractual provisions or laws, as well as its subsidiaries’ financial condition and operating requirements, may limit Calpine’s ability to obtain cash from its subsidiaries that Calpine requires to pay its debt service obligations, including payments on any senior debt securities issued by Calpine. In addition, holders of any senior debt securities issued by Calpine will have a junior position to the claims of creditors of Calpine’s subsidiaries on the assets and earnings of such subsidiaries. As of June 30, 2004, Calpine’s subsidiaries had approximately $13.0 billion of indebtedness and other liabilities, including trade payables and excluding deferred tax liabilities, to which any senior debt securities issued by Calpine would be structurally subordinated.

      Unless otherwise provided in the prospectus supplement relating to such securities, any senior debt securities issued by Calpine will rank equal in right of payment with (a) all of Calpine’s existing and future unsecured and unsubordinated indebtedness, including, without limitation, Calpine’s obligations under its outstanding senior debt securities, including Calpine’s 7 5/8% Senior Notes Due 2006, Calpine’s 7 3/4% Senior Notes Due 2009, Calpine’s 7 7/8% Senior Notes Due 2008, Calpine’s 8 3/4% Senior Notes Due 2007, Calpine’s 10 1/2% Senior Notes Due 2006, Calpine’s 8 1/4% Senior Notes Due 2005, Calpine’s 8 5/8% Senior Notes Due 2010, Calpine’s 8 1/2% Senior Notes Due 2011, Calpine’s 4% Convertible Senior Notes Due 2006 and Calpine’s 4 3/4% Contingent Convertible Senior Notes Due 2023 and (b) indebtedness of its subsidiaries guaranteed by Calpine, including the 8 1/2% Senior Notes Due 2008 and the 8 3/4% Senior Notes Due 2007 issued by Energy Finance, and the 8 7/8% Senior Notes Due 2011 and 8 3/8% Senior Notes Due 2008 issued by Energy Finance II. As of June 30, 2004, Calpine had approximately $14.5 billion of indebtedness outstanding, of which $10.4 billion was secured.

      Unless otherwise provided in the prospectus supplement relating to such securities, debt securities issued by Energy Finance or Energy Finance II will be:

•	senior unsecured obligations of Energy Finance or Energy Finance II, as applicable, and will rank equally and ratably with all of its other unsecured and unsubordinated indebtedness; and

•	guaranteed on a senior unsecured basis by Calpine, which guarantee will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Calpine, including Calpine’s indebtedness described above including the other indebtedness of its subsidiaries guaranteed by Calpine.

      The subordinated debt securities issued by Calpine will be subordinate and junior in right of payment to all of Calpine’s senior indebtedness, including any guarantee by Calpine of senior debt securities of Energy Finance and Energy Finance II. The subordinated debt securities of Energy Finance and Energy Finance II will be subordinate and junior in right of payment to all of their respective senior indebtedness.

Guarantees

      Calpine will fully and unconditionally guarantee to each holder of a debt security issued by Energy Finance or Energy Finance II and authenticated and delivered by the trustee the due and punctual payment of the principal of, and any premium and interest on, the debt security, when and as it becomes due and payable, whether at maturity, upon acceleration, by call for redemption, repayment or otherwise in accordance with the terms of the debt securities and of the related indenture. The claims of holders under the guarantee by Calpine will be effectively subordinated to the claims of creditors of Calpine’s subsidiaries other than Energy Finance or Energy Finance II, as applicable.

      Under its guarantee agreement, Calpine will:

•	agree that, if an event of default occurs under the debt securities, its obligations under the guarantees will be absolute and unconditional and will be enforceable irrespective of any invalidity, irregularity or unenforceability of any series of the debt securities or the related indenture or any supplement thereto, and

•	waive its right to require the trustee or the holders to pursue or exhaust their legal or equitable remedies against Energy Finance or Energy Finance II before exercising their rights under the guarantees.

Covenants

      The indentures and the guarantee shall provide that, except as otherwise set forth under “— Defeasance,” below, for so long as any debt securities remain outstanding or any amount remains unpaid on any of the debt securities, the issuer and the guarantor, if any, will comply with the applicable terms of the covenants contained in the indentures or the guarantee, as applicable, including the following:

     Payment of Securities

      The issuer will duly and punctually pay the principal of and interest on the debt securities in accordance with the terms of the debt securities and the indenture.

     Maintenance of Office or Agency

      The issuer will maintain in the Borough of Manhattan, the City of New York, and such other locations as may be required or specified in any supplement, an office or agency where the debt securities may be paid and notices and demands to or upon the issuer in respect of the debt securities and the indentures may be served and an office or agency where debt securities may be surrendered for registration of transfer or exchange. The issuer will give prompt written notice to the trustee of the location, and any change in the location, of any such office or agency. If at any time the issuer shall fail to maintain any required office or agency or shall fail to furnish the trustee with the address of any required office or agency, all presentations, surrenders, notices and demands may be served at the office of the trustee.

     Further Assurances

      The issuer, the guarantor, if any, and the trustee will execute and deliver all documents, instruments and agreements, and do all other acts and things as may be reasonably required, to enable the trustee to exercise and enforce its rights under the indentures and under the documents, instruments and agreements required under the indentures and to carry out the intent of the indentures.

     Limitation on Sale/ Leaseback Transactions

      Under the terms of the indentures, the issuer and the guarantor, if any, shall not, and shall not permit any of their respective Restricted Subsidiaries to, enter into any Sale/ Leaseback Transaction unless:

(a) the issuer or the guarantor, as the case may be, or the Restricted Subsidiary would be entitled to create a Lien on the property or asset subject to the Sale/ Leaseback Transaction securing Indebtedness in an amount equal to the Attributable Debt with respect to that transaction without equally and ratably securing the debt securities pursuant to the covenant entitled “Limitation on Liens”; or

(b) the net proceeds of the sale are at least equal to the fair value (as determined by board of directors of the issuer or the guarantor, as the case may be) of the property or asset subject to the Sale/ Leaseback Transaction and the issuer or the guarantor, as the case may be, or the Restricted Subsidiary applies or causes to be applied, within 180 days of the effective date of the Sale/ Leaseback Transaction, an amount in cash equal to the net proceeds of the sale to the retirement of Indebtedness of the issuer or the guarantor, as the case may be, or of the Restricted Subsidiary.

      In addition to the transactions permitted pursuant to the above clauses (a) and (b), the issuer and the guarantor, if any, or any of their respective Restricted Subsidiaries may enter into a Sale/ Leaseback Transaction as long as the sum of:

•	the Attributable Debt with respect to that Sale/ Leaseback Transaction and all other Sale/ Leaseback Transactions entered into pursuant to this provision; plus

•	the amount of outstanding Indebtedness secured by Liens incurred pursuant to the final provision to the covenant described under “— Limitation on Liens,” below;

does not exceed 15% of Consolidated Net Tangible Assets as determined based on Calpine’s consolidated balance sheet as of the end of the most recent fiscal quarter for which financial statements are available. In addition, any Restricted Subsidiary of the issuer or the guarantor, if any, may enter into a Sale/ Leaseback Transaction with respect to property or assets owned by that Restricted Subsidiary, so long as the proceeds of that Sale/ Leaseback Transaction are used to explore, drill, develop, construct, purchase, repair, improve or add to property and assets of any Restricted Subsidiary or to repay (within 365 days of the commencement of full commercial operation of any such property or assets) Indebtedness incurred to explore, drill, develop, construct, purchase, repair, improve or add to property or assets of any Restricted Subsidiary.

      As used in the indentures, the following terms are defined as follows:

      “Attributable Debt,” in respect of a Sale/ Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate of interest set forth or implicit in terms of the lease (or, if not practicable to determine that rate, the weighted average rate of interest borne by the debt securities outstanding hereunder (calculated, in the event of the issuance of any original issue discount debt securities, based on the computed interest rate with respect thereto)), compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended).

      “Capitalized Lease Obligations” of a person means the rental obligations under any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of that person as lessee, in conformity with generally accepted accounting principals, is required to be capitalized on the balance sheet of that person; the stated maturity of any such lease shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

      “Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of consolidated liabilities of Calpine and Calpine’s consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (i) all inter-company items between Calpine and its subsidiaries and (ii) all current maturities of long-term Indebtedness, all as determined in accordance with generally accepted accounting principles.

      “Consolidated Net Tangible Assets” means, as of any date of determination, the total amount of Calpine’s consolidated assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) under generally accepted accounting principles which would appear on Calpine’s consolidated balance sheet, determined in accordance with generally accepted accounting principles, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:

(a) Consolidated Current Liabilities;

(b) minority interests in Calpine’s consolidated subsidiaries held by persons other than Calpine or any of its Restricted Subsidiaries;

(c) excess of cost over fair value of assets of businesses acquired, as determined in good faith by Calpine’s board of directors;

(d) any revaluation or other write-up in value of assets subsequent to December 31, 1993 as a result of a change in the method of valuation in accordance with generally accepted accounting principles;

(e) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(f) treasury stock; and

(g) any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

      “Indebtedness” of any person means, without duplication:

(a) the principal of and premium (if any premium is then due and owing) in respect of indebtedness of that person for money borrowed;

(b) all Capitalized Lease Obligations of that person;

(c) all obligations of that person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) and (b) above) entered into in the ordinary course of business of that person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, that drawing is reimbursed no later than the tenth business day following receipt by that person of a demand for reimbursement following payment on the letter of credit;

(d) all obligations of the type referred to in clauses (a) through (c) above of other persons and all dividends of other persons for the payment of which, in either case, that person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise; and

(e) all obligations of the type referred to in clauses (a) through (d) above of other persons secured by any Lien on any property or asset of that person (whether or not such obligation is assumed by that person), the amount of the obligation on any date of determination being deemed to be the lesser of the value of the property or assets or the amount of the obligation so secured.

      The amount of Indebtedness of any person at any date shall be, with respect to unconditional obligations, the outstanding balance at such date of all such obligations as described above and, with respect to any contingent obligations at such date, the maximum liability determined by that person’s board of directors, in good faith, as in light of the facts and circumstances existing at the time, reasonably likely to be incurred upon the occurrence of the contingency giving rise to such obligation.

      “Lien” means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

      “Preferred Stock,” as applied to the capital stock of any corporation, means capital stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital stock of any other class of such corporation.

      “Restricted Subsidiary” means any subsidiary of a person that is not designated an Unrestricted Subsidiary by that person’s board of directors.

      “Sale/ Leaseback Transaction” means an arrangement relating to property now owned or later acquired whereby a person or one of such person’s subsidiaries transfers that property to another person and then leases it back from that person, other than leases for a term of not more than 36 months or leases between such person and a wholly owned subsidiary of such person or between such person’s wholly owned subsidiaries.

      “Senior Indebtedness” means all indebtedness incurred, assumed or guaranteed by a person, whether or not represented by bonds, debentures, notes or other securities, for money borrowed, and any deferrals, renewals or extensions or refunding of any such indebtedness, unless in the instrument creating or evidencing any such indebtedness or pursuant to which the same is outstanding it is specifically stated, at or prior to the time such person becomes liable in respect thereof, that any such indebtedness or such deferral, renewal, extension or refunding thereof is not Senior Indebtedness.

      “Subordinated Security” means any security issued under an Indenture which is designated as a Subordinated Debt Security.

      “Unrestricted Subsidiary” means (i) any subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by a person’s board of directors in the manner provided below and (ii) any subsidiary of an Unrestricted Subsidiary. A person’s board of directors may designate any subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary owns any capital stock of, or owns or holds any Lien on any property of, that person or any other subsidiary of that person that is not a subsidiary of the subsidiary to be so designated, so long as the subsidiary to be designated an Unrestricted Subsidiary and all other subsidiaries previously so designated at the time of any determination hereunder shall, in the aggregate, have total assets not greater than 5% of Consolidated Net Tangible Assets as determined based on Calpine’s consolidated balance sheet as of the end of the most recent financial quarter for which financial statements are available. A person’s board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to that designation no Default or Event of Default under the indentures shall have occurred and be continuing. Any such designation by a person’s board of directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to the designation and a certificate signed by two of that person’s officers certifying that the designation complied with these provisions. However, the failure to file the resolution and/or certificate with the trustee shall not impair or affect the validity of the designation.

     Limitation on Liens

      Under the terms of the indentures, the issuer and the guarantor, if any, shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, incur any Lien upon any properties or assets (including capital stock) whether owned at the date of issuance of the debt securities or thereafter acquired, in each case to secure Indebtedness of Calpine or any Restricted Subsidiary, without effectively providing that the outstanding debt securities shall be secured equally and ratably with (or prior to) that Indebtedness, so long as that Indebtedness shall be so secured. The above restriction on Liens will not, however, apply to:

(a)(1) Liens securing Indebtedness incurred by Calpine or any Restricted Subsidiary to finance the exploration, drilling, development, construction or purchase of or by, or repairs, improvements or additions to, property or assets, which Liens may include Liens on the capital stock of a Restricted Subsidiary or (2) Liens incurred by any Restricted Subsidiary that does not own, directly or indirectly, at the time of such original incurrence of such Lien under this clause (2) any operating properties or assets securing Indebtedness incurred to finance the exploration, drilling, development, construction or purchase of or by or repairs, improvements or additions to, property or assets of any Restricted Subsidiary that does not, directly or indirectly, own any operating properties or assets at the time of such original incurrence of such Lien, which Liens may include Liens on the capital stock of one or more Restricted Subsidiaries that do not, directly or indirectly, own any operating properties or assets at the time of such original incurrence of such Lien, provided, however, that the Indebtedness secured by any such Lien may not be issued more than 365 days after the later of the exploration, drilling, development, completion of construction, purchase, repair, improvement, addition or commencement of full commercial operation of the property or assets being so financed;

(b) Liens existing on the date of issuance of a series of debt securities, other than Liens relating to Indebtedness or other obligations being repaid or Liens that are otherwise extinguished with the proceeds of any offering of debt securities pursuant to the indenture;

(c) Liens on property, assets or shares of stock of a person at the time that person becomes a subsidiary of the issuer or the guarantor, as applicable; provided, however, that any such Lien may not extend to any other property or assets owned by such issuer or guarantor or any of its Restricted Subsidiaries;

(d) Liens on property or assets existing at the time that the issuer or the guarantor, as the case may be, or one of its subsidiaries, acquires the property or asset, including any acquisition by means of a merger or consolidation with or into the issuer or the guarantor, as applicable, or one of its subsidiaries; provided, however, that such Liens are not incurred in connection with, or in contemplation of, that merger or consolidation and provided, further, that the Lien may not extend to any other property or asset owned by the issuer or the guarantor, as applicable, or any of its Restricted Subsidiaries;

(e) Liens securing Indebtedness or other obligations of one of the subsidiaries of the issuer or the guarantor, as the case may be, that is owing to such issuer or guarantor or any of its Restricted Subsidiaries, or Liens securing Indebtedness of the issuer or the guarantor, as the case may be, or other obligations that are owing to one of the subsidiaries of such issuer or guarantor;

(f) Liens incurred on assets that are the subject of a Capitalized Lease Obligation to which the issuer or the guarantor, as the case may be, or any of its subsidiaries is a party, which shall include Liens on the stock or other ownership interest in one or more Restricted Subsidiaries of such issuer or guarantor, leasing such assets;

(g) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (a), (b), (c), (d) and (f) above, provided, however, that (1) such new Lien shall be limited to all or part of the same property or assets that secured the original Lien (plus repairs, improvements or additions to that property or assets and Liens on the stock or other ownership interest in one or more Restricted Subsidiaries beneficially owning that property or assets) and (2) the amount of Indebtedness secured by such Lien at such time (or, if the amount that may be realized in respect of such Lien is limited, by contract or otherwise, such limited lesser amount) is not increased, other than by an amount necessary to pay fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement of the Indebtedness; and

(h) Liens by which the debt securities are secured equally and ratably with other Indebtedness pursuant to this covenant.

      However, the issuer and the guarantor, if any, and any one or more of their respective Restricted Subsidiaries may incur other Liens to secure Indebtedness as long as the sum of:

•	the lesser of (1) the amount of outstanding Indebtedness secured by Liens incurred pursuant to this provision (or, if the amount that may be realized in respect of such Lien is limited, by contract or otherwise, such limited lesser amount) and (2) the fair market value of the property securing that item of Indebtedness; plus

•	the Attributable Debt with respect to all Sale/ Leaseback Transactions entered into pursuant to clause (a) described under the covenant “Limitation on Sale/ Leaseback Transactions”;

does not exceed 15% of Consolidated Net Tangible Assets as determined based on Calpine’s consolidated balance sheet as of the end of the most recent fiscal quarter for which financial statements are available.

     Merger, Consolidation, Sale or Lease

      Nothing in the indentures shall prevent the issuer and the guarantor, if any, from consolidating with or merging into another corporation or conveying, transferring or leasing their respective properties and assets substantially as an entirety to any person, provided that (a) the successor entity assumes the obligations of the issuer or the guarantor, as the case may be, on each series of debt securities outstanding and (b) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

SEC Reports

      Calpine is subject to the informational reporting requirements of Sections 13 and 15(d) under the Securities Exchange Act and, in accordance with those requirements, files certain reports and other information with the SEC. See “Where You Can Find More Information; Documents Incorporated by Reference,” above. In addition, if Sections 13 and 15(d) cease to apply to Calpine, Calpine will covenant in the indentures to file those reports and information with the trustee, and to mail such reports and information to holders of the debt securities at their registered addresses, for so long as any debt securities remain outstanding.

Compliance Certificates

      The indentures will require that the issuer and the guarantor, if any, file annually with the trustee a certificate describing any “Default,” which is defined in the indentures as any event which is, or after notice or passage of time or both would be, an Event of Default, by the issuer or the guarantor, as the case may be, in the performance of any conditions or covenants under the indentures and the status of any such Default. The issuer and the guarantor, if any, also must give the trustee written notice within 30 days of the occurrence of certain Defaults under the indentures that could mature into Events of Default, as described under the caption “— Events of Default,” below.

Events of Default

      “Events of Default” are defined in the indentures with respect to any series of debt securities as any of the following:

(a) default for 30 days in payment of any interest installment due and payable on any debt securities of such series;

(b) default in payment of principal or premium, if any, when due on the debt securities of such series;

(c) default in the making of any sinking fund payment or analogous obligation on the debt securities of such series;

(d) material default in performance by the issuer or the guarantor, if any, of any other covenants or agreements in respect of the debt securities of such series contained in the applicable indenture or the debt securities for 60 days after written notice to the issuer and the guarantor, if any, or to the issuer, the guarantor, if any, and the trustee by the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding;

(e) there shall have occurred a default in the payment of the principal or premium, if any, of any bond, debenture, note or other evidence of indebtedness of the issuer or the guarantor, if any, in each case for money borrowed, or in the payment of principal or premium, if any, under any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the issuer or the guarantor, if any, for money borrowed (including any other series of debt securities issued under the indenture), which default for payment of principal or premium, if any, is in an aggregate principal amount exceeding $50,000,000 (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue unremedied or unwaived for more than 30 business days after the expiration of any grace period or extension of the time for payment applicable thereto;

(f) certain events of bankruptcy, insolvency and reorganization with respect to the issuer or guarantor, if any; and

(g) the guarantee, if any, ceases to be in full force and effect (other than in accordance with terms of the guarantee agreement) or the guarantor denies or disaffirms its obligations under the guarantee.

      An Event of Default under one series of debt securities does not necessarily constitute an Event of Default under any other series of debt securities.

      The indentures provide that if an Event of Default occurs and is continuing with respect to any series of debt securities, either the trustee or the registered holders of at least 25% in aggregate principal amount of that series of debt securities, may declare the principal amount of those debt securities and any accrued and unpaid interest on those debt securities to be due and payable immediately. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all Events of Default with respect to those debt securities have been cured (other than the nonpayment of principal of such debt securities which has become due solely by reason of the declaration of acceleration) then the declaration of acceleration shall be automatically annulled and rescinded.

      The indentures will require that the issuer and the guarantor, if any, file annually with the trustee a certificate describing any Default by the issuer or the guarantor, as the case may be, in the performance of any conditions or covenants that has occurred under the indentures and its status. See “— Covenants — Compliance Certificates,” above. The issuer and the guarantor, if any, must give the trustee written notice within 30 days of any Default under the indentures that could mature into an Event of Default described in clause (d), (e) or (f).

      The trustee will be entitled under the indentures, subject to the duty of the trustee during a Default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the indentures at the direction of the registered holders of the debt securities or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The indentures will also provide that the registered holders of a majority in principal amount of the outstanding debt securities of any series issued under any indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any such direction that conflicts with law or such indenture, is unduly prejudicial to the rights of other registered holders of that series of debt securities, or would involve the trustee in personal liability.

      The indentures will provide that while the trustee generally must mail notice of a Default or Event of Default to the registered holders of the debt securities of any series issued under any indenture within 90 days of occurrence, the trustee may withhold notice of any Default or Event of Default (except in payment on the debt securities) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of debt securities.

Modification of the Indentures

      The issuer, the guarantor, if any, and the trustee may amend or supplement the indentures, including any guarantee agreement, if the holders of a majority in principal amount of the outstanding debt securities of each series of debt securities affected by the amendment or supplement consent to it, except that no amendment or supplement may, without the consent of each affected registered holder of that series:

•	reduce the amount of principal the issuer has to repay or change the date of maturity;

•	reduce the rate or change the time of payment of interest;

•	change the currency of payment;

•	modify any redemption or repurchase right to the detriment of the holder;

•	reduce the percentage of the aggregate principal amount of debt securities needed to consent to an amendment or supplement;

•	change the provisions of the indentures relating to waiver of past defaults, rights of registered holders of the debt securities to receive payments or the provisions relating to amendments of the indentures that require the consent of registered holders of each affected series; or

•	release the guarantee, if any, except in compliance with the terms of the guarantee agreement and related indenture.

Actions by Holders

      A holder of any series of debt securities may not pursue any remedy with respect to the indentures or the debt securities of such series (except a registered holder of a series of debt securities may bring an action for payment of overdue principal, premium, if any, or interest on that series), unless:

•	the registered holder has given notice to the trustee of such series of a continuing Event of Default;

•	registered holders of at least 25% in principal amount of that series of debt securities have made a written request to the trustee of such series to pursue such remedy;

•	such registered holder or holders have offered the trustee of such series security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

•	the trustee of such series has not complied with such request within 60 days of such request and offer; and

•	the registered holders of a majority in principal amount of that series of debt securities have not given the trustee of such series an inconsistent direction during that 60-day period.

Defeasance, Discharge and Termination

Defeasance and Discharge

      Unless otherwise provided in the applicable indenture and described in the applicable prospectus supplement, the issuer may discharge the issuer and the guarantor, if any, from any and all obligations in respect of a series of debt securities, and the provisions of the related indenture will no longer be in effect with respect to that series of debt securities (except for, among other matters, certain obligations to register the transfer or exchange of those debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust, and the rights of holders of that series to receive payments of principal, premium, if any, and interest), on the 123rd day after the date of the deposit with the trustee, in trust, of money or U.S. Government Obligations that, through the payment of interest, principal and premium, if any, in respect thereof in accordance with their terms, will provide money, or a combination thereof, in an amount sufficient to pay the principal, premium, if any, and interest on that series of debt securities, when due in accordance with the terms of that indenture and those debt securities. Such a trust may only be established if, among other things,

(a) the issuer has delivered to the trustee either:

•	an opinion of counsel (who may not be an employee of ours) to the effect that registered holders of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of that indenture; or

•	a ruling of the Internal Revenue Service to such effect; and

(b) no Default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after such date of deposit and such deposit shall not result in or constitute a Default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the issuer or the guarantor, if any, is a party or by which the issuer or the guarantor, if any, is bound.

      “U.S. Government Obligations” are defined under the indentures as securities that are (x) direct obligations of the United States for the payment of which its full faith and credit is pledged or (y) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States and which, in either case, are not callable or redeemable before their maturity.

Defeasance of Covenants and Certain Events of Default

      In addition, unless otherwise provided in the applicable indenture and described in the applicable prospectus supplement, with respect to a series of debt securities issued under an indenture, the provisions of that indenture described under “— Covenants — Limitation on Liens,” above, and “— Covenants — Limitation on Sale/ Leaseback Transactions,” above, will no longer be in effect, clauses (c) (with respect to such covenants) and (d) under “— Events of Default,” above, shall be deemed not to be Events of Default under that indenture, and the provisions described herein under “— Ranking,” above, shall not apply, upon the deposit with the trustee, in trust, of money or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal, premium, if any, and interest on that series of debt securities when due in accordance with the terms of that indenture. Such a trust may only be established if, among other things, the provisions described in clause (b) of the immediately preceding paragraph have been satisfied and the issuer has delivered to the trustee an opinion of counsel (who may not be an employee of ours) to the effect that the registered holders of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance, and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

      In the event the issuer exercises its option not to comply, or to discharge the guarantor, if any, from compliance, with the covenants and certain other provisions of an indenture with respect to a series of debt securities as described in the immediately preceding paragraph, and that series of debt securities are declared due and payable because of the occurrence of an Event of Default that remains applicable, while the amount of money or U.S. Government Obligations on deposit with the trustee will be sufficient to pay principal of and interest on that series on the respective dates on which such amounts are due, they may not be sufficient to pay amounts due on that series at the time of the acceleration resulting from such Event of Default. However, the issuer and the guarantor, if any, shall remain liable for such payments.

Termination of Obligations in Certain Circumstances

      Unless otherwise provided in the applicable indenture and described in the applicable prospectus supplement, the issuer may discharge the issuer and the guarantor, if any, from any and all obligations in respect of a series of debt securities and the provisions of the related indenture will no longer be in effect with respect to that series of debt securities (except to the extent provided under “— Defeasance and Discharge,” above) if that series of debt securities mature within one year and the issuer deposits with the trustee, in trust, money or U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on that series of debt securities when due in accordance with the terms of that indenture and the debt securities. Such a trust may only be established if, among other things,

•	no Default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit;

•	such deposit will not result in or constitute a Default or result in a breach or violation of, or constitute a Default under, any other agreement or instrument to which the issuer or the guarantor, if any, is a party or by which the issuer or the guarantor, if any, is bound; and

•	the issuer has delivered to the trustee an opinion of counsel stating that such conditions have been complied with.

      Pursuant to this provision, the issuer is not required to deliver an opinion of counsel to the effect that registered holders of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and termination, and there is no assurance that registered holders of that series would not recognize income, gain or loss for U.S. federal income tax purposes as a result thereof or that they would be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and termination had not occurred.

Unclaimed Money

      Subject to any applicable abandoned property law, the indentures will provide that the trustee will pay to the issuer upon request any money held by the trustee for the payment of principal, premium, if any, or interest that remains unclaimed for two years. After payment to the issuer, registered holders of debt securities entitled to such money must look to the issuer for payment as general creditors.

Concerning the Trustee and Paying Agent

      Wilmington Trust Company will initially act as Trustee and paying agent for the debt securities. Wilmington Trust Company currently acts as trustee under:

•	an indenture with Calpine and Calpine’s subsidiary, Calpine Capital Trust III, dated as of August 9, 2000;

•	an indenture with Calpine, dated as of August 10, 2000, as supplemented by the First Supplemental Indenture, dated as of September 28, 2000;

•	an indenture with Calpine, dated as of April 30, 2001;

•	three indentures with Calpine, dated as of July 16, 2003;

•	an indenture with Calpine, dated as of November 18, 2003, as amended and restated on March 12, 2004;

•	an indenture with Energy Finance, dated as of April 25, 2001, as amended and restated on October 16, 2001;

•	an indenture with Energy Finance II, dated as of October 18, 2001, as supplemented by the First Supplemental Indenture, dated as of October 18, 2001;

•	an indenture with Power Contract Financing L.L.C., a Calpine subsidiary, dated as of June 13, 2003;

•	an indenture with Power Contract Financing III, LLC, a Calpine subsidiary, dated as of June 2, 2004;

•	an indenture with Calpine Construction Finance Company, L.P. and CCFC Finance Corp., both Calpine subsidiaries, and each of Calpine Hermiston, LLC, CPN Hermiston, LLC and Hermiston Power Partnership, each a Calpine subsidiary, as guarantors, dated as of August 14, 2003, as supplemented by the Supplemental Indenture, dated as of September 18, 2003, the Second Supplemental Indenture, dated as of January 14, 2004, and the Third Supplemental Indenture, dated as of March 5, 2004;

•	an indenture with Gilroy Energy Center, LLC, a Calpine subsidiary, and Creed Energy Center, LLC and Goose Haven Energy Center, both Calpine subsidiaries, as guarantors, dated September 30, 2003; and

•	first priority, second priority and third priority indentures, each dated as of March 23, 2004, with Calpine Generating Company, LLC and CalGen Finance Corp, both Calpine subsidiaries.

      We may have in the future other relationships with Wilmington Trust Company.

      We will describe in the prospectus supplement any material business and other relationships (including additional trusteeships), other than the trusteeship under the indentures, between us and any of our affiliates, on the one hand, and each trustee and paying agent under the indentures, on the other hand.

      The holders of a majority in principal amount of the outstanding senior notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an event of default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of senior notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense and then only to the extent required by the terms of the indenture.

      The registered office of the trustee is Rodney Square North, 1100 North Market Street, Wilmington, Delaware.

Governing Law

      The laws of the State of New York will govern the indentures and each series of debt securities.

Book-Entry System

      Unless otherwise specified in the prospectus supplement, each series of debt securities will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary. Upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the global notes to the accounts of persons who have accounts with DTC. Each account initially will be designated by or on behalf of the underwriters, dealer or agents. Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and transfers of their ownership may be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). DTC currently limits the maximum denomination of any single global note to $400,000,000.

      So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global notes for all purposes under the applicable indenture and the debt securities. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture.

      Payments of the principal of, and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the global notes. Neither we, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global notes will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell debt securities to persons in states which require delivery of certificated notes or to pledge their debt securities, such holder must transfer its interest in the global notes in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

      DTC has advised us that it will take any action permitted to be taken by a holder of a series of debt securities (including the presentation of debt securities for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes relating to such series is credited and only in respect of such portion of the aggregate principal amount of debt securities as to which such participant or participants has or have given such direction. However, if there is an Event of Default under a series of debt securities, DTC will exchange the global notes relating to such series for certificated notes which it will distribute to its participants.

      DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to “indirect participants” such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

      If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, or if the issuer otherwise chooses to issue definitive debt securities, the issuer will issue certificated notes in exchange for the global notes. In either instance, an owner of a beneficial interest in a global note will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in denominations of $1,000 and integral multiples of $1,000 and will be issued in registered form only, without coupons. The issuer will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of your debt securities, but the issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Same-Day Settlement in Respect of Global Notes

      Global notes held by DTC will trade in DTC’s Same-Day Funds Settlement System until maturity and secondary market trading activity in the debt securities will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on the trading activity in the debt securities.

DESCRIPTION OF PURCHASE CONTRACTS

      Calpine may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities issued by third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

      Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies.

      The purchase contracts may require Calpine to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a manner specified in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.

      The applicable prospectus supplement will describe the terms of the purchase contracts, including the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the purchase contracts, and any other applicable documents or instruments relating to the purchase contracts. Any such purchase contract, and any other document or instrument relevant to a purchase contract, will be filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part at the time of the offering thereof. Material United States federal income tax considerations applicable to the purchase contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF UNITS

      We may issue units comprised of one or more shares of common stock, shares of preferred stock, debt securities, warrants, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, in any combination. The applicable prospectus supplement will describe:

•	the terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	certain material United States federal income tax considerations applicable to the units; and

•	the terms of any unit agreement governing the units.

      The description in the prospectus supplement will not necessarily be complete, and reference will be made to any unit, collateral or depositary agreements relating to the units. Any such agreements, and any other document or instrument relevant to the units, will be filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part at the time of the offering thereof.

DESCRIPTION OF WARRANTS

      The following is a general description of the warrants to which this prospectus and any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the securities warrants offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those securities warrants.

      Calpine may issue warrants for the purchase of Calpine’s common stock, preferred stock, debt securities, purchase contracts, units or any combination thereof, as well as other types of warrants. Energy Finance and Energy Finance II may each issue warrants for the purchase of their respective debt securities. For purposes of this section, references to the “issuer” are to Calpine, in the case of warrants issued by Calpine, to Energy Finance, in the case of warrants issued by Energy Finance, and to Energy Finance II, in the case of warrants issued by Energy Finance II.

      Warrants may be issued independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that the issuer will enter into with a bank or trust company that the issuer selects as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as an agent of the issuer in connection with the warrants and will not assume any obligation, or agency or trust relationship, with the holders of the warrants. The warrant agreements, including the forms of warrant certificates, will be filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part. You should refer to the provisions of the warrant agreements for more specific information. Until you exercise your warrants, you will not have any rights as a holder of the underlying securities by virtue of your ownership of those warrants.

      The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF TRUST PREFERRED SECURITIES

      The following is a general description of the trust preferred securities and related guarantee to which this prospectus and any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the trust preferred securities and guarantee offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those trust preferred securities.

      Each of Trust IV and Trust V may issue from time to time trust preferred securities representing undivided beneficial interests in the assets of the trust under its declaration of trust, as it may be amended and restated from time to time. Such trust preferred securities will be fully and unconditionally guaranteed by Calpine. Each trust will use the proceeds from the sale of its trust preferred securities to purchase debt securities from Calpine, which may be distributed to holders of the trust preferred and trust common securities either upon dissolution of the trust or upon the occurrence of events that will be described in the applicable prospectus supplement. When a trust issues its trust preferred securities, you and the other holders of the trust preferred securities will own all of the issued and outstanding trust preferred securities of the trust. Calpine will acquire all of the issued and outstanding trust common securities of each trust, representing an undivided beneficial interest in the assets of the trust of at least 3%.

      The following description of trust preferred securities and related guarantees is subject to the detailed provisions of the applicable declaration of trust (as it may be amended and restated from time to time) and guarantee. A copy of the applicable declaration of trust will be filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part at the time of the offering of securities pursuant thereto. The form of the guarantee has been filed as an exhibit to the registration statement of which this prospectus is a part. Whenever particular provisions of a declaration of trust or guarantee, or terms defined therein, are referred to, those provisions or definitions are incorporated by reference herein and such descriptions are qualified in their entirety by such reference. We urge you to read the declaration of trust and the guarantee because they, and not this description, describe every detail of the terms of the trust preferred securities and related guarantees.

The Trust Preferred Securities

      The prospectus supplement relating to the issuance of trust preferred securities by a trust will include specific terms relating to the offering. These terms will include some or all of the following:

•	the designation of the trust preferred securities;

•	the number of trust preferred securities issued by the trust;

•	the annual distribution rate and any conditions upon which distributions are payable, the distribution payment dates, the record dates for distribution payments and the additional amounts, if any, that may be payable with respect to the trust preferred securities;

•	whether distributions will be cumulative and compounding and, if so, the dates from which distributions will be cumulative or compounded;

•	the amounts that will be paid out of the assets of the trust, after the satisfaction of liabilities to creditors of the trust, to the holders of trust preferred securities upon dissolution;

•	any repurchase, redemption or exchange provisions;

•	any preference or subordination rights upon a default or liquidation of the trust;

•	any voting rights of the trust preferred securities in addition to those required by law;

•	terms for any conversion or exchange of the debt securities or the trust preferred securities into other securities;

•	any rights to defer distributions on the trust preferred securities by extending the interest payment period on the debt securities; and

•	any other relevant terms, rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

      The administrative trustees, on behalf of the trust and pursuant to the declaration of trust, will issue one class of trust preferred securities and one class of trust common securities. The trust securities will represent undivided beneficial ownership interests in the assets of the trust.

      Except as described in the applicable prospectus supplement, the trust preferred securities will rank equally, and payments will be made thereon proportionately, with the trust common securities. The property trustee of the trust will hold legal title to the debt securities in trust for the benefit of the holders of the trust securities. Calpine will execute a guarantee agreement for the benefit of the holders of the trust preferred securities. The guarantee will not guarantee the payment of distributions (as defined below) or any amounts payable on redemption or liquidation of the trust preferred securities when the trust does not have funds on hand available to make such payments.

      The applicable prospectus supplement will also describe certain material United States federal income tax consequences and special considerations applicable to the trust preferred securities.

The Trust Preferred Securities Guarantee

General

      Calpine will fully and unconditionally guarantee payments on the trust preferred securities of each of the trusts, as described in this section. The guarantee covers the following payments:

•	periodic cash distributions on the trust preferred securities out of funds held by the property trustee of the trust;

•	payments on dissolution of the trust; and

•	payments on redemption of trust preferred securities of the trust.

      Wilmington Trust Company, as guarantee trustee, will hold the guarantee for the benefit of the holders of trust preferred securities.

      Selected provisions of the guarantee are summarized below. This summary is not complete. For a complete description, we encourage you to read the guarantee, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

      Calpine will irrevocably and unconditionally agree to pay you in full the following amounts to the extent not paid by a trust:

•	any accumulated and unpaid distributions and any additional amounts with respect to the trust preferred securities and any redemption price for trust preferred securities called for redemption by the trust, if and to the extent that Calpine has made corresponding payments on the debt securities to the property trustee of the trust;

•	payments upon the dissolution of the trust equal to the lesser of: (a) the liquidation amount plus all accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent the trust has funds legally available for those payments; and (b) the amount of assets of the trust remaining legally available for distribution to the holders of trust preferred securities in liquidation of the trust.

      Calpine will not be required to make these liquidation payments if:

•	the trust distributes the debt securities to the holders of trust preferred securities in exchange for their trust preferred securities; or

•	the trust redeems the trust preferred securities in full upon the maturity or redemption of the debt securities.

      Calpine may satisfy its obligation to make a guarantee payment either by making payment directly to the holders of trust preferred securities or to the guarantee trustee for remittance to the holders or by causing applicable trust to make the payment to them.

      Each guarantee is a guarantee from the time of issuance of the applicable series of trust preferred securities. THE GUARANTEE ONLY COVERS, HOWEVER, DISTRIBUTIONS AND OTHER PAYMENTS ON TRUST PREFERRED SECURITIES IF AND TO THE EXTENT THAT CALPINE HAS MADE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES TO THE APPLICABLE PROPERTY TRUSTEE. IF CALPINE DOES NOT MAKE THOSE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES, THE APPLICABLE TRUST WILL NOT HAVE FUNDS AVAILABLE FOR PAYMENTS AND CALPINE WILL HAVE NO OBLIGATION TO MAKE A GUARANTEE PAYMENT.

      Calpine’s obligations under the declaration of trust for each trust, the guarantee, the debt securities and the associated indenture taken together will provide a full and unconditional guarantee of payments due on the trust preferred securities. We will describe the specific terms of the guarantee in a prospectus supplement.

     Covenants of Calpine

      In each guarantee, Calpine will agree that, as long as trust preferred securities issued by any trust are outstanding, it will:

•	remain the sole direct or indirect owner of all the outstanding common securities of that trust, except as permitted by the applicable declaration of trust;

•	permit the trust common securities of that trust to be transferred only as permitted by the declaration of trust; and

•	use reasonable efforts to cause that trust to continue to be treated as a grantor trust for United States federal income tax purposes, except in connection with a distribution of debt securities to the holders of trust preferred securities as provided in the declaration of trust, in which case the trust would be dissolved.

     Amendments and Assignments

      Calpine and the guarantee trustee may amend each guarantee without the consent of any holder of trust preferred securities if the amendment does not adversely affect the rights of the holders in any material respect. In all other cases, Calpine and the guarantee trustee may amend each guarantee only with the prior approval of the holders of at least a majority of outstanding trust preferred securities issued by the applicable trust.

      Calpine may assign its obligations under the guarantees only in connection with a consolidation, merger or asset sale involving Calpine that is permitted under the indenture governing the debt securities.

     Termination of the Guarantee

      A guarantee will terminate upon:

•	full payment of the redemption price of all trust preferred securities of the applicable trust;

•	distribution of the related debt securities, or any securities into which those debt securities are convertible, to the holders of the trust preferred securities and trust common securities of that trust in exchange for all the securities issued by that trust; or

•	full payment of the amounts payable upon liquidation of that trust.

      Each guarantee will, however, continue to be effective or will be reinstated if any holder of trust preferred securities must repay any amounts paid on those trust preferred securities or under the guarantee.

     Status of the Guarantee

      Calpine’s obligations under each guarantee will be unsecured and effectively junior to all debt and preferred stock of its subsidiaries. BY YOUR ACCEPTANCE OF THE TRUST PREFERRED SECURITIES, YOU AGREE TO ANY SUBORDINATION PROVISIONS AND OTHER TERMS OF THE RELATED GUARANTEE. We will specify in a prospectus supplement the ranking of each guarantee with respect to Calpine’s capital stock and other liabilities, including other guarantees.

      Each guarantee will be deposited with the guarantee trustee to be held for your benefit. The guarantee trustee will have the right to enforce the guarantee on your behalf. In most cases, the holders of a majority of outstanding trust preferred securities issued by the applicable trust will have the right to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the applicable guarantee trustee; or

•	exercising any trust or other power conferred upon that guarantee trustee under the applicable guarantee.

      Each guarantee will constitute a guarantee of payment and not merely of collection. This means that the guarantee trustee may institute a legal proceeding directly against Calpine to enforce the payment rights under the guarantee without first instituting a legal proceeding against any other person or entity.

      If the guarantee trustee fails to enforce the guarantee or Calpine fails to make a guarantee payment, you may institute a legal proceeding directly against Calpine to enforce your rights under that guarantee without first instituting a legal proceeding against the applicable trust, the guarantee trustee or any other person or entity.

     Periodic Reports Under the Guarantee

      Calpine will be required to provide annually to the guarantee trustee a statement as to its performance of its obligations and its compliance with all conditions under the guarantees.

     Duties of Guarantee Trustee

      The guarantee trustee normally will perform only those duties specifically set forth in the applicable guarantee. The guarantees do not contain any implied covenants. If a default occurs on a guarantee, the guarantee trustee will be required to use the same degree of care and skill in the exercise of its powers under the guarantee as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. The guarantee trustee will exercise any of its rights or powers under the guarantee at the request or direction of holders of the applicable series of trust preferred securities only if it is offered security and indemnity satisfactory to it.

     Governing Law

      New York law will govern the guarantees.

Relationship Among the Trust Preferred Securities, the Debt Securities and the Trust Preferred Securities Guarantee

      To the extent set forth in the guarantee and to the extent funds are available, Calpine will irrevocably guarantee the payment of distributions and other amounts due on the trust securities. If and to the extent we do not make payments on the debt securities, the trust will not have sufficient funds to pay distributions or other amounts due on the trust securities. The guarantee does not cover any payment of distributions or other amounts due on the trust securities unless the trust has sufficient funds for the payment of such distributions or other amounts. In such event, a holder of trust securities may institute a legal proceeding directly against us to enforce payment of such distributions or other amounts to such holder after the respective due dates. Taken together, our obligations under the declaration of trust for each trust, the debt securities, the indenture and the guarantee provide a full and unconditional guarantee of payments of distributions and other amounts due on the trust securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that provides a full and unconditional guarantee of the trust’s obligations under the trust securities.

     Sufficiency of Payments

      As long as payments of interest and other amounts are made when due on the debt securities, such payments will be sufficient to cover distributions and payments due on the trust securities of a trust because of the following factors:

•	the aggregate principal amount of the debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

•	the interest rate and the interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the trust securities;

•	Calpine, as issuer of the debt securities, will pay, and the trust will not be obligated to pay, directly or indirectly, any costs, expenses, debts and obligations of the trust (other than with respect to the trust securities); and

•	the declaration of trust further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

      Notwithstanding anything to the contrary in the indenture, we have the right to set-off any payment we are otherwise required to make thereunder against and to the extent we have already made, or are concurrently on the date of such payment making, a related payment under the guarantee.

Enforcement Rights of Holders of Preferred Securities

      The declaration of trust provides that if we fail to make interest or other payments on the debt securities when due (taking account of any extension period), the holders of the trust preferred securities may direct the property trustee to enforce its rights under the applicable indenture. If the property trustee fails to enforce its rights under the indenture in respect of an event of default under the indenture, any holder of record of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the indenture without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if a trust enforcement event has occurred and is continuing and such event is attributable to our failure to pay interest, premium or principal on the debt securities on the date such interest, premium or principal is otherwise payable, then a holder of trust preferred securities may institute a direct action against us for payment of such holder’s pro rata share. If a holder brings such a direct action, we will be entitled to that holder’s rights under the applicable declaration of trust to the extent of any payment made by us to that holder.

      If we fail to make payments under the guarantee, a holder of trust preferred securities may institute a proceeding directly against us for enforcement of the guarantee for such payments.

Limited Purpose of Trust

      The trust preferred securities evidence undivided beneficial ownership interests in the assets of the trust, and the trust exists for the sole purpose of issuing and selling the trust securities and using the proceeds to purchase our debt securities. A principal difference between the rights of a holder of trust preferred securities and a holder of debt securities is that a holder of debt securities is entitled to receive from us the principal amount of and interest accrued on the debt securities held, while a holder of trust preferred securities is entitled to receive distributions and other payments from the trust (or from us under the guarantee) only if and to the extent the trust has funds available for the payment of such distributions and other payments.

Rights Upon Dissolution

      Upon any voluntary or involuntary dissolution of the trust involving the redemption or repayment of the debt securities, the holders of the trust securities will be entitled to receive, out of assets held by the trust, subject to the rights of creditors of the trust, if any, the liquidation distribution in cash. Because Calpine is the guarantor under the guarantee and, as issuer of the debt securities, Calpine has agreed to pay for all costs, expenses and liabilities of the trust (other than the trust’s obligations to the holders of the trust securities), the positions of a holder of trust securities and a holder of debt securities relative to other creditors and to our stockholders in the event of liquidation or bankruptcy of Calpine would be substantially the same.

Accounting Treatment Relating to Trust Securities

      The financial statements of any trust issuing securities will be consolidated with our financial statements, with the trust preferred securities shown on our consolidated financial statements as Calpine-obligated mandatorily redeemable preferred capital trust securities of a subsidiary trust holding solely Calpine debt securities. Our financial statements will include a footnote that discloses, among other things, that the assets of the trust consist of our debt securities and will specify the designation, principal amount, interest rate and maturity date of the debt securities.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of the material United States federal income tax consequences of the ownership and disposition of our common stock, preferred stock and debt securities and of the debt securities of Energy Finance and Energy Finance II offered hereunder. A summary of the material United States federal income tax consequences of the ownership and disposition of the other securities offered hereunder will be provided in the applicable prospectus supplement, as will any information that updates or changes the information provided below.

      Unless otherwise stated, this summary deals only with common stock, preferred stock or debt securities purchased for cash and held as capital assets by U.S. holders. As used herein, “U.S. holders” are any beneficial owners of the common stock, preferred stock or debt securities, that are, for United States federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, or (iv) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as a U.S. holder prior to such date may also be treated as U.S. holders. As used herein, “non-U.S. holders” are beneficial owners of the common stock, preferred stock or debt securities, other than partnerships, that are not U.S. holders. If a partnership (including for this purpose any entity treated as a partnership for United States federal tax purposes) is a beneficial owner of the common stock, preferred stock or debt securities, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of the common stock, preferred stock or debt securities.

      This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers and traders in securities or currencies, or tax-exempt investors. It also does not discuss stock or debt securities held as part of a hedge, straddle, “synthetic security” or other integrated transaction. This summary does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) U.S. holders who are resident or who carry on a trade or business in Canada, (iii) certain U.S. expatriates or (iv) stockholders, partners or beneficiaries of a holder of the common stock, preferred stock or debt securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the common stock, preferred stock and debt securities.

      This summary is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.

      You should consult with your own tax advisor regarding the federal, state, local and foreign income, franchise, personal property, and any other tax consequences of the ownership and disposition of the common stock, preferred stock or debt securities.

Taxation of Common Stock of Calpine

      This subsection describes certain of the material United States federal income tax consequences of owning and disposing of the common stock that Calpine may offer.

U.S. Holders of Common Stock

Distributions

      The amount of any distribution Calpine makes in respect of its common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend to the extent of Calpine’s current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a holder’s tax basis in the common stock and thereafter as gain from the sale or exchange of such stock as described below.

      In general, a dividend distribution to a corporate holder will qualify for the dividends-received deduction. The dividends-received deduction is subject to certain holding period, taxable income, and other limitations (see “— Taxation of Preferred Stock — U.S. Holders of Preferred Stock — Dividends to Corporate Holders,” below).

      Dividends received by an individual taxpayer during taxable years before 2009 will be taxed at a maximum rate of 15%, provided the taxpayer held the stock for more than 60 days during a specified period of time and certain other requirements are met. Dividends received by an individual taxpayer for taxable years after 2008 will be subject to tax at ordinary income rates.

Sale or Exchange of Common Stock

      Upon the sale or exchange of common stock, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such holder’s adjusted tax basis in the common stock. A holder’s basis in the common stock is generally equal to its initial purchase price. In the case of a holder other than a corporation, preferential tax rates may apply to such gain if the holder’s holding period for the common stock exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Information Reporting and Backup Withholding Tax

      In general, information reporting requirements will apply to payments of dividends on common stock and payments of the proceeds of the sale of common stock, and a backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Back-up withholding is currently imposed at a rate of 28%. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders of Common Stock

      The rules governing United States federal income taxation of a non-U.S. holder of common stock are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign tax laws, as well as treaties, with regard to an investment in the common stock, including any reporting requirements.

Distributions

      Distributions by Calpine with respect to common stock that are treated as dividends paid, as described above under “Distributions,” to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or a lower rate provided under an applicable income tax treaty). Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Even though such effectively connected dividends are subject to income tax and may be subject to the branch profits tax, they will not be subject to United States federal withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor’s agent.

      A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy certain certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale or Exchange of Common Stock

      A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of common stock unless (i) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (a) such holder has a “tax home” in the United States or (b) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, or (iii) in the event that Calpine is characterized as a United States real property holding corporation and the non-U.S. holder does not qualify for certain exemptions (see discussion below under “Foreign Investment in Real Property Tax Act”).

      Except to the extent that an applicable income tax treaty otherwise provides, (1) if an individual non-U.S. holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and (2) if an individual non-U.S. holder falls under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a disposition of common stock are urged to consult their tax advisors as to the tax consequences of such disposition. If a non-U.S. holder that is a foreign corporation falls under clause (i), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding Tax

      Generally, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to those payments, if any. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. United States backup withholding tax will not apply to such payments if certain certification requirements are satisfied.

      United States information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of common stock effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury regulations (absent actual knowledge or reason to know that the payee is a United States person), unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the common stock satisfies certain certification requirements.

Foreign Investment in Real Property Tax Act

      Under the Foreign Investment in Real Property Tax Act, any person who acquires a “United States real property interest” (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A “United States real property interest” generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specified procedures that the corporation is not (and was not for the prior five-year period) a “United States real property holding corporation.” We believe it is likely that we are a United States real property holding corporation and we can give no assurance that we will not continue to be a United States real property holding corporation in the future. However, so long as our common stock is regularly traded on an established securities market, an exemption should apply with respect to any non-U.S. holder whose beneficial and/or constructive ownership of common stock is 5% or less of the total fair market value of the common stock.

      Any investor that may approach or exceed the 5% ownership threshold discussed above, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result. A non-U.S. holder who sells or otherwise disposes of common stock may be required to inform its transferee whether such common stock constitutes a United States real property interest.

      The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of common stock, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Taxation of Preferred Stock of Calpine

      This subsection describes certain of the material United States federal income tax consequences of owning and disposing of the preferred stock that Calpine may offer.

U.S. Holders of Preferred Stock

Distributions

      The amount of any distribution Calpine makes in respect of its preferred stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property (including common stock) distributed. Generally, distributions will be treated as a dividend, to the extent of Calpine’s current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a holder’s tax basis in the preferred stock and thereafter as gain from the sale or exchange of such stock as described below.

Dividends to Individual Holders

      Dividends received by an individual taxpayer during taxable years before 2009 will be taxed at a maximum rate of 15%, provided the taxpayer satisfies certain holding period and other requirements. Dividends received by an individual taxpayer for taxable years after 2008 will be subject to tax at ordinary income rates.

Dividends to Corporate Holders

      A dividend distribution to a corporate holder will generally qualify for the dividends-received deduction. In determining entitlement to the dividends-received deduction, corporate holders should also consider the provisions of Sections 246(c), 246A and 1059 of the Internal Revenue Code, as well as Treasury regulations and Internal Revenue Service rulings and administrative pronouncements relating to such provisions. Under current law, Section 246(c) of the Internal Revenue Code disallows the dividends-received deduction in its entirety if the holder does not satisfy the applicable holding period requirement for the dividend-paying stock for a period beginning before and ending after such holder becomes entitled to receive each dividend on the stock. Section 246(c)(4) of the Internal Revenue Code provides that a holder may not count toward this minimum holding period any period in which the holder (1) has an option to sell, is under a contractual obligation to sell, or has made (and not closed) a short sale of, substantially identical stock or securities, or (2) has diminished its risk of loss by holding one or more positions with respect to substantially similar or related property. Under certain circumstances, Section 1059 of the Internal Revenue Code (A) reduces the tax basis of stock by a portion of any “extraordinary dividends” that are eligible for the dividends-received deduction and (B) to the extent that the basis reduction would otherwise reduce the tax basis of the stock below zero, requires immediate recognition of gain, which is treated as gain from the sale or exchange of the stock. An “extraordinary dividend” includes any amount treated as a dividend with respect to a redemption that is not pro rata to all stockholders (or meets certain other requirements), without regard to either the relative amount of the dividend or the holder’s holding period for the stock. Section 246A of the Internal Revenue Code contains the “debt-financed” portfolio stock rules, under which the dividends-received deduction could be reduced to the extent that a holder incurs indebtedness directly attributable to its investment in the stock.

Receipt of Common Stock Upon Conversion of the Preferred Stock

      If the preferred stock is convertible into common stock of Calpine, gain or loss will not be recognized by a holder upon the conversion of such preferred stock into common stock if no cash is received. A holder who receives cash in lieu of a fractional share of common stock will in general be treated as having received such fractional share and having exchanged it for cash in a redemption, which would be treated in the manner described under “Sale, Exchange or Redemption of Preferred Stock,” below. As discussed therein, a holder who cannot qualify for sale or exchange treatment under the rules applicable to redemptions will generally be taxable on the cash received in lieu of a fractional share as a distribution described in “— Distributions,” above.

      A holder’s tax basis in the common stock received upon conversion will generally be equal to the holder’s tax basis in the preferred stock less the tax basis allocated to any fractional share for which cash is received, and a holder’s holding period in the common stock received upon conversion generally will include the period during which the preferred stock was held by such holder.

Adjustments of Conversion Price in Respect of Preferred Stock

      If the preferred stock is convertible into common stock of Calpine, adjustments to the conversion price ratio to take into account a stock dividend or stock split generally will not be taxable. However, an adjustment to the conversion price ratio to reflect the issuance of certain rights, warrants, evidences of indebtedness, securities or other assets to holders of common stock (an “Adjustment”) may result in constructive distributions to the holders of the preferred stock. The amount of any such constructive distribution would be the fair market value on the date of the Adjustment of the number of shares of common stock which, if actually distributed to holders of preferred stock, would produce the same increase in the proportionate interests of such holders in the assets or earnings and profits of Calpine as that produced by the Adjustment. The distribution would be treated in the manner described above under “Distributions.”

Excessive Redemption Price of Preferred Stock

      Under Section 305 of the Internal Revenue Code and the applicable Treasury regulations, if preferred stock with a mandatory redemption date or preferred stock subject to certain redemption rights on the part of either Calpine or the holder of such stock has a redemption price that exceeds its issue price (i.e., its fair market value at its date of original issuance) by more than a de minimis amount, such excess may be treated as a constructive distribution that will be treated in the same manner as distribution described above under “Distributions.” A holder of such preferred stock would be required to treat such excess as a constructive distribution received by the holder over the life of such stock under a constant interest (economic yield) method that takes into account the compounding of yield.

Accrued Dividends on the Preferred Stock

      The tax treatment of accrued dividends that are payable upon a redemption of the preferred stock will be addressed in the applicable prospectus supplement.

Sale, Exchange or Redemption of Preferred Stock

      Upon the sale or exchange of preferred stock, a holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such holder’s adjusted tax basis in the stock. A holder’s basis in the preferred stock is generally equal to its initial purchase price. In the case of a holder other than a corporation, preferential tax rates may apply to such gain if the holder’s holding period for the preferred stock exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

      Gain or loss recognized by a holder on a redemption of the preferred stock will be treated as a sale or exchange and therefore qualify for the treatment described above if certain requirements are satisfied. Generally, these requirements are satisfied if either (1) the holder’s interest in the stock of Calpine is completely terminated as a result of such redemption, (2) such holder’s percentage ownership of Calpine’s voting stock immediately after the redemption is less than 80% of such holder’s percentage ownership immediately before the redemption or (3) the redemption is “not essentially equivalent to a dividend.” The attribution rules of Section 318 of the Internal Revenue Code treat a person as owning stock owned by certain related parties or certain entities in which the person owns an interest and stock that a person could acquire through exercise of an option. For this purpose, an option would include any conversion right under the preferred stock. Whether a redemption is “not essentially equivalent to a dividend” depends on each holder’s facts and circumstances, but in any event requires a “meaningful reduction” in such holder’s equity interest in Calpine. A holder of the preferred stock who sells some or all of the stock of Calpine owned by it may be able to take such sales into account to satisfy one of the foregoing conditions. Conversely, a holder who purchases additional shares of stock of Calpine may be required to take such shares into account in determining whether any of the foregoing conditions are satisfied.

      If none of the above requirements for sale or exchange treatment is satisfied, the entire amount of the cash (or property) received on a redemption will be treated as a distribution (without offset by the holder’s tax basis in the redeemed shares), which will be treated in the same manner as distributions described above under “Distributions.” In such case, the holder’s basis in the redeemed preferred stock would be transferred to the holder’s remaining shares of Calpine stock (if any). If the holder does not retain any shares of Calpine’s stock but dividend treatment arises because of the constructive ownership rules, such basis may be entirely lost to the holder. The Internal Revenue Service has issued proposed regulations that would change the treatment of the basis of redeemed stock when a distribution in redemption of such stock is characterized as a dividend. The regulations are proposed to be effective for transactions occurring after the date on which the proposed regulations are made final and are subject to change prior to their adoption in final form. Holders should consult their tax advisors regarding the potential effects of the regulations.

Other Preferred Stock

      Special tax rules may apply to certain types of preferred stock. The applicable prospectus supplement will discuss any such special United States federal income tax rules with respect to such preferred stock.

Information Reporting and Backup Withholding Tax

      In general, information reporting requirements will apply to payments of dividends on the preferred stock and payments of the proceeds of the sale of the preferred stock, and a backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Back-up withholding is currently imposed at a rate of 28%. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders of Preferred Stock

      The rules governing United States federal income taxation of a non-U.S. holder of preferred stock are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign tax laws, as well as treaties, with regard to an investment in the preferred stock, including any reporting requirements.

Distributions

      Distributions by Calpine with respect to the preferred stock that are treated as dividends paid (or deemed paid), as described above under “Distributions” and “Sale, Exchange or Redemption of Preferred Stock,” to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or a lower rate provided under an applicable income tax treaty). Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to United States withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor’s agent.

      A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy certain certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Receipt of Common Stock Upon Conversion of the Preferred Stock

      In general, no United States federal income tax or withholding tax will be imposed upon the conversion of preferred stock into common stock by a non-U.S. holder (except with respect to the non-U.S. holder’s receipt of cash in lieu of fractional shares where one of the conditions described below under “Sale, Exchange or Redemption of Preferred Stock” is satisfied).

Sale, Exchange or Redemption of Preferred Stock

      A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of preferred stock unless (i) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (a) such holder has a “tax home” in the United States or (b) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States or (iii) in the event that Calpine is characterized as a United States real property holding corporation and the non-U.S. holder does not qualify for certain exemptions (see discussion below under “Foreign Investment in Real Property Tax Act”).

      Except to the extent that an applicable income tax treaty otherwise provides, (1) if an individual non-U.S. holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and (2) if an individual non-U.S. holder falls under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a disposition of preferred stock are urged to consult their tax advisors as to the tax consequences of such disposition. If a non-U.S. holder that is a foreign corporation falls under clause (i) above, it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

      Gain or loss realized by a non-U.S. holder on a redemption of the preferred stock will be treated as a sale or exchange and qualify for the treatment described in this section if certain requirements are satisfied. For a description of these requirements, see “— U.S. Holders — Sale, Exchange or Redemption of Preferred Stock,” above. If such requirements are not satisfied, then the entire amount of the cash (or property) received on a redemption (without offset by the holder’s tax basis in the redeemed shares) will generally be treated in the same manner as distributions described above under “Distributions” and the holder’s basis in the redeemed preferred stock will be transferred to the holder’s remaining shares of our stock (if any). If the holder does not retain any shares of our stock but dividend treatment arises because of the constructive ownership rules described in “— U.S. Holders — Sale, Exchange or Redemption of Preferred Stock,” such basis may be entirely lost to the holder. The Internal Revenue Service has issued proposed regulations that would change the treatment of the basis of redeemed stock when a distribution in redemption of such stock is characterized as a dividend. The regulations are proposed to be effective for transactions occurring after the date on which the proposed regulations are made final and are subject to change prior to their adoption in final form. Holders should consult their tax advisors regarding the potential effects of the regulations.

Information Reporting and Backup Withholding Tax

      Generally, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to those payments, if any. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. United States backup withholding tax will not apply to such payments if certain certification requirements are satisfied.

      United States information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of preferred stock effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury regulations (absent actual knowledge or reason to know that the payee is a United States person), unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the preferred stock satisfies certain certification requirements.

Foreign Investment in Real Property Tax Act

      Under the Foreign Investment in Real Property Tax Act, any person who acquires a “United States real property interest” (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A “United States real property interest” generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specified procedures that the corporation is not (and was not for the prior five-year period) a “United States real property holding corporation.” We believe it is likely that we are a United States real property holding corporation and we can give no assurance that we will not continue to be a United States real property holding corporation in the future. However, so long as the preferred stock is regularly traded on an established securities market, an exemption should apply with respect to any non-U.S. holder whose beneficial and/or constructive ownership of preferred stock is 5% or less of the total fair market value of the preferred stock. In addition, if the preferred stock is not regularly traded on an established securities market, but our common stock continues to be so regularly traded, an exemption should apply if the fair market value of the non-U.S. holder’s interest in the preferred stock is 5% or less of the total fair market value of the common stock.

      Any investor that may approach or exceed the 5% ownership threshold discussed above, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result. A non-U.S. holder who sells or otherwise disposes of preferred stock may be required to inform its transferee whether such preferred stock constitutes a United States real property interest.

      The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the preferred stock, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Taxation of Debt Securities of Calpine and Energy Finance

      This subsection describes certain of the material United States federal income tax consequences of owning and disposing of the debt securities offered by Calpine or Energy Finance, as the case may be. It deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning and disposing of debt securities that are due to mature more than 30 years from the date of issue will be discussed in an applicable prospectus supplement. The discussion regarding United States federal income tax laws assumes that any debt securities will be issued, and transfers thereof and payments thereon will be made, in accordance with the applicable indenture.

U.S. Holders of Debt Securities

Interest Income

      Subject to the original issue discount rules described below, payments of interest on the debt securities (including, in the case of debt securities issued by Energy Finance, the amount of Canadian tax withheld, if any) generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the holder’s regular method of tax accounting).

      A debt security will be treated as issued with original issue discount (“OID”) if its stated redemption price at maturity exceeds its issue price by more than a de minimis amount. Generally, the issue price will be the first price at which a substantial amount of the debt securities is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments on the debt security that are not payments of qualified stated interest. An interest payment is qualified stated interest if it is one of a series of stated interest payments that are unconditionally payable at least annually at a single fixed rate.

      A debt security is not treated as issued with OID if the OID (i.e., the excess of the stated redemption price at maturity over the issue price) is de minimis. For this purpose the amount of OID is de minimis if it is less than the product of 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. If the debt security has de minimis OID, a holder must generally include the de minimis amount in income (as capital gain) as stated principal payments are made.

      If the debt security is treated as issued with OID, a U.S. holder will be required to include the amount of the OID in income periodically over the term of the debt security before receipt of the cash or other payment attributable to such income and irrespective of such holder’s general method of tax accounting. In particular, a U.S. holder of a debt security must include in gross income, as interest for United States federal income tax purposes, the sum of the daily portions of OID with respect to the debt security for each day during the taxable year or portion of a taxable year in which such holder holds the debt security (“accrued OID”). The daily portion is determined by allocating to each day of an accrual period a pro rata portion of an amount equal to the adjusted issue price of the debt security at the beginning of the accrual period multiplied by the yield to maturity of the debt security and subtracting from this product the amount of qualified stated interest allocable to the accrual period. The adjusted issue price of the debt security at the start of any accrual period is the issue price of the debt security increased by the accrued OID for each prior accrual period and decreased by the amount of any payments previously made with respect to the debt security (other than qualified stated interest).

Source of Income and Foreign Tax Credits With Respect to Debt Securities of Energy Finance

      If Canadian withholding taxes are imposed on payments on the debt securities issued by Energy Finance, the eligibility of a U.S. holder for a United States foreign tax credit with respect to such taxes may be limited because, for United States foreign tax credit purposes, such payments would constitute income from sources within the United States. Interest on the debt securities will generally constitute “passive income” for United States foreign tax credit purposes. Moreover, if such Canadian withholding taxes are imposed on interest payments at a rate that equals or exceeds 5%, such interest income would constitute “high withholding tax interest” for United States foreign tax credit purposes. A U.S. holder that does not claim a foreign tax credit may be entitled to a deduction for United States federal income tax purposes with respect to any such Canadian withholding taxes. The calculation of foreign tax credits or deductions involves the application of complex rules that depend on a holder’s particular circumstances. Accordingly, U.S. holders are urged to consult their tax advisors regarding the creditability or deductibility of such taxes. For a discussion of the Canadian income tax considerations, see “Certain Canadian Federal Income Tax Considerations,” below.

Debt Securities Purchased at a Market Discount

      A holder will be considered to have purchased a debt security at a “market discount” if the holder’s adjusted basis in the debt security immediately after purchase is less than the debt security’s stated redemption price at maturity, or in the case of a debt security issued at a discount, its revised issue price (which has the same meaning as “adjusted issue price” as defined above). A debt security is not treated as having market discount if the amount of market discount is de minimis. For this purpose, the amount of market discount is de minimis if it is less than the product of 0.25 percent of the stated redemption price at maturity or revised issue price, as the case may be, on the purchase date multiplied by the number of complete years to maturity remaining as of such date. If the debt security has de minims market discount, a holder must generally include such de minimis amount in income (as capital gain) as stated principal payments are made.

      If a debt security is treated as having market discount, any gain recognized upon the receipt of any principal payment on, or upon the disposition of, the debt security will generally be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the debt security that has not been previously included in income. Alternatively, a holder of a debt security may elect to include market discount in income currently over the life of the debt security. Such an election applies to all debt instruments with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. Market discount accrues on a straight-line basis unless the holder elects to accrue such discount on a constant yield to maturity basis. This latter election is applicable only to the debt security with respect to which it is made and is irrevocable. A holder of a debt security that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such debt security in an amount not exceeding the accrued market discount on such debt security until the maturity or disposition of such debt security.

Debt Securities Purchased at a Premium

      A holder will be considered to have purchased a debt security at a premium if the holder’s adjusted basis in the debt security immediately after the purchase (which does not include any amount paid in respect of accrued interest on the debt security) is greater than the amount payable on maturity. A holder may elect to treat such premium as “amortizable bond premium,” in which case the amount of interest required to be included in the holder’s income each year with respect to the interest on the debt security will be reduced by the amount of the amortizable bond premium allocable (generally under a constant yield method based on the holder’s yield to maturity) to such year with a corresponding decrease in the holder’s tax basis in the debt security. Any election to amortize bond premium is applicable to all debt securities (other than tax-exempt debt securities) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and may not be revoked without the consent of the Internal Revenue Service.

Sale or Exchange of Debt Securities

      A holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition of the debt security and the holder’s adjusted tax basis in such debt security, except that ordinary income will be recognized to the extent that a portion of the amount realized is attributable to market discount or accrued interest not previously included in income. A holder’s adjusted tax basis in the debt security generally will be the initial purchase price paid therefor, increased by any OID or market discount previously included in income with respect to the debt security and reduced by any amortizable bond premium and any payments previously received with respect to the debt security other than qualified stated interest. In the case of a holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a debt security if such holder’s holding period for such debt security exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Other Debt Securities

      Special tax rules may apply to certain types of debt securities including, but not limited to, debt securities subject to contingencies, variable rate debt securities and debt securities convertible into equity of Calpine. The applicable prospectus supplement will discuss any such special United States federal income tax rules with respect to such debt securities.

Information Reporting and Backup Withholding Tax

      In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on the debt securities and payments of the proceeds of the sale of the debt securities, and a backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Back-up withholding is currently imposed at a rate of 28%. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders of Debt Securities

      The rules governing United States federal income taxation of a non-U.S. holder of debt securities are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign tax laws, as well as treaties, with regard to an investment in the debt securities, including any reporting requirements.

      This discussion assumes that the debt security or coupon is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to income, profits, changes in value of property or other attributes of the issuer or a related party.

Interest Income

      Generally, interest income of a non-U.S. holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income earned on a debt security by a non-U.S. holder will qualify for the “portfolio interest” exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that (1) the non-U.S. holder does not actually or constructively own 10% of more of the total combined voting power of all classes of the issuer’s stock entitled to vote; (2) the non-U.S. holder is not a controlled foreign corporation that is related to the issuer or Calpine through stock ownership; (3) the non-U.S. holder is not a bank which acquired the debt security in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (4) either (A) the non-U.S. holder certifies to the payor or the payor’s agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or (B) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the debt securities in such capacity, certifies to the payor or the payor’s agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and furnishes the payor or the payor’s agent with a copy thereof. The applicable United States Treasury regulations also provide alternative methods for satisfying the certification requirements of clause (4), above. If a non-U.S. holder holds the debt security through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable United States Treasury regulations.

      Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest in the same manner as a U.S. holder if the interest is effectively connected with a United States trade or business of the non-U.S. holder. Effectively connected interest income received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits” tax at a 30% rate (or, if applicable, at a lower tax rate specified by an applicable income tax treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor’s agent.

Sale or Exchange of Debt Securities

      A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or other disposition of a debt security unless (i) the gain is effectively connected with a United States trade or business of the non-U.S. holder or (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (a) such holder has a “tax home” in the United States or (b) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States.

      Except to the extent that an applicable income tax treaty otherwise provides, (1) if an individual non-U.S. holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and (2) if an individual non-U.S. holder falls under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale or other disposition of a debt security are urged to consult their tax advisors as to the tax consequences of such sale. If a non-U.S. holder that is a foreign corporation falls under clause (i), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding Tax

      Generally, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of interest paid to such holder and the tax withheld with respect to those payments, if any. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. United States backup withholding tax will not apply to such payments if the statement described in clause (4) under “Interest Income” above is duly provided by such holder, provided that the payor does not have actual knowledge or reason to know that the holder is a United States person.

      Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of debt securities effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury regulations (absent actual knowledge that the payee is a United States person), unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the debt securities provides the statement described in clause (4) of “Interest Income” or otherwise establishes an exemption.

      The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the debt securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Taxation of Debt Securities of Energy Finance II

      This subsection describes certain of the material United States federal income tax consequences of owning and disposing of the debt securities offered by Energy Finance II. It deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning and disposing of debt securities that are due to mature more than 30 years from the date of issue will be discussed in an applicable prospectus supplement. The discussion regarding United States federal income tax laws, including the statements regarding the U.S.-Canada double taxation convention relating to income and capital gains (the “Tax Treaty”), assumes that any debt securities will be issued, and transfers thereof and payments thereon will be made, in accordance with the applicable indenture.

U.S. Holders of Debt Securities

Interest Income

      Subject to the original issue discount rules described below, payments of interest on the debt securities (including the amount of Canadian tax withheld, if any) generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the holder’s regular method of tax accounting).

      A debt security will be treated as issued with original issue discount (“OID”) if its stated redemption price at maturity exceeds its issue price by more than a de minimis amount. Generally, the issue price will be the first price at which a substantial amount of the debt securities is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments on the debt security that are not payments of qualified stated interest. An interest payment is qualified stated interest if it is one of a series of stated interest payments that are unconditionally payable at least annually at a single fixed rate.

      A debt security is not treated as issued with OID if the OID (i.e., the excess of the stated redemption price at maturity over the issue price) is de minimis. For this purpose the amount of OID is de minimis if it is less than the product of 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. If the debt security has de minimis OID, a holder must generally include the de minimis amount in income (as capital gain) as stated principal payments are made.

      If the debt security is treated as issued with OID, a U.S. holder will be required to include the amount of the OID in income periodically over the term of the debt security before receipt of the cash or other payment attributable to such income and irrespective of such holder’s general method of tax accounting. In particular, a U.S. holder of a debt security must include in gross income, as interest for United States federal income tax purposes, the sum of the daily portions of OID with respect to the debt security for each day during the taxable year or portion of a taxable year in which such holder holds the debt security (“accrued OID”). The daily portion is determined by allocating to each day of an accrual period a pro rata portion of an amount equal to the adjusted issue price of the debt security at the beginning of the accrual period multiplied by the yield to maturity of the debt security and subtracting from this product the amount of qualified stated interest allocable to the accrual period. The adjusted issue price of the debt security at the start of any accrual period is the issue price of the debt security increased by the accrued OID for each prior accrual period and decreased by the amount of any payments previously made with respect to the debt security (other than qualified stated interest).

Source of Income and Foreign Tax Credits With Respect to Debt Securities of Energy Finance II

      If Canadian withholding taxes are imposed on payments on the debt securities issued by Energy Finance II, a U.S. holder may be eligible for a United States foreign tax credit with respect to such taxes. The interest payments will be foreign source income and will generally constitute “passive income” for foreign tax credit purposes. Moreover, if Canadian withholding taxes are imposed on the interest payments at a rate that equals or exceeds 5%, such interest income would constitute “high withholding tax interest” for United States foreign tax credit purposes. A U.S. holder who is entitled under the Tax Treaty to a refund of Canadian tax, if any, withheld on interest on the debt securities will not be entitled to claim a foreign tax credit with respect to such withheld tax. A U.S. holder that does not claim a foreign tax credit may be entitled to a deduction for United States federal income tax purposes with respect to any such Canadian withholding taxes. The calculation of foreign tax credits or deductions involves the application of complex rules that depend on a holder’s particular circumstances. Accordingly, U.S. holders are urged to consult their tax advisors regarding the creditability or deductibility of such taxes. For a discussion of the Canadian income tax considerations, see “Certain Canadian Federal Income Tax Considerations,” below.

Debt Securities Purchased at a Market Discount

      A holder will be considered to have purchased a debt security at a “market discount” if the holder’s adjusted basis in the debt security immediately after purchase is less than the debt security’s stated redemption price at maturity, or in the case of a debt security issued at a discount, its revised issue price (which has the same meaning as “adjusted issue price” as defined above). A debt security is not treated as having market discount if the amount of market discount is de minimis. For this purpose, the amount of market discount is de minimis if it is less than the product of 0.25 percent of the stated redemption price at maturity or revised issue price, as the case may be, on the purchase date multiplied by the number of complete years to maturity remaining as of such date. If the debt security has de minims market discount, a holder must generally include such de minimis amount in income (as capital gain) as stated principal payments are made.

      If a debt security is treated as having market discount, any gain recognized upon the receipt of any principal payment on, or upon the disposition of, the debt security will generally be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the debt security that has not been previously included in income. Alternatively, a holder of a debt security may elect to include market discount in income currently over the life of the debt security. Such an election applies to all debt instruments with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. Market discount accrues on a straight-line basis unless the holder elects to accrue such discount on a constant yield to maturity basis. This latter election is applicable only to the debt security with respect to which it is made and is irrevocable. A holder of a debt security that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such debt security in an amount not exceeding the accrued market discount on such debt security until the maturity or disposition of such debt security.

Debt Securities Purchased at a Premium

      A holder will be considered to have purchased the debt security at a premium if the holder’s adjusted basis in the debt security immediately after the purchase (which does not include any amount paid in respect of accrued interest on the debt security) is greater than the amount payable on maturity. A holder may elect to treat such premium as “amortizable bond premium,” in which case the amount of interest required to be included in the holder’s income each year with respect to the interest on the debt security will be reduced by the amount of the amortizable bond premium allocable (generally under a constant yield method based on the holder’s yield to maturity) to such year with a corresponding decrease in the holder’s tax basis in the debt security. Any election to amortize bond premium is applicable to all debt securities (other than tax-exempt debt securities) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and may not be revoked without the consent of the Internal Revenue Service.

Sale or Exchange of Debt Securities

      A holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition of the debt security and the holder’s adjusted tax basis in such debt security, except that ordinary income will be recognized to the extent that a portion of the amount realized is attributable to market discount or accrued interest not previously included in income. A holder’s adjusted tax basis in the debt security generally will be the initial purchase price paid therefor, increased by any OID or market discount previously included in income with respect to the debt security and reduced by any amortizable bond premium and any payments previously received with respect to the debt security other than qualified stated interest. In the case of a holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a debt security if such holder’s holding period for such debt security exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Other Debt Securities

      Special tax rules may apply to certain types of debt securities including, but not limited to, debt securities subject to contingencies, variable rate debt securities and debt securities convertible into equity of Calpine. The applicable prospectus supplement will discuss any such special United States federal income tax rules with respect to such debt securities.

Information Reporting and Backup Withholding Tax

      In general, information reporting requirements and backup withholding will not apply to payments of principal, premium, if any, and interest on the debt securities and payments of the proceeds of the sale of the debt securities if all actions necessary to effect such payments are completed outside the United States. If any such actions are effected within the United States or if payments are made by transfer to an account maintained by the payee in the United States or by mail to a United States address, information reporting and a backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 28%. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

      The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the debt securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

      The discussion below is intended to be a general description only of certain Canadian federal income tax considerations applicable to the ownership and disposition of debt securities of Energy Finance or Energy Finance II acquired pursuant to this offering, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Purchaser (as defined below). Accordingly, prospective Purchasers (as defined below) are urged to consult their own tax advisors with respect to the Canadian federal and provincial tax consequences of an investment in the debt securities.

      In the opinion of McCarthy Tétrault LLP, Canadian tax counsel to Energy Finance and Energy Finance II, the following is a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (the “Tax Act”) to a person (a “Purchaser”) who acquires beneficial ownership of debt securities of Energy Finance or Energy Finance II pursuant to this offering and who for purposes of the Tax Act, and at all relevant times, is not resident or deemed to be resident in Canada, deals at arm’s length with the issuer of the debt securities, and does not use or hold, and is not deemed to use or hold, the debt securities in carrying on business in Canada. For purposes of the Tax Act, related persons (as defined therein) are deemed not to deal at arm’s length, and it is a question of fact whether persons not related to each other deal at arm’s length.

      This summary is based on the current provisions of the Tax Act and the Regulations thereunder (the “Regulations”) in force on the date hereof, specific proposals (the “Tax Proposals”) to amend the Tax Act or the Regulations publicly announced by the Minister of Finance prior to the date hereof, and counsel’s understanding of the current published administrative and assessing practices of the Canada Customs and Revenue Agency (the “CRA”). This summary is not exhaustive of all possible Canadian income tax consequences and, except for the Tax Proposals, does not take into account or anticipate any changes in law or changes in the administrative and assessing practices of the CRA, whether by legislative, governmental or judicial action, nor does it take into account income tax laws or considerations of any province or territory of Canada or any jurisdiction other than Canada. No assurance can be given that the Tax Proposals will become law in their present form or at all.

      The summary assumes that no interest payable on the debt securities will be contingent or dependent on the use of or production from property in Canada or computed by reference to revenue, profit, cash flow, commodity price or any other similar criteria or by reference to dividends paid or payable to stockholders of any class of shares of the capital stock of a corporation.

      The payment of interest, premium, if any, and principal by Energy Finance or Energy Finance II on the debt securities of a particular series to such a Purchaser will be exempt from Canadian non-resident withholding tax under the Tax Act, provided that the terms of the debt securities of that particular series do not require the issuer thereof to repay more than 25% of the principal amount payable thereunder before the fifth anniversary of the date of issue of that particular series of debt securities. If the terms of the debt securities of a particular series do require the issuer to repay more than 25% of the principal amount thereof before the fifth anniversary of the date of issue thereof, or if a Purchaser thereof does not deal at arm’s length with the issuer, the payment of interest thereon will be subject to Canadian non-resident withholding tax under the Tax Act at a rate of 25% thereof (or, if applicable, such lower rate as is specified by a tax treaty between Canada and the Purchaser’s country of residence).

      No other tax on income (including capital gains) will be payable under the Tax Act in respect of the holding, repayment, redemption or disposition of the debt securities, or the receipt of interest, premium, if any, or principal thereon by a Purchaser, except that in certain circumstances a non-resident insurer carrying on business in Canada and elsewhere in respect of which the debt securities are designated insurance property for purposes of the Tax Act, may be subject to such taxes.

LEGAL MATTERS

      The validity of the securities offered hereby by Calpine, including the guarantees of Calpine issued in connection with the issuance of debt securities by Energy Finance and Energy Finance II and in connection with the issuance of the trust preferred securities by Trust IV and Trust V, will be passed upon for us by Covington & Burling, New York, New York. The validity of the debt securities and warrants of Energy Finance and Energy Finance II offered hereby will be passed upon for us by Covington & Burling, New York, New York and by Stewart McKelvey Stirling Scales, Halifax, Nova Scotia, Canada. The validity of the trust preferred securities to be issued by Trust IV and Trust V, the enforceability of the declarations of trust and the creation of Trust IV and Trust V will be passed upon for us by Richards, Layton and Finger, P.A., Wilmington, Delaware. Any underwriters will be represented by Latham & Watkins LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The consolidated financial statements of Calpine Corporation as of and for the year ended December 31, 2003, incorporated in this prospectus by reference to Calpine Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      The 2002 and 2001 consolidated financial statements and related financial statement schedules of Calpine Corporation incorporated by reference from Calpine Corporation’s Annual Report on Form 10-K/A Amendment No. 2 for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes emphasis relating to the adoption of new accounting standards in 2002 and 2001 and divestitures), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

$650,000,000
Calpine Corporation
              % Contingent Convertible Notes
due 2015

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.